UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WHITTIER ENERGY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.001, per share, of Whittier Energy Corporation (“Company Common Stock”)
	(2)	Aggregate number of securities to which transaction applies:

12,723,132 shares of Company Common Stock
Options to purchase 1,558,268  shares of Company Common Stock with exercise price less than $11.00
Warrants to purchase 444,938 shares of Company Common Stock with exercise price less than $11.00

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 12,723,132 shares of Company Common Stock multiplied by $11.00 per share, (B) options to purchase 1,558,268 shares of Company Common Stock with exercise prices less than $11.00, multiplied by $2.52 per share (which is the difference between $11.00 and the weighted average exercise price per share) and (C) warrants to purchase 444,938 shares of Company Common Stock with exercise prices less than $11.00, multiplied by $3.50 per share (which is the difference between $11.00 and the warrant exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.000107 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction:
$145,438,570
	(5)	Total fee paid:
$15,562
☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Whittier Energy Corporation Stockholder:

The board of directors of Whittier Energy Corporation has approved a merger pursuant to which Whittier will be acquired by Sterling Energy plc.

If the merger is completed, holders of Whittier’s common stock will receive $11.00 in cash, less applicable tax withholding and without interest, for each share of Whittier’s common stock they own.

Stockholders of Whittier will be asked, at a special meeting of Whittier’s stockholders, to approve the Agreement and Plan of Merger. The board of directors of Whittier unanimously determined that the merger is fair to, and in the best interests of, Whittier and our stockholders, and has voted unanimously to adopt the Agreement and Plan of Merger and to submit the Agreement and Plan of Merger to the stockholders of Whittier for their approval. The board of directors of Whittier unanimously recommends that Whittier’s stockholders vote FOR the approval of the Agreement and Plan of Merger.

Certain of Whittier’s stockholders, including all of Whittier’s directors and officers, in their capacities as stockholders, have entered into separate voting agreements with Sterling pursuant to which such stockholders have agreed to vote their shares representing approximately 15.4% of the outstanding Whittier common stock in favor of the approval of the Agreement and Plan of Merger.

The date, time and place of the special meeting to consider and vote upon a proposal to approve the Agreement and Plan of Merger is as follows:

March 27, 2007
10:00 a.m., local time
The Forum Room
12th Floor
Two Allen Center
1200 Smith Street
Houston, Texas 77002

The proxy statement attached to this letter provides you with information about the special meeting of Whittier stockholders and the proposed merger. We encourage you to read the entire proxy statement carefully.

Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of Whittier common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us.

Yours truly,

Bryce W. Rhodes
President and Chief Executive Officer
Whittier Energy Corporation

The proxy statement is dated February 27, 2007 and is first being mailed to stockholders of Whittier on or about March 1, 2007.

333 Clay Street, Suite 700
Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON March 27, 2007

To the Stockholders of Whittier Energy Corporation:

Notice is hereby given that a special meeting of stockholders of Whittier Energy Corporation, a Nevada corporation, will be held on Tuesday, March 27, 2007 at 10:00 a.m., local time, in the The Forum Room, 12th Floor, Two Allen Center, 1200 Smith Street, Houston, Texas 77002, for the following purposes:

1.                 To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 19, 2007, among Sterling Energy plc, a company incorporated in England and Wales, Sterling Onshore, Inc., a Nevada corporation and a wholly owned, indirect subsidiary of Sterling Energy plc, and Whittier, as the same may be amended from time to time, pursuant to which Whittier will become an indirect wholly owned subsidiary of Sterling, and each outstanding share of Whittier common stock will be converted into the right to receive $11.00 in cash, less applicable tax withholding and without interest;

2.                 To approve the adjournment of the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger and Whittier determines that such an adjournment is appropriate; and

3.                 To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of Whittier has fixed the close of business on February 20, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Whittier’s common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. At the close of business on the record date, Whittier had 12,723,132 shares of common stock outstanding and entitled to vote. Holders of Whittier’s common stock are entitled to appraisal rights under the Nevada Revised Statutes in connection with the merger if they meet certain conditions. See “The Merger—Appraisal Rights.”

Your vote is important. If you fail to return your Whittier proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Whittier special meeting but will effectively be counted as a vote against approval of the Agreement and Plan of Merger. The affirmative vote of the holders of a majority of the outstanding shares of Whittier’s common stock is required to approve the Agreement and Plan of Merger. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the Agreement and Plan of Merger and FOR the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Dallas Parker
Secretary
February 27, 2007
Houston, Texas

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QUESTIONS AND ANSWERS ABOUT THE MEETING

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Whittier Energy Corporation. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement. In this proxy statement, the terms “Whittier,” “Company,” “we,” “our,” “ours” and “us” refer to Whittier Energy Corporation and its subsidiaries.

What is the proposed transaction?

The proposed transaction is the acquisition of Whittier by a subsidiary of Sterling Energy plc, pursuant to the Agreement and Plan of Merger, dated as of January 19, 2007 (the “merger agreement”), among Whittier, Sterling Energy plc (“Sterling”), and Sterling Onshore, Inc. (“Merger Sub”). Once the merger agreement has been approved by Whittier’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Whittier (the “merger”). Whittier will be the surviving corporation in the merger (the “surviving corporation”) and will become an indirect wholly owned subsidiary of Sterling.

What will I receive in the merger?

As a result of the merger, you will receive $11.00 in cash, without interest, for each share of our common stock you own. For example, if you own 100 shares of our common stock, you will receive $1,100.00 in cash in exchange for your shares, less any required tax withholding. You will not own any shares in the surviving corporation.

What will happen to my options in the merger?

The merger agreement provides that all of our outstanding stock options issued pursuant to Whittier’s stock option plans, whether or not vested or exercisable, will, as of the effective time of the merger, become fully exercisable and thereafter represent the right to receive an amount in cash, less applicable tax withholding and without interest, equal to the product of the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by the excess of $11.00 over the exercise price per share of common stock subject to such option.

What will happen to my warrants in the merger?

The merger agreement also provides that all of our outstanding warrants will, as of the effective time of the merger, be converted into the right to receive an amount in cash, less applicable tax withholding and without interest, equal to the product of the number of shares of our common stock subject to each warrant as of the effective time of the merger, multiplied by $3.50, which represents the excess of $11.00 over the exercise price per share of common stock subject to such warrant.

Where and when is the special meeting?

The special meeting will be held in The Forum Room, 12th Floor, Two Allen Center, 1200 Smith Street, Houston, Texas 77002, on Tuesday, March 27, 2007, at 10:00 a.m., local time.

Who is eligible to vote?

All stockholders of record on the close of business on February 20, 2007 will be eligible to vote.

What do I need to do now?

We urge you to read this proxy statement carefully, including its appendices, and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders.

What vote is needed to approve the merger agreement?

The affirmative vote of the holders of at least a majority of the outstanding shares of Whittier’s common stock is required to approve the merger agreement. Our executive officers, directors and one of our significant stockholders, who together owned an aggregate of approximately 15.4% of our outstanding common stock as of February 20, 2007, have each entered into separate voting agreements with Sterling, pursuant to which they agreed to vote their shares in favor of the proposal to approve the merger agreement and against any proposal that would prevent, impede, delay or adversely affect the merger and granted an irrevocable proxy to Sterling to vote all of their shares in favor of the proposal to approve the merger agreement and against any proposal adverse to the merger so long as the merger agreement has not been terminated in accordance with its terms.

How does Whittier’s board of directors recommend I vote on the proposals?

At a meeting held on January 18, 2007, our board of directors unanimously determined that the merger is fair to, and in the best interests of, Whittier and our stockholders, and voted unanimously to adopt the merger agreement and to submit the merger agreement to the stockholders of Whittier for their approval. The board of directors of Whittier unanimously recommends that you vote FOR approval of the merger agreement and FOR the adjournment proposal in the event Whittier determines that such an adjournment is appropriate.

Is the merger subject to the satisfaction of any condition?

Yes. Before the transactions contemplated in the merger agreement will be completed, a number of closing conditions must be satisfied or waived. These conditions are described in this proxy statement in the sections entitled “The Merger Agreement and Voting Agreements—Conditions of the Merger.” If these conditions are not satisfied or waived, the merger will not be completed.

What happens if I do not return a proxy card?

If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to return your proxy card will have the same effect as voting against the approval of the merger agreement.

May I vote in person?

Yes. If your shares are held in your name and not held in “street name” through a broker or bank, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Do I need to attend the special meeting in person?

No. You do not have to attend the special meeting in order to vote your Whittier shares. You can have your shares voted at the special meeting of our stockholders without attending by mailing your completed, dated and signed proxy card in the enclosed return envelope.

May I change my vote after I have submitted my signed proxy card?

Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Assistant Secretary of Whittier stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

If my broker holds my shares in “street name,” will my broker vote my shares for me?

Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote against the merger.

What does it mean if I get more than one proxy card or vote instruction card?

If your shares are registered differently or are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards or vote instruction cards you receive (or submit your proxy by telephone or facsimile, if available to you) to ensure that all of your shares are voted.

What is a quorum?

A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

How are votes counted?

For the proposal relating to the approval of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but, because stockholders holding at least a majority of Whittier common stock outstanding on the record date must vote FOR the approval of the merger agreement, an abstention or broker non-vote has the same effect as if you vote AGAINST the approval of the merger agreement.

For the proposal to adjourn the meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present. Because the vote of stockholders holding a majority of the shares present, either in person or represented by proxy, at the special meeting is required to approve the proposal to adjourn the meeting, broker non-votes and abstentions will have the effect of a vote AGAINST such proposal.

Who will bear the cost of this solicitation?

We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. In addition, Georgeson Shareholder Communications Inc. will provide solicitation services to us for a fee of approximately $8,500 plus out-of-pocket expenses. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record.

Should I send in my Whittier stock certificates now?

No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $11.00 in cash, less applicable tax withholding and without interest, for each share of our common stock.

When do you expect the merger to be completed?

We are working toward completing the merger as quickly as possible. We expect to complete the merger during the first quarter of 2007. In addition to obtaining stockholder approval, all other closing conditions must be satisfied or waived.

What if the proposed merger is not completed?

It is possible that the proposed merger will not be completed. The proposed merger will not be completed if, for example, the holders of a majority of our common stock do not vote to approve the merger agreement. If the merger is not completed, Whittier will continue its current operations and will remain a publicly held company.

Am I entitled to appraisal or dissenters’ rights?

Yes. Holders of our common stock are entitled to appraisal rights under the Nevada Revised Statutes in connection with the merger if they meet certain conditions. See “The Merger—Appraisal Rights.”

Will I owe taxes as a result of the merger?

The merger will be a taxable transaction for United States federal income tax purposes to U.S. holders and certain non-U.S. holders of our common stock (and also may be taxed under applicable foreign, state, local and other tax laws). In general, for United States federal income tax purposes, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive in the merger for your shares of Whittier common stock and (2) the tax basis of your shares of Whittier common stock. Refer to the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Who can help answer my questions?

If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact Georgeson Inc., our proxy solicitation agent, at the address or telephone number below. If your broker holds your shares, you should also call your broker for additional information.

17 State Street, 10th Floor
New York, NY 10004
Call toll free: (800) 657-4765

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

The Parties (page 15)

Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas. We acquire, develop and exploit producing properties in three core areas consisting of the Permian Basin, South Texas and the Texas/Louisiana Gulf Coast. We currently operate nine properties in Texas, four in Louisiana and one in Mississippi. We also own significant non-operated working interests in the above areas as well as minor interests in Wyoming, Oklahoma and Alabama. We generate exploration and exploitation projects that are typically drilled with industry partners and also participate in prospects generated by third parties.

Sterling Energy plc

Sterling is an independent oil and gas exploration and production company formed in October 2000 and listed on the Alternative Investment Market (“AIM”) of the London Stock Exchange (Symbol: SEY) in October 2002. Sterling has built a portfolio of production assets in the Gulf of Mexico and offshore West Africa, including Guinea Bissau and AGC: Dome de Flore,  and has an active exploration program focused predominantly in Africa. Sterling has expanded its U.S. operations to include properties located onshore in Texas and the Louisiana Gulf Coast. In addition to production from Mauritania, Sterling has built a portfolio of African exploration interests including Madagascar, Gabon and Cameroon.

Sterling Onshore, Inc.

Sterling Onshore, Inc., or Merger Sub, is a Nevada corporation formed on January 2, 2007 for the sole purpose of engaging in the merger and related transactions. Merger Sub has no operations and is an indirect wholly owned subsidiary of Sterling. In the merger, Merger Sub will be merged with and into Whittier, with Whittier continuing its existence as the surviving corporation.

Merger Consideration (page 43)

If the merger is completed, you will receive $11.00 in cash, less applicable tax withholding and without interest, in exchange for each share of our common stock that you own.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a Whittier stockholder. You will receive your portion of the merger consideration after exchanging your Whittier stock certificates in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.

Effect on Stock Options Outstanding Under Whittier’s Stock Option Plans (page 43)

The merger agreement provides that all of our outstanding stock options issued pursuant to Whittier’s stock option plans, whether or not vested or exercisable, will, as of the effective time of the merger, become fully exercisable and thereafter represent the right to receive an amount in cash, less applicable tax withholding and without interest, equal to the product of the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by the excess of $11.00 over the exercise price per share of common stock subject to such option.

Effect on Warrants (page 43)

The merger agreement provides that all of our outstanding warrants will, as of the effective time of the merger,  represent the right to receive an amount in cash, less applicable tax withholding and without interest, equal to the product of the number of shares of our common stock subject to each warrant as of the effective time of the merger, multiplied by $3.50, which represents the excess of $11.00 over the exercise price per share of common stock subject to such warrant.

Market Price and Dividend Data (page 56)

Our common stock is quoted on the NASDAQ Global Market under the symbol “WHIT.” On January 18, 2007, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $8.73. On February 26, 2007, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $10.94.

Reasons for the Merger (page 24)

In the course of its deliberations, our board of directors considered, among other things, the following positive factors:

•       the value of the consideration to be received by our stockholders in the merger pursuant to the merger agreement;

•       the relative premium that the $11.00 per share to be paid as the consideration in the merger represents;

•       the difficulty in achieving a value of $11.00 per share in the short or medium term without a transaction in light of the continuing significant overhang of shares of our common stock that were registered for resale in December 2005;

•       the fact that the merger consideration to be received by our stockholders consists entirely of cash, which provides certainty of value to holders of common stock compared to a transaction in which stockholders receive stock or other securities;

•       the financial presentation of BMO Capital Markets Corp. to Whittier’s board of directors on January 18, 2007, and its written opinion dated as of January 19, 2007, with respect to the fairness from a financial point of view of the per share consideration to be received by the holders of Whittier common stock in the proposed merger (see “The Merger—Opinion of BMO Capital Markets Corp.”);

•       the favorable views of Ferris, Baker Watts, Inc. regarding the negotiation process;

•       the terms of the merger agreement and related documents, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, including:

•        sufficient operating flexibility to allow us to conduct our business in the ordinary course between signing the merger agreement and consummating the merger;

•        the fact that the completion of the merger is not conditioned on Sterling obtaining financing;

•        the fact that we are not prohibited from responding (at any time prior to our stockholders’ approval of the merger agreement and in the manner provided in the merger agreement) to certain takeover proposals that our board of directors determines in good faith constitute a superior proposal, and, upon payment of a predetermined termination fee, we may terminate the merger agreement under certain circumstances; and

•       after consulting with management regarding the discussions and negotiations conducted with Sterling, the belief that management had obtained the highest price per share that Sterling was willing to pay.

In the course of its deliberations, our board of directors also considered, among other things, the following negative factors:

•       risks and contingencies related to the announcement and pendency of the merger, the possibility that the merger will not be consummated and the potential negative effect of public announcement of the merger on our sales, operating results and stock price and our ability to retain key management and personnel;

•       that our stockholders would not benefit from any potential future increase in our value;

•       the conditions to Sterling’s obligation to complete the merger and the right of Sterling to terminate the merger agreement under certain circumstances;

•       that we have agreed to pay Sterling a termination fee of $5.5 million if the merger agreement is terminated under certain circumstances;

•       that gains from an all-cash transaction would generally be taxable to stockholders for United States federal income tax purposes; and

•       the interests that certain of our directors and executive officers may have with respect to the merger in addition to their interests as stockholders of Whittier generally, as described in “The Merger—Interests of Certain Persons in the Merger.”

Recommendation to Stockholders on the Merger Proposal (page 26)

Our board of directors has unanimously:

•       determined that the merger is fair to, and in the best interests of, Whittier and our stockholders;

•       adopted the merger agreement; and

•       recommended that our stockholders vote FOR the approval of the merger agreement.

Opinion of BMO Capital Markets Corp. (page 26)

BMO Capital Markets Corp. has rendered its opinion to Whittier’s board of directors to the effect that, as of January 19, 2007, the per share consideration to be received by Whittier’s stockholders in the merger was fair from a financial point of view to the holders of Whittier common stock (other than Sterling and its affiliates). BMO Capital Markets Corp.’s opinion was rendered to Whittier’s board of directors in connection with its evaluation of the consideration to be received by our stockholders in the merger, but does not address any other aspect of the proposed merger or the merits of the merger as compared to alternative transactions or strategies that may be available to Whittier and does not constitute a recommendation to any stockholder of Whittier as to how such stockholder should vote or act on any matter relating to the merger. The full text of BMO Capital Markets Corp.’s written opinion, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered, is attached as Appendix B and is incorporated into this proxy statement by reference. Holders of Whittier common stock are encouraged to read the opinion carefully and in its entirety.

The Special Meeting of Whittier Stockholders (page 15)

Time, Date and Place.   A special meeting of our stockholders will be held on Tuesday, March 27, 2007, at the The Forum Room, 12th Floor, Two Allen Center, 1200 Smith Street, Houston, Texas 77002 at 10:00 a.m., local time.

Purpose.   You will be asked to consider and vote upon a proposal to approve of the merger agreement. The merger agreement provides that Merger Sub will be merged with and into Whittier, and each outstanding share of our common stock will be converted into the right to receive $11.00 in cash, less applicable tax withholding and without interest.

You will also be asked to consider and vote upon a proposal to approve the adjournment of the special meeting to provide time to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and we have determined that such an adjournment is appropriate.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournment of the special meeting.

Record Date and Voting Power.   You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on February 20, 2007, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are 12,723,132 shares of our common stock entitled to be voted at the special meeting.

Required Vote.   The approval of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date.

Our executive officers, directors and one of our significant stockholders, who together owned an aggregate of approximately 15.4% of our outstanding common stock as of February 20, 2007, have each entered into separate voting agreements with Sterling, pursuant to which they agreed to vote the shares of our common stock that they own in favor of the approval of the merger agreement and against any proposal that would prevent, impede, delay or adversely affect the merger. Pursuant to the voting agreements, these stockholders have also granted Sterling an irrevocable proxy to vote their shares of our capital stock in favor of the proposal to approve the merger agreement and against any proposal adverse to the merger so long as the merger agreement has not been terminated in accordance with its terms.

The adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present, either in person or represented by proxy, at the special meeting.

Share Ownership of Directors and Management and Certain Affiliates.   Our current executive officers and directors and certain of our affiliates owned approximately 15.4% of our outstanding shares entitled to vote at the special meeting as of the close of business on February 20, 2007.

Interests of Certain Persons in the Merger (page 33)

When considering the unanimous recommendation by our board of directors in favor of the approval of the merger agreement, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours, including, among others:

•       certain indemnification arrangements for our directors and officers will be continued for six years if the merger is completed;

•       the vesting of options held by certain of our officers and directors will accelerate as a result of the merger;

•       certain members of our management team may be retained by the surviving corporation and enter into new employment and compensation arrangements with Sterling; and

•       our executive officers will be entitled to receive a change of control payment or a severance benefit equal to one times their current annual salary and a retention bonus under our Retention and Severance Plan equal to one-half of their current annual salaries under certain circumstances.

Material United States Federal Income Tax Consequences (page 38)

If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our common stock, the merger generally will not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States or satisfy a 5% stock ownership test. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Regulatory Approvals (page 41)

The merger is subject to U.S. antitrust laws. The Department of Justice and the Federal Trade Commission, as well as a state or private person, may challenge the merger at any time before or after its completion.

Because Sterling is a foreign corporation, the President of the United States has the authority to block the merger if he determines that the merger threatens to impair the national security of the United States. Whittier and Sterling have jointly and voluntarily filed a notification to the Committee on Foreign Investment in the United States (“CFIUS”), which examines proposed foreign acquisitions and makes recommendations to the President. Although the CFIUS process can, by statute, take up to 90 days, we anticipate that CFIUS will conclude by the middle of March that the merger does not threaten to impair the national security of the United States.

Except for the voluntary filing with CFIUS and the filing of articles of merger in Nevada at or before the effective time of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Procedure for Receiving Merger Consideration (page 44)

As soon as practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other Whittier stockholders and warrant holders. The letter of transmittal and instructions will tell you how to surrender your stock certificates and warrants in exchange for the merger consideration. You should not return your stock certificates or warrants with the enclosed proxy card, and you should not forward your stock certificates or warrants to the paying agent without a letter of transmittal.

No Solicitation of Transactions (page 47)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving Whittier. Notwithstanding these restrictions, at any time prior to our stockholders’ approval of the merger agreement, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition if our board of directors has concluded in good faith that such proposal is, or is reasonably likely to result in, a superior proposal to the merger. In addition, if such a superior proposal is received, our board of directors may change its recommendation of the merger and terminate the merger agreement and enter into an agreement with respect to such superior proposal after paying the termination fee specified in the merger agreement.

Conditions to Closing (page 50)

Before we can complete the merger, a number of conditions must be satisfied. These include:

•       approval of the merger agreement by our stockholders;

•       the President shall not have determined that the merger shall be blocked to protect the national security of the United States;

•       the absence of governmental orders that prevent the completion of the merger or the other transactions contemplated in the merger agreement;

•       performance by each of the parties of its agreements and covenants under the merger agreement in all material respects;

•       no material adverse effect with respect to Whittier having occurred after the date of the merger agreement that is continuing as of the closing date;

•       the accuracy of Whittier’s representations and warranties in the merger agreement (without giving effect to any materiality qualifications therein), except to the extent the failure of such representations and warranties to be true and correct would not constitute a material adverse effect with respect to Whittier;

•       the accuracy of Sterling’s and Merger Sub’s representations and warranties in the merger agreement (without giving effect to any materiality qualifications therein), except to the extent the failure of such representations and warranties to be true and correct would not constitute a material adverse effect on Sterling; and

•       the holders of no more than 10% of Whittier’s shares of common stock shall have exercised their appraisal rights under the Nevada Revised Statutes.

Termination of the Merger Agreement (page 51)

Whittier and Sterling may agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders have approved the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger in certain other circumstances, including:

•       by either Sterling or Whittier if:

•        a final, non-appealable governmental order prevents the merger or the transactions contemplated in the merger agreement;

•        our stockholders do not approve the merger agreement at the special meeting or any postponement or adjournment thereof;

•       the closing has not occurred on or before July 19, 2007; or

•        there is a material breach by the non-terminating party of its representations, warranties, covenants or agreements in the merger agreement such that the conditions to closing of the merger would not be satisfied;

•       by Sterling if:

•        our board of directors recommends or publicly proposes to recommend a qualified transaction proposal; or

•        our board of directors allows Whittier to enter into an agreement concerning a superior proposal;

•       by Whittier if our board of directors determines in good faith that a qualified transaction proposal is a superior proposal to the merger, but only if:

•        we have provided Sterling at least three business days prior written notice and during such period Whittier agrees to negotiate in good faith with Sterling to revise the terms and conditions of the merger agreement;

•        after such negotiation, our board of directors determines that the qualified transaction proposal remains a superior proposal; and

•        we pay the termination fee described below.

Termination Fees and Expenses (page 52)

Whittier has agreed to immediately pay Sterling a fee of $5.5 million in cash if Sterling terminates the merger agreement because:

•       our board of directors recommends or proposes to recommend a qualified transaction proposal;

•       our board of directors allows Whittier to enter into an agreement concerning a superior acquisition proposal; or

•       we have failed to perform our non-solicitation requirements in a material respect.

Whittier has also agreed to pay Sterling a fee of $5.5 million in cash if Whittier terminates the merger agreement because our board of directors has determined in good faith that a qualified transaction proposal is a superior proposal.

In addition, Whittier has agreed to pay Sterling a fee of $5.5 million in cash if:

•       the merger agreement is terminated by either Sterling or Whittier for any reason other than the mutual agreement of Whittier and Sterling or a material breach by Sterling of its representations, warranties, covenants or agreements in the merger agreement; and

•       within twelve months following the termination of the merger agreement, Whittier consummates or enters into an agreement for an alternative transaction.

Except as described above, each party to the merger agreement will pay its own expenses incident to entering into and carrying out the merger agreement and the consummation of the merger.

Voting Agreements (page 53)

Simultaneously with the execution and delivery of the merger agreement, each of our executive officers and directors, as well as Whittier Ventures LLC (one of our significant stockholders), entered into separate voting agreements with Sterling to vote the shares of our common stock that they own in favor of the proposal to approve the merger agreement and against any proposal in opposition to the merger or that would prevent, impede, delay or adversely affect the merger. As of February 20, 2007, such persons together owned approximately 15.4% of the shares entitled to vote at the special meeting. Pursuant to the voting agreements, these stockholders have also granted Sterling an irrevocable proxy to vote their shares in favor of the proposal to approve the merger agreement and against any proposal adverse to the merger so long as the merger agreement has not been terminated in accordance with its terms.

Appraisal Rights (page 37)

Subject to compliance with the procedures set forth in Sections 92A.300 to 93A.500, inclusive, of the Nevada Revised Statutes (“NRS”), holders of record of our common stock who deliver to Whittier, before a vote is taken on the merger agreement, written notice of his or her intent to demand payment for his or her shares if the proposed merger is effectuated, are entitled to appraisal rights in connection with the merger, whereby such stockholders may receive the “fair value” of their shares in cash. Failure to take any of the steps required under Sections 92A.300 to 93A.500, inclusive, of the NRS on a timely basis may result in a loss of those appraisal rights. These procedures are described in this proxy statement. The provisions of Nevada law that grant appraisal rights and govern such procedures are attached as Appendix C.

FORWARD-LOOKING INFORMATION

Some of the information in this proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may be identified by the use of the words “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would” and similar expressions that contemplate future events. Forward-looking statements include information concerning the possible or assumed future results of our operations, the expected completion and timing of the merger and other information relating to the merger. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except in each case as required by law. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•       the failure to satisfy the conditions to consummate the merger, including the receipt of the required stockholder approval;

•       the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•       the failure of the merger to close for any other reason;

•       the outcome of legal proceedings that may be instituted against us and others in connection with the merger agreement;

•       the amount of the costs, fees, expenses and charges related to the merger;

•       the risks associated with exploration;

•       delays in anticipated production start-up dates;

•       shut-ins of production for well site, pipeline and facility maintenance, additions and removals;

•       potential mechanical failure or under-performance of significant wells;

•       the relatively short production lives of certain properties;

•       the concentration of production and reserves in a small number of properties;

•       oil and gas price volatility;

•       our hedging activities;

•       our ability to find, replace, develop and acquire oil and gas reserves;

•       uncertainties in the estimation of proved reserves and in the projection of future rates of production and the timing and amount of development expenditures;

•       downward revisions of proved reserves and the related negative impact on the depreciation, depletion and amortization rate;

•       write-downs of oil and gas properties if oil and gas prices decline, proved reserves are revised downward or our finding and development costs continue to increase;

•       operating hazards attendant to the oil and gas business;

•       drilling and completion risks, which costs are generally not recoverable from third parties or insurance;

•       weather risks and natural disasters;

•       availability and cost of material and equipment;

•       actions or inactions of third-party operators of our properties;

•       our ability to find and retain skilled personnel;

•       availability of capital;

•       the strength and financial resources of competitors and customers;

•       regulatory developments;

•       environmental risks; and

•       general economic conditions.

For additional discussion of these and other factors, risks and uncertainties, see our reports and documents filed with the Securities and Exchange Commission (“SEC”) (which reports and documents should be read in conjunction with this proxy statement; see “Where You Can Find Additional Information”).

THE PARTIES TO THE MERGER

Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas. We acquire, develop and exploit producing properties in three core areas consisting of the Permian Basin, South Texas and the Texas/Louisiana Gulf Coast. We currently operate nine properties in Texas, four in Louisiana and one in Mississippi. We also own significant non-operated working interests in the above areas as well as minor interests in Wyoming, Oklahoma and Alabama. We generate exploration and exploitation projects that are typically drilled with industry partners and also participate in prospects generated by third parties.

We are a corporation incorporated under the laws of the State of Nevada. Our executive offices are located at, and our mailing address is, 333 Clay Street, Suite 700, Houston, Texas 77002, and our telephone number at that address is (713) 850-1880.

Sterling Energy plc

Sterling is an independent oil and gas exploration and production company formed in October 2000 and listed on the Alternative Investment Market (“AIM”) of the London Stock Exchange (Symbol: SEY) on October 2002. Sterling has built a portfolio of production assets in the Gulf of Mexico and offshore West Africa, including Guinea Bissau and AGC: Dome de Flore, and as of the date of this proxy statement has an active exploration program focused predominantly in Africa. Sterling has expanded its U.S. operations to include properties located onshore in Texas and the Louisiana Gulf Coast. In addition to production from Mauritania, Sterling has built a portfolio of African exploration interests including Madagascar, Gabon and Cameroon.

Sterling is a company incorporated in England and Wales. Its executive offices are located at, and its mailing address is, Mardall House, Vaughan Road, Harpenden, Hertfordshire, AL5 4HU, United Kingdom, and its telephone number at that address is 44 (0)1582-462121.

Sterling Onshore, Inc.

Sterling Onshore, Inc., or Merger Sub, is a Nevada corporation formed on January 2, 2007 for the sole purpose of engaging in the merger and related transactions. Merger Sub has no operations and is an indirect wholly owned subsidiary of Sterling. In the merger, Merger Sub will be merged with and into Whittier, with Whittier continuing its existence as the surviving corporation.

Merger Sub is a corporation incorporated under the laws of the State of Nevada. Merger Sub’s executive offices are located at, and its mailing address is, 15425 North Freeway, Suite 300, Houston, Texas 77090, and its telephone number at that address is (281) 872-9600.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting at the The Forum Room, 12th Floor, Two Allen Center, 1200 Smith Street, Houston, Texas 77002, on Tuesday, March 27, 2007 or any postponement or adjournment thereof.

Purpose of Special Meeting

At the special meeting, we will ask holders of our common stock to approve the merger agreement. Our board of directors unanimously determined that the merger is fair to, and in the best interests of, Whittier and our stockholders, and has voted unanimously to approve the merger agreement and to submit the merger agreement to the stockholders of Whittier for their approval. Our board of directors unanimously recommends that our stockholders vote FOR the approval of the merger agreement. We will also ask holders of our common stock to grant us the authority to adjourn the special meeting to provide time to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and we have determined that such an adjournment is appropriate. Our board of directors recommends that our stockholders vote FOR the special meeting adjournment proposal in the event that an adjournment is determined to be appropriate.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on February 20, 2007, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 12,723,132 shares of our common stock were issued and outstanding. We had 160 holders of record as of February 20, 2007. A quorum will be present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are present, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to approve the merger agreement.

Votes Required

The approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. If a holder of our common stock abstains from voting on this proposal or is not present, either in person or represented by proxy, at the special meeting, it will effectively count as a vote against the approval of the merger agreement. In addition, broker non-votes will effectively count as a vote against the approval of the merger agreement. The proposal granting Whittier the authority to adjourn the special meeting, if necessary or appropriate, to solicit more proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present, either in person or represented by proxy, at the special meeting. If a holder of our common stock abstains from voting on this proposal, such abstention will effectively count as a vote against the approval of this proposal, but if a holder is not present, either in person or represented by proxy, at the special meeting, it will have no effect on the outcome of this proposal. In addition, because the act of a majority of the shares present, either in person or represented by proxy, at our special meeting of stockholders shall constitute the act of the meeting of stockholders with respect to adjournment, broker non-votes will effectively count as votes against the adjournment proposal.

Voting by Certain of Whittier’s Stockholders

Simultaneously with the execution and delivery of the merger agreement, each of our executive officers and directors, as well as Whittier Ventures LLC (one of our significant stockholders), entered into separate voting agreements with Sterling to vote the shares of our common stock that they own in favor of the proposal to approve the merger agreement and against any proposal in opposition to the merger or that would prevent, impede, delay or adversely affect the merger. As of February 20, 2007, such persons together owned approximately 15.4% of the shares entitled to vote at the special meeting. Pursuant to the voting agreements, these stockholders have also granted Sterling an irrevocable proxy to vote their shares in favor of the proposal to approve the merger agreement and against any proposal adverse to the merger so long as the merger agreement has not been terminated in accordance with its terms. See “The Merger Agreement—The Voting Agreements.”

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted FOR the approval of the merger agreement and FOR any adjournment of the special meeting to solicit additional proxies in the event that an adjournment is determined to be appropriate.

Only shares affirmatively voted for the approval of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a holder of our common stock abstains from voting or does not properly execute a proxy, it will effectively count as a vote against the approval of the merger agreement. Brokers who hold shares of our common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These broker non-votes will effectively count as votes against the approval of the merger agreement.

The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies, if so authorized.

We do not expect that any matter will be brought before the special meeting other than the proposals to approve the merger agreement and to give Whittier the authority to adjourn the special meeting to solicit additional proxies in the event that an adjournment is determined to be appropriate. If, however, our board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•       filing with our Assistant Secretary at our principal executive offices a duly executed revocation of proxy;

•       submitting a duly executed proxy to our Assistant Secretary bearing a later date; or

•       appearing at the special meeting and voting in person; however, attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if the proposal to authorize such an adjournment is approved by the affirmative vote of the holders of a majority of the shares of our common stock that are present, either in person or represented by proxy, at the special meeting. Any adjournment may be made without notice by announcement at the special meeting of the new date, time and place of the special meeting; provided that, if the adjournment is for more than 30 days, or if after the adjournment our board of directors fixes a new record date for the meeting, a notice of the adjourned meeting must be given to each stockholder entitled to vote at the meeting. Whether or not a quorum exists, holders of a majority of the shares of our common stock present, either in person or represented by proxy, at the special meeting and entitled to vote thereat may adjourn the special meeting. Any properly executed proxies received by Whittier in which no voting instructions are provided will be voted in favor of an adjournment in these circumstances. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Solicitation of Proxies

All costs of solicitation of proxies will be borne by us. The directors and officers and employees of Whittier may, without additional compensation, solicit proxies for stockholders by mail, telephone, facsimile or in person. However, you should be aware that certain members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours. See “The Merger—Interests of Certain Persons in the Merger.”

The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. We have retained Georgeson Inc. to assist us in the solicitation of proxies for the special meeting and will pay Georgeson Inc. a fee of approximately $8,500, plus reimbursement of out-of-pocket expenses. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

PROPOSAL 1—APPROVAL OF THE MERGER AGREEMENT

THE MERGER

The following discussion summarizes the material terms of the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents to which we refer, including the merger agreement attached hereto as Appendix A, carefully for a more complete understanding of the merger.

Background of the Merger

Sterling’s business strategy includes the acquisition of oil and gas reserves and exploration and development projects through merger and acquisition. Its management and board of directors have discussed and pursued potential business combination transactions since Sterling’s formation. The management and board of directors of Whittier have also from time to time discussed the benefits of oil and gas property acquisitions and business combination transactions. From time to time during 2006, Whittier’s management engaged in preliminary discussions with third parties and, in some cases, provided or exchanged information about its or their respective businesses under confidentiality agreements.

During the summer of 2006, Whittier management was approached by a potential acquirer interested in pursuing a transaction with Whittier. Discussions between Whittier management and the potential acquirer ensued and certain information relating to Whittier’s business and operations was delivered to the potential acquirer pursuant to a mutual nondisclosure and confidentiality agreement between the two parties. The potential acquirer proposed an acquisition of Whittier for a purchase price of between $10.25 and $11.25 per share of Whittier common stock and indicated in subsequent discussions that the purchase price contemplated by the potential acquirer would be closer to the lower end of that range. The potential acquirer also indicated that the purchase price would consist of cash and shares of capital stock of the company. Whittier management presented this proposal to our board of directors, who concluded after thorough discussion and deliberation that the lower end of the purchase price range proposed was too low and not in the best interests of Whittier or its stockholders. Our board of directors also concluded that a purchase price consisting only of cash would be preferable to the mixture of cash and stock proposed by the potential acquirer. Whittier management notified the potential acquirer that it was not interested in pursuing the proposed transaction.

In August of 2006, the potential acquirer proposed an acquisition of Whittier for a purchase price of $10.00 per share of Whittier common stock. After additional discussion and evaluation of the revised proposal, our board of directors concluded that the proposed offer was not in the best interests of Whittier or its stockholders and directed Whittier management to decline the proposal.

On September 18, 2006, Daniel H. Silverman, Executive Vice President and Chief Operating Officer of Whittier, received a telephone call from a representative of Ferris, Baker Watts, Inc. (“FBW”) during which the representative described in general terms another potential business combination opportunity and inquired whether Whittier’s management had any interest in speaking with representatives of Sterling about a possible acquisition of Whittier by Sterling. The FBW representative briefed Mr. Silverman on Sterling, describing its operations, corporate structure and management team. Mr. Silverman promptly apprised Bryce W. Rhodes—President and Chief Executive Officer of Whittier, of this development; however, no discussions with Sterling occurred at that time.

On or about October 2, 2006, the FBW representative contacted Mr. Silverman by telephone and informed him that based on its analysis of public information Sterling was interested in pursuing a transaction with Whittier and that Sterling personnel had begun to review publicly available information and research analyst reports about Whittier. Mr. Silverman discussed this development with Mr. Rhodes and together they authorized FBW to research the possible transaction values associated with a possible business combination. FBW also examined Sterling’s publicly available financial statements and concluded that Sterling had a healthy cash balance at June 30, 2006, also noting that Sterling expected to receive additional cash in November 2006. The FBW representative relayed this information to Whittier management and noted that Sterling had maintained a relatively small debt balance.

Mr. Rhodes subsequently received a telephone call from a representative of BMO Capital Markets Corp. (“BMO”). During that call, the BMO representative inquired whether Whittier management had an interest in speaking with representatives of a U.S.-based independent oil and gas exploration and development company about a possible acquisition of Whittier by that company. Mr. Rhodes apprised Mr. Silverman of this development, although no discussions with the other potential acquirer occurred at that time.

Our board of directors convened for a regularly scheduled meeting on October 10, 2006. During that meeting, Messrs. Rhodes and Silverman informed both Mr. Geoffrey M. Stone—Vice President of Finance and Chief Accounting Officer and the board of directors that representatives of Sterling had contacted Whittier management to express interest in a possible transaction with Whittier. The board authorized Whittier management to continue discussions with Sterling representatives and to negotiate and enter into a confidentiality agreement with Sterling.

On October 11, 2006, Whittier and Sterling entered into a mutual nondisclosure and confidentiality agreement and Mr. Silverman agreed to arrange for engineering and other information about Whittier to be delivered to Sterling for analysis.

On October 18, 2006, Messrs. Rhodes, Silverman and Stone, and representatives of BMO, met with members of the executive management of the other potential acquirer to discuss a possible transaction. The two management teams engaged in preliminary discussions. However, Whittier management determined not to provide the other potential acquirer with material non-public information about Whittier or enter into a mutual nondisclosure and confidentiality agreement at that time.

Mr. Silverman had also organized a comprehensive technical review of Whittier for Sterling’s management team. During October 18 and 19, 2006, Messrs. Rhodes, Silverman and Henry Hopkes, a consultant to Whittier, and the FBW representative met in Houston with Harry Wilson—Chief Executive Officer of Sterling, Graeme Thomson—Finance Director and Secretary of Sterling, and Robert P. Munn—Vice President and Director of Sterling Energy Inc., a Delaware corporation and indirect wholly owned subsidiary of Sterling, to discuss and review Whittier’s reserves and ongoing exploration projects. During that period, Whittier provided Sterling with reserve reports prepared by H. J. Gruy, WZI, Inc., DeGolyer & MacNaughton, and Whittier’s internal engineers. Additionally, Mr. Silverman provided Sterling with internal financial reports and a summary of Whittier’s oil and gas prospects, and discussed these reports with Sterling management by telephone from time to time. Mr. Silverman then held a subsequent meeting with Mr. Munn in Houston on October 30, 2006 to provide additional information about Whittier and its operations so that Sterling representatives could conduct a more thorough review of Whittier and its operations.

On November 9, 2006, Mr. Wilson and Paul Griggs, Sterling’s Commercial Director, contacted FBW and discussed their preliminary valuation of Whittier and indicated that they were considering a purchase price at or around $9 per share of Whittier common stock. The FBW representative telephoned Mr. Silverman and advised him of his conversation with Messrs Wilson and Griggs. Mr. Silverman advised Messrs. Rhodes and Stone of Sterling’s initial valuation and all of them agreed that it was inadequate in their view. Mr. Silverman then asked the FBW representative to contact Mr. Griggs to discuss a possible meeting in London to further review technical and operating data. Subsequently on November 17th Mr. Silverman and the FBW representative visited Sterling in London and met with Messrs. Wilson, Thomson and Griggs to address questions about Whittier, its business, and the possibility of a transaction. Following that meeting, Sterling senior management indicated that it would re-evaluate its initial valuation and complete its technical and financial review, and that it remained interested in a transaction with Whittier. At that time, Sterling’s senior management indicated that it was willing to consider an all-cash transaction, subject to additional information regarding Whittier’s properties, drilling program and prospects.

On November 16, 2006, Whittier received a letter from the other potential acquirer wherein it expressed interest in acquiring Whittier for a possible purchase price of $11.00 per share of Whittier common stock. Whittier management learned that the proposed consideration would consist of both cash and capital stock of the other potential acquirer. Mr. Rhodes distributed a copy of the letter to Whittier’s board members and instructed representatives of BMO to conduct additional due diligence and analysis of the other potential acquirer’s business operations and financial condition.

On November 22, 2006, having completed its technical and financial review, Sterling submitted to Whittier a non-binding written proposal expressing Sterling’s interest in acquiring Whittier and outlining the preliminary terms of a possible merger transaction, which proposed the payment of $11.00 in cash per share for the acquisition of all of Whittier’s outstanding shares of common stock and equivalent consideration for all of Whittier’s outstanding stock options and warrants. Mr. Rhodes promptly distributed a copy of the letter to Whittier’s board members and advised them of Sterling’s expression of interest in Whittier.

David Dahl, Chairman of our board of directors, called a special meeting of the board to be held on November 27, 2006. Before the meeting, Mr. Rhodes distributed to the other board members a memorandum prepared by Thompson & Knight LLP, outside counsel to Whittier, which described the fiduciary duties of the board with respect to significant corporate transactions and other related matters.

Our board of directors convened a special meeting on November 27, 2006, during which Mr. Silverman described the material terms of the Sterling proposal and the expression of interest by the other potential acquirer. The representative from FBW was invited to the meeting and advised the board that the consideration proposed by Sterling would provide Whittier shareholders with an approximate 41% premium over Whittier’s November 21, 2006 closing price of approximately $7.82 per share. Mr. Silverman advised the board that Whittier management had not responded to the Sterling proposal and would not do so without the advice and consent of the board. Members of our board of directors engaged in a thorough discussion of the relative merits of the two proposals that had been submitted to Whittier. Our board concluded that Sterling’s proposal was favorable for two reasons. First, Sterling had provided Whittier management with comfort regarding its ability to finance the proposed acquisition, while the other acquirer was more leveraged and appeared less able to obtain suitable financing for the proposed acquisition. Second, Sterling had indicated that it would be willing to consider an all-cash transaction, while the other acquirer had proposed consideration consisting of cash and shares of its capital stock. Following this discussion, our board of directors authorized Whittier’s executive officers to proceed with negotiation of a definitive agreement with Sterling.

The board then directed management to engage FBW as lead financial advisor to Whittier with respect to a possible transaction with Sterling. An engagement letter was executed on behalf of Whittier with FBW later that day.

On December 4, 2006, Mayer Brown Rowe & Maw LLP (“Mayer Brown”), outside counsel to Sterling, transmitted to Thompson & Knight a due diligence request list. The following morning, representatives of Whittier and Sterling, their respective financial advisors, including NM Rothschild (“Rothschild”), as financial advisor to Sterling, and outside counsel met at the offices of Thompson & Knight to discuss preparation of a definitive merger agreement, production and delivery of due diligence and various other matters related to the potential transaction. That afternoon, Mayer Brown transmitted a proposed amendment to the previously executed mutual non-disclosure and confidentiality agreement between Whittier and Sterling, which added a provision requiring exclusive dealings between the parties and extended the term of the agreement to December 20, 2006. The amendment was subsequently executed by the two parties.

During the next several days, representatives of Whittier and Thompson & Knight organized and delivered additional due diligence items requested by Sterling. On December 8, 2006, Whittier engaged BMO to render an opinion as to the fairness from a financial point of view to Whittier or its stockholders, as appropriate, of the consideration to be received in connection with a merger of the sort being considered, or the sale of all or substantially all of the assets or the capital stock of Whittier, as well as certain other types of transactions.

Mayer Brown then transmitted an initial draft of the merger agreement on the evening of December 8, 2006. Thereafter, on December 11, 2006, Whittier management delivered the initial draft of the merger agreement and a summary of the merger agreement prepared by Thompson & Knight to our board of directors. On that day and continuing over the next several days, representatives of the parties continued to negotiate and revise the merger agreement, exhibits and disclosure schedules. Thompson & Knight transmitted a revised draft of the merger agreement to Mayer Brown on the evening of December 13, 2006. Whittier management delivered a copy of the revised draft of the merger agreement to our board of directors shortly thereafter.

On December 14, 2006, a regular meeting of our board of directors was held at Whittier’s offices. The FBW representative joined the meeting and provided the board with an update on Sterling’s financing plans and the likely timing of having a definitive agreement with their lenders. Representatives of BMO joined the meeting at the invitation of the board for a presentation and discussion of the potential transaction with Sterling. The BMO representatives discussed with the board a preliminary written report prepared by BMO regarding its analysis of Whittier’s value, including a preliminary net asset value analysis. Representatives of Thompson & Knight then directed the board’s attention to the initial draft of the merger agreement, the revised draft (along with a marked version of the revised draft) that included changes recommended by Whittier management and Thompson & Knight, and a memorandum prepared by Thompson & Knight that outlined certain key issues to consider in its evaluation of the merger agreement. Representatives of Thompson & Knight discussed the key issues memorandum and the proposed changes to the merger agreement. Thompson & Knight concluded its presentation and answered questions presented by various board members. In addition, the FBW representative provided the board with an update on the propsed timetable for a transaction following a conversation with a representative of NM Rothschild, Sterling’s financial adviser.

Over the next several days, representatives of Whittier and Thompson & Knight continued to provide additional due diligence items requested by Sterling, Rothschild and Mayer Brown. Whittier and Sterling executed a second amendment to the mutual non-disclosure and confidentiality agreement on December 18, 2006, which extended the term of the agreement and the exclusivity period to January 10, 2007. On the evening of December 21, 2006, Mayer Brown transmitted a revised draft of the merger agreement to Whittier and Thompson & Knight. Over the next several days, representatives of Whittier and Thompson & Knight discussed the unresolved issues included in the draft and possible revisions to the merger agreement. Whittier, Sterling and their respective legal counsel continued to address exhibit documents, including the voting agreements, and open due diligence items. Thompson & Knight transmitted a revised draft of the merger agreement to Mayer Brown on the afternoon of January 4, 2007.

Whittier continued to organize and deliver due diligence items that were responsive to the due diligence request list and additional inquiries by Sterling and Mayer Brown. Throughout December and early January, representatives of Sterling continued to review and analyze Whittier’s inventory of properties, oil and gas leases, joint operating agreements and related documentation. Whittier and Sterling management continued to discuss open issues relating to the merger agreement during this time.

On January 10, 2007, a special meeting of our board of directors was held to discuss the status of the potential transaction and open items relating to the merger agreement. The representative of FBW presented the board with a revised timetable relating to the execution of a definitive merger agreement. He also briefed the board on the status of Sterling’s efforts to obtain debt and equity financing prior to such execution. Representatives of Thompson & Knight then discussed the latest revisions to the merger agreement, the voting agreements and the proposed severance and retention plan.

Mr. Silverman spoke with Mr. Griggs on January 12, 2007 to further negotiate the break-up fee that was proposed in the initial draft of the merger agreement. The FBW representative previously had provided to Whittier management the results of a survey of break-up fees as a percentage of transaction or enterprise value for comparable transactions. After much discussion, Whittier and Sterling agreed that Whittier would pay a break-up fee of $5.5 million, or approximately 2.9% of Whittier’s enterprise value, in the event that the merger agreement was terminated under certain circumstances. During that day and over the next several days, Whittier and Sterling continued to negotiate the remaining material terms of the merger agreement.

On January 18, 2007, the parties finalized the terms of the merger agreement and the Whittier disclosure schedule. Later that day, Whittier’s board of directors met in a special meeting to consider the terms of the proposed business combination between Whittier and Sterling. Prior to the meeting, Whittier’s board of directors was provided with a substantially final draft of the merger agreement and other materials related to the transaction. At the meeting:

•       Thompson & Knight reviewed the board’s fiduciary duties in the context of its deliberations on the proposed transaction;

•       Thompson & Knight and management of Whittier provided a detailed presentation regarding the provisions of the proposed merger agreement, the voting agreements and related items;

•       FBW presented a review of the negotiation process and the resolution of issues associated with the proposed business combination; and

•       BMO presented its analysis and rendered an oral opinion, subsequently confirmed by delivery of its written opinion dated January 19, 2007, to the effect that as of that date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters set forth in the written opinion, the per share consideration to be received by Whittier’s stockholders in the merger was fair from a financial point of view to the holders of Whittier common stock (other than Sterling and its affiliates).

The Whittier board of directors discussed and considered the factors weighing in favor of, and the risks associated with, the combination as set forth below under “Reasons for the Merger and Board of Directors’ Recommendation.” After discussion, our board of directors unanimously approved the merger, the merger agreement, and the other transactions contemplated in the merger agreement and unanimously resolved to recommend that Whittier’s stockholders vote to approve the merger.

Following these board meetings, Mr. Rhodes and Mr. Griggs each advised the other that the merger had been approved by the respective boards of Whittier and Sterling. For timing reasons related to Sterling’s equity offering in the United Kingdom in order to partially finance the acquisition of Whittier, Whittier and Sterling executed the definitive merger agreement dated as of January 19, 2007 into escrow on January 18, 2007. Whittier and Sterling both released the executed merger agreement from escrow on the morning of January 19, 2007 upon Sterling obtaining sufficient assurances of the success of its equity offering in the United Kingdom. Concurrently with the execution of the merger agreement, each of the directors and executive officers of Whittier, as well as Whittier Ventures LLC, also executed and delivered into escrow a voting agreement with Sterling in which each agreed to vote in favor of the merger. These voting agreements were released from escrow at the same time as the definitive merger agreement on the morning of January 19, 2007. The parties issued separate press releases announcing the execution of the merger agreement on the morning of January 19, 2007.

Reasons for the Merger and Board of Directors’ Recommendation

Reasons for the Merger.   The terms of the merger agreement and the proposed merger are the result of arm’s-length negotiations between representatives of Whittier and representatives of Sterling. In arriving at its decision to approve and recommend the merger agreement for approval by our stockholders, our board of directors carefully considered a number of factors, including, but not limited to, the following:

•       the manner in which the public markets value exploration and production companies given the lack of predictability of their production streams;

•       the manner in which the public markets value steady production growth over financial returns;

•       our current and historical financial condition and our results of operations as a stand-alone company;

•       the views of our management as to our business, financial condition, competitive position, prospects and strategic objectives as an independent company and the risks involved in achieving those prospects and objectives;

•       whether it is an advisable time to consider the sale of Whittier;

•       current industry, economic and market conditions and trends in the markets in which we compete, including the likelihood of consolidation (both in terms of the possibility of other acquirers appearing and a corresponding decrease in the number of potential acquirers from other consolidation activity);

•       our current and historical market valuation and other companies in our sector, volatility and trading information with respect to our common stock, and the possibility of a revaluation by the market of Whittier and the sector;

•       the possible alternatives to the merger (including other acquisition or combination possibilities for Whittier and the possibility of continuing to operate as an independent entity, and the perceived risks thereof), the range of possible benefits to our stockholders of such alternatives and the timing and likelihood of accomplishing the goal of any of such alternatives, and our board of directors’ assessment that the merger with Sterling presents a superior opportunity to such alternatives;

•       the value of our reserves and exploration inventory under various scenarios for the business and commodity prices and the risks and rewards under those scenarios;

•       the importance of market position, significant scale and scope, and financial resources to our ability to continue to compete effectively in today’s environment, and to function effectively as an independent company; and

•       other historical information concerning our business, prospects, financial performance and condition, operations, technology, management and competitive position.

In the course of its deliberations, our board of directors also considered, among other things, the following positive factors:

•       the value of the consideration to be received by our stockholders in the merger pursuant to the merger agreement;

•       the fact that the $11.00 per share to be paid as the consideration in the merger represents:

•        a premium of $1.95, or approximately 21.5% over the trailing average closing sales price of $9.05 per share for our common stock as reported on the NASDAQ Global Market for the thirty (30) trading days ended January 18, 2007,

•        a premium of $2.14, or approximately 24.1% over the trailing average closing sales price of $8.86 per share for our common stock as reported on the NASDAQ Global Market for the five (5) trading days ended January 18, 2007, and

•        premium of $2.27, or approximately 26.0% over the closing sale price of $8.73 for our common stock as reported on the NASDAQ Global Market on January 18, 2007, the last full trading day prior to the public announcement of the proposed merger;

•       the value of $11.00 per share as merger consideration and the difficulty in achieving this value in the short or medium term without a transaction in light of the continuing significant overhang of shares of our common stock that were registered for resale in December 2005;

•       the fact that the merger consideration to be received by our stockholders consists entirely of cash, which provides certainty of value to holders of common stock compared to a transaction in which stockholders receive stock or other securities;

•       the financial presentation of BMO to Whittier’s board of directors on January 18, 2007, and its written opinion dated as of January 19, 2007, with respect to the fairness from a financial point of view of the per share consideration to be received by the holders of Whittier common stock in the proposed merger (see “The Merger—Opinion of BMO Capital Markets Corp.”);

•       the favorable views of FBW regarding the success of the negotiation process;

•       the terms of the merger agreement and related documents, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, including:

•        sufficient operating flexibility to allow us to conduct our business in the ordinary course between signing the merger agreement and consummating the merger;

•        the fact that the completion of the merger is not conditioned on Sterling obtaining financing;

•        the fact that we are not prohibited from responding (at any time prior to our stockholders’ approval of the merger agreement and in the manner provided in the merger agreement) to certain takeover proposals that our board of directors determines in good faith constitute a superior proposal, and, upon payment of a predetermined termination fee, we may terminate the merger agreement under certain circumstances.

•       after consulting with management regarding the discussions and negotiations conducted with Sterling, the belief that management had obtained the highest price per share that Sterling was willing to pay;

Our board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•       risks and contingencies related to the announcement and pendency of the merger, the possibility that the merger will not be consummated and the potential negative effect of public announcement of the merger on our sales, operating results and stock price and our ability to retain key management and personnel;

•       that our stockholders would not benefit from any potential future increase in our value;

•       the conditions to Sterling’s obligation to complete the merger and the right of Sterling to terminate the merger agreement under certain circumstances;

•       that we have agreed to pay Sterling a termination fee of $5.5 million if the merger agreement is terminated under certain circumstances;

•       that gains from an all-cash transaction would generally be taxable to stockholders for United States federal income tax purposes; and

•       the interests that certain of our directors and executive officers may have with respect to the merger in addition to their interests as stockholders of Whittier generally, as described in “The Merger—Interests of Certain Persons in the Merger.”

During its consideration of the merger with Sterling, our board of directors was also aware that some of our directors and executive officers have interests in the merger that are in addition to or different from those of our stockholders generally as a result of their change of control and severance arrangements and equity compensation as discussed further in “The Merger—Interests of Certain Persons in the Merger.”

The preceding discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors, but rather, our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management and legal and financial advisors.

Board of Directors Recommendation.   After careful consideration, our board of directors has unanimously determined that the merger is fair to, and in the best interests of, Whittier and our stockholders, and approved the merger agreement. ACCORDINGLY, THE BOARD OF DIRECTORS OF WHITTIER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

Opinion of BMO Capital Markets Corp.

BMO Capital Markets Corp. (“BMO”) has rendered its written opinion, dated January 19, 2007, to Whittier’s board of directors to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters set forth in its opinion, the per share consideration to be received by Whittier’s stockholders in the merger was fair from a financial point of view to the holders of Whittier common stock (other than Sterling and its affiliates).

The full text of the BMO written opinion, dated January 19, 2007, to Whittier’s board of directors, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered, is attached as Appendix B. The summary of the BMO opinion included in this proxy statement is qualified in its entirety by reference to the full text of the opinion, which is incorporated by reference. Holders of Whittier common stock are encouraged to read the opinion carefully and in its entirety.

In connection with its opinion, BMO, among other things:

•       reviewed a draft, dated January 19, 2007, of the merger agreement;

•       reviewed a draft, dated January 19, 2007, of the voting agreement to be entered into by certain of our stockholders, Sterling Energy plc and Sterling Onshore Inc.;

•       reviewed certain publicly available business and financial information for us that BMO deemed to be relevant, including, without limitation, our Annual Reports on Form 10-KSB for years ended December 31, 2005 and 2004;

•       reviewed certain public information regarding our industry;

•       reviewed certain financial and operating information with respect to our business, operations and prospects, including financial and operating projections furnished by our management and certain estimates of proved and non-proved reserves from H.J. Gruy and Associates, Inc. and DeGolyer and MacNaughton (the “Reserve Engineers”) and our management, projected future production, revenue, operating costs and capital investments;

•       conducted discussions with members of our management regarding our past and current business operations, financial condition and future prospects;

•       reviewed certain financial and stock market information for selected publicly traded companies that BMO deemed to be relevant;

•       reviewed the financial terms, to the extent publicly available, of selected precedent transactions involving companies in our industry that BMO deemed to be relevant; and

•       performed such other studies and analyses, and conducted such discussions, as BMO considered appropriate.

In rendering its opinion, BMO assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by us or our representatives or advisors or obtained by BMO from other sources, and further relied upon the assurance of our management that they are not aware of any information or facts that would make the information provided by our management inaccurate or misleading.  BMO did not independently verify such information, undertake an independent appraisal of our assets or liabilities (contingent or otherwise), or receive any such appraisals other than by the Reserve Engineers.  BMO did not evaluate our solvency or fair value or that of Sterling Energy plc or its affiliates under any state or federal laws relating to bankruptcy, insolvency or similar matters.  In addition, BMO did not assume any obligation to conduct, and did not conduct, any physical inspection of our properties or facilities or those of the Buyer.  With respect to financial forecasts for us, BMO assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and judgment of our management as to our expected future financial performance.  BMO also assumed that the final form of the merger agreement and voting agreement did not differ in any material respect from the drafts thereof provided to it.  Finally, BMO assumed that all of the conditions to the merger will be satisfied and that the merger will be consummated on the terms reflected in the merger agreement, without waiver or amendment thereof.

BMO’s opinion is necessarily based upon financial, economic, market and other conditions as they existed, and the information made available to BMO, as of the date of the written opinion.  In connection with the merger, BMO did not act as financial advisor to us, Sterling Energy plc or any other party with respect to the merger other than in rendering its opinion.  Accordingly, BMO was not involved in any aspect of the proposed transaction, including, without limitation, any process undertaken by us to solicit interest with respect to the transaction or the negotiation of the merger agreement or any of the other terms of the proposed transaction.  In addition, BMO expressed no opinion as to the price at which shares of our common stock would actually trade following announcement of the merger.

The BMO opinion addresses only the fairness from a financial point of view to the holders of Whittier common stock of the merger consideration to be received in the merger and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. The BMO opinion does not address the merits of the merger as compared to alternative transactions or strategies that may be available to Whittier nor does it address Whittier’s underlying decision to proceed with the merger. The BMO opinion also does not constitute a recommendation to any stockholder of Whittier as to how such stockholder should vote or act on any matter relating to the proposed merger.

Summary of Financial and Other Analyses

In arriving at its opinion to Whittier’s board of directors, BMO performed a variety of financial and other analyses, including those described below. The summary of BMO’s analyses described below is not a complete description of the analyses underlying BMO’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those analytic methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. BMO arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not attribute any particular weight to any analysis or factor it considered. Accordingly, BMO believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, BMO considered general business, economic, industry and market performance and conditions (financial and otherwise) and other matters, many of which are beyond the control of Whittier. No company, transaction or business used in BMO’s analyses as a comparison is identical to Whittier or the proposed merger, and while the results of each analysis are taken into account in reaching its opinion, BMO does not make separate or quantifiable judgments regarding individual analyses. The estimates contained in BMO’s analyses and ranges of values indicated by any particular analysis are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Whittier. Accordingly, much of the information used in, and the results of, BMO’s analyses are inherently subject to substantial uncertainty.

The BMO opinion and BMO’s financial and other analyses were provided to Whittier’s board of directors in connection with its consideration of the proposed merger and were only one of many factors considered by Whittier’s board of directors in evaluating the proposed merger. Neither the BMO opinion nor BMO’s analyses were determinative of the merger consideration or of the views of Whittier’s board of directors or management with respect to the merger. Moreover, the opinion and the analyses do not purport to be appraisals or to reflect the prices at which shares of Whittier common stock might actually trade.

The following is a summary of the material financial and other analyses presented by BMO to Whittier’s board of directors in connection with the BMO opinion dated January 19, 2007. The financial and other analyses summarized below include information presented in tabular format. In order to fully understand BMO’s analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the financial and other analyses, including the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of BMO’s analyses.

Comparable Company Trading Analysis

Using publicly available financial and operating data, including publicly available research analyst estimates, for selected companies in the oil and gas exploration and production industry, BMO calculated multiples and percentages of enterprise value to:

•       earnings before interest, taxes, depreciation, amortization and exploration expenditures (referred to as “EBITDAX”) for the last twelve months ended September 30, 2006;

•       estimated 2006 EBITDAX;

•       estimated 2007 EBITDAX;

•       proved oil and gas reserves (in $ per thousands of cubic feet equivalents or $/Mcfe); and

•       estimated 2006 oil and gas production (in $/Mcfe per day or $/Mcfe/d).

For purposes of calculating Mcfe, six thousand cubic feet of natural gas are deemed equivalent to one barrel of oil. Enterprise values in this analysis were calculated using the closing price of common stock of Whittier and the selected companies as of January 17, 2007.

In addition, using publicly available financial and operating data, including publicly available research analyst estimates, for selected companies in the oil and gas exploration and production industry, BMO calculated multiples and percentages of stock price to:

•       discretionary cash flow (referred to as “DCF”) for the last twelve months ended September 30, 2006;

•       estimated 2006 DCF; and

•       estimated 2007 DCF.

The selected companies in the oil and gas exploration and production industry were:

•       Brigham Exploration Company

•       Clayton Williams Energy, Inc.

•       Comstock Resources, Inc.

•       Edge Petroleum Corporation

•       PetroQuest Energy, Inc.

•       RAM Energy Resources, Inc.

•       Whittier

BMO applied the ranges indicated by the selected companies analysis to corresponding financial and operating data for Whittier, including estimates provided by the management of Whittier. That analysis indicated an implied reference range value per share of Whittier common stock of $7.26 to $11.55 as compared to the proposed merger consideration of $11.00 per share of Whittier common stock.

Comparable Transaction Analysis

Using publicly available financial and operating data and other information relating to selected transactions involving oil and gas exploration and production companies, BMO calculated multiples of transaction value to:

•       EBITDAX for the last twelve months ended September 30, 2006;

•       estimated 2006 EBITDAX;

•       estimated 2007 EBITDAX;

•       proved oil and gas reserves (in $ per thousands of cubic feet equivalents or $/Mcfe); and

•       estimated 2006 oil and gas production (in $/Mcfe per day or $/Mcfe/d).

Using publicly available financial and operating data and other information relating to selected transactions involving oil and gas exploration and production companies, BMO calculated multiples of purchase price to:

•       DCF for the last twelve months ended September 30, 2006;

•       estimated 2006 DCF; and

•       estimated 2007 DCF.

The selected transactions involving companies in the oil and gas exploration and production industry were:

Acquirer	Target
2007:
Forest Oil Corporation	The Houston Exploration Company
2006:
EXCO Resources, Inc.	Winchester Energy Company
Anadarko Petroleum Corporation	Kerr-McGee Corporation
Anadarko Petroleum Corporation	Western Gas Resources, Inc.
Petrohawk Energy Corporation	KCS Energy, Inc.
Pogo Producing Company	Latigo Petroleum, Inc.
2005:
Occidental Petroleum Corporation	Vintage Petroleum, Inc.
Whiting Petroleum Corporation	Celero Energy, LP
Petrohawk Energy Corporation	Mission Resources Corporation
Cimarex Energy Company	Magnum Hunter Resources, Inc.
2004:
Forest Oil Corporation	The Wiser Oil Company
Kerr-McGee Corporation	Westport Resources Corporation
Plains Exploration & Production Company	Nuevo Energy Company

BMO applied the ranges indicated by the selected transactions analysis to corresponding operating data for Whittier, including estimates provided by the management of Whittier and information from the reserve report. That analysis indicated an implied reference range value per share of Whittier common stock of $8.58 to $13.00 as compared to the proposed merger consideration of $11.00 per share of Whittier common stock.

BMO also reviewed publicly available information relating to 84 announced oil and gas property transactions from 2004 through January 18, 2007 in the Permian Basin and South Texas/Onshore Gulf Coast Regions of the United States. Using this information, BMO projected transaction parameters for Whittier’s proved reserves and production in the respective operating regions by calculating ratios of enterprise value to proved oil and gas reserves (in $ per thousands of cubic feet equivalents or $/Mcfe) and to oil and gas production (in $/Mcfe per day or $/Mcfe/d).

BMO applied the ranges indicated by the selected transactions analysis to corresponding operating data for Whittier, including estimates provided by the management of Whittier and information from the reserve report. That analysis indicated an implied reference range value per share of Whittier common stock of $7.81 to $12.78 as compared to the proposed merger consideration of $11.00 per share of Whittier common stock.

Premiums Paid Analysis

BMO reviewed publicly available information for selected, completed or pending U.S. upstream M&A corporate transactions to determine the premiums paid in the transactions over recent trading prices of the target companies prior to announcement of the transaction. BMO selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources.

The selected transactions in the oil and gas exploration and production industry were:

Announcement Date	Acquirer	Target
January 17, 2007	Forest Oil Corporation	The Houston Exploration Company
June 23, 2006	Anadarko Petroleum Corporation	Western Gas Resources, Inc.
June 23, 2006	Anadarko Petroleum Corporation	Kerr-McGee Corporation
April 21, 2006	Petrohawk Energy Corporation	KCS Energy, Inc.
October 13, 2005	Occidental Petroleum Corporation	Vintage Petroleum, Inc.
April 4, 2005	Petrohawk Energy Corporation	Mission Resources Corporation
January 26, 2005	Cimarex Energy Company	Magnum Hunter Resources, Inc.
May 24, 2004	Forest Oil Corporation	The Wiser Oil Company
April 7, 2004	Kerr-McGee Corporation	Westport Resources Corporation
February 12, 2004	Plains Exploration & Production Company	Nuevo Energy Company

The table below shows the comparison of premiums paid in these transactions.

	Comparable Transactions
	Minimum	Mean	Median	Maximum
One-day closing price	(3)%	22%	23%	49%
Ten-day average closing price	1.0%	22%	22%	47%
Thirty-day average closing price	(3)%	21%	24%	35%

BMO applied the ranges indicated by the selected transactions to Whittier’s one-day, ten-day average, and thirty-day average closing share prices as of January 18, 2007. That analysis indicated an implied reference range value per share of Whittier common stock of $10.20 to $12.29 as compared to the proposed merger consideration of $11.00 per share of Whittier common stock.

Net Asset Valuation Analysis

BMO conducted an analysis of the pre-tax net present value of Whittier’s potential future cash flows expected to be generated from Whittier’s proved, probable, and possible reserves as of October 1, 2006. The net asset valuation was based upon estimated reserves and production cost estimates provided by Whittier’s management. The present value of the future cash flows was determined using a range of discount rates as described below.

BMO conducted an analysis using a Management Case and a Sensitivity Case. In both the Management Case and Sensitivity Case, risk levels were applied to the proved, probable and possible reserves. In addition, BMO used discount rates ranging from 10%-17.5% for the proved reserve categories and 30% for the probable and possible reserve categories in the Management Case and used discount rates ranging from 8%-15% for the proved reserve categories and 25% for the probable and possible reserve categories in the Sensitivity Case.

BMO also performed sensitivity analysis under four commodity price scenarios (Case I, Case II, Case III, and Management Price Case). In all pricing cases, actual realized prices were used for the fourth quarter of 2006. In 2007 and beyond, the Management Price Case was a flat $60.00/Bbl for oil and $7.00/MMBtu for gas provided by Whittier. For Cases I, II, and III, New York Mercantile Exchange (“NYMEX”) strip pricing as of January 17, 2007 was used for the periods from 2007 through 2010 for oil and gas. For 2011 and beyond, $50.00, $60.00 and $70.00/Bbl for oil and $6.00, $7.00, and $8.00/MMBtu for gas was used and held flat through the life of the reserves. BMO made adjustments to the above pricing cases based on the historical relationship between benchmark prices and Whittier’s realized prices.

The net asset valuation analysis yielded valuations for Whittier that implied an equity value range of $8.33 to $9.97 per share of Whittier common stock as compared to the proposed merger consideration of $11.00 per share of Whittier common stock.

Discounted Cash Flow Valuation Analysis

BMO prepared a discounted cash flow model in which it analyzed Whittier based on five years of projected cash flows with a terminal multiple applied to 2011 unlevered cash flows and discounted back to a present equity value. BMO’s discounted cash flow model utilized certain information and projections provided by the management of Whittier. The equity value ranges yielded from the discounted cash flow analysis are based on a range of estimated finding and development costs, including dry hole cost. The range is based on projections provided by Whittier and published estimates by certain independent equity research analysts.

BMO used discount rates of 10% to 14% and terminal value EBITDAX multiples of 4.5x to 6.5x. The discount rates were based on BMO’s review of the financial terms of similar transactions in the section of comparable capitalization exploration and production companies. The terminal value multiples were selected based on the trading multiples of comparable publicly traded companies and the multiples of recently completed or proposed acquisitions of similar assets and companies.

In all pricing cases, BMO’s price forecasts blended with actual realized prices for the fourth quarter of 2006. The Management Case was a flat $60.00/Bbl for oil and $7.00/MMBtu for gas provided by Whittier. For Cases I, II, and III, NYMEX strip pricing as of December 31, 2006 was used for the periods from 2006 through 2010 for oil and gas. For 2011 and beyond, $50.00, $60.00, and $70.00/Bbl for oil and $6.00, $7.00, and $8.00/MMBtu for gas were used and held flat through the life of the reserves. BMO made adjustments to the above pricing cases based on the historical relationship between the benchmark prices and Whittier’s realized prices.

The discounted cash flow valuation analysis yielded valuations for Whittier that implied an equity value range of $6.98 to $12.33 per share of Whittier common stock as compared to the proposed merger consideration of $11.00 per share of Whittier common stock.

General

Whittier selected BMO to render a fairness opinion based on BMO’s experience and reputation and its familiarity with Whittier and its business. BMO is a leading, full-service North American financial services provider and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

BMO was engaged by Whittier solely to provide Whittier’s board of directors with BMO’s opinion with respect to the fairness from a financial point of view of the per share consideration to be received by the holders of Whittier common stock in the proposed merger and was not requested to and did not solicit third party indications of interest in acquiring all or any part of Whittier nor did BMO participate in the negotiation of the terms of the merger. Pursuant to the terms of an engagement letter, Whittier paid BMO a customary fee upon the delivery of BMO’s written opinion, which fee was not contingent upon successful consummation of the proposed merger. Whittier has also agreed to reimburse BMO for its expenses and to indemnify BMO and certain related parties against liabilities, including liabilities under the federal securities laws, arising out of BMO’s engagement. BMO and its affiliates have from time-to-time in the past provided, and in the future may provide, investment banking and other financial services to Whittier, for which BMO has received, and would expect to receive, compensation. In addition, BMO and its affiliates may in the future provide investment banking and other financial services to Sterling or its affiliates for which BMO would expect to receive consideration. BMO is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, BMO and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Whittier, Sterling and any other company that may be involved in the merger.

Interests of Certain Persons in the Merger

When considering the recommendation of our board of directors, you should be aware that some of our executive officers and directors have interests in the merger that are different from, or in addition to, yours. Our board of directors was aware of these interests and considered them, among other things, in adopting the merger agreement and the merger. These interests are described below.

Indemnification and Insurance

The merger agreement provides that, without limiting any other rights that any person may have pursuant to any employment agreement, indemnification agreement or other arrangement, who served as director or officer of Whittier or any of our subsidiaries prior to the effective time of the merger, Sterling will from and after the effective time of the merger, to the fullest extent permitted by law, cause the surviving corporation to indemnify (including advancing funds for expenses) such persons for acts or omissions by such persons occurring at or prior to the effective time and any claims related thereto as a result of such person’s service as a director, officer, trustee, employee, agent or fiduciary or Whittier or any of our subsidiaries or any employee benefit plan maintained by Whittier or any of our subsidiaries at or prior to the effective time of the merger.

In addition, the merger agreement provides that for a period of six years after the effective time of the merger, Sterling will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Whittier (provided that Sterling may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events that occurred at or before the effective time of the merger. In no event, however, will Sterling be required to provide coverage at an annual premium that is in excess of 150% of the amount of the aggregate annual premiums paid by Whittier as of the date of the merger agreement. In addition, Sterling will, and will cause the surviving corporation to, keep in full force and effect and comply with the terms and conditions of any agreement in effect as of the date of the merger agreement between or among Whittier or any of our subsidiaries and any such person providing for the indemnification of such person. Sterling and Merger Sub will also cause the surviving corporation to include and cause to be maintained in Merger Sub’s (or any successor’s) articles of incorporation and bylaws for a period of at least six years from and after the effective time of the merger provisions regarding elimination of liability of directors, indemnification of directors, officers and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions contained in Whittier’s articles of incorporation and bylaws, in each case as in effect on the date of the merger agreement.

Accelerated Vesting of Options; Warrants

As of the record date, there were 1,017,221 shares of our common stock subject to stock options granted under our stock option plans to our current executive officers and directors. The merger agreement provides that all of our outstanding stock options issued pursuant to our stock option plans, whether or not vested or exercisable, will, as of the effective time of the merger, become fully exercisable and thereafter represent the right to receive an amount in cash, less applicable tax withholding and without interest, equal to the product of:

•       the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•       the excess of $11.00 over the exercise price per share of common stock subject to such option.

The following table summarizes the vested and unvested options held by our directors and executive officers as of February 20, 2007 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options:

	Number of Shares Underlying Vested and Unvested Options	Weighted Average Exercise Price of Vested and Unvested Options	Resulting Consideration(1)
Directors:
David A. Dahl	69,303	$8.08	$202,573
Charles O. Buckner	90,966	8.08	265,174
David B. Kilpatrick	62,616	8.69	144,918
Bryce W. Rhodes(2)	322,653	8.47	817,307
Ray R. Seegmiller	58,518	8.73	132,665
Arlo G. Sorensen	60,916	8.08	177,850
Executive Officers:
Daniel H. Silverman	232,248	$8.86	$496,566
Geoffrey M. Stone	120,000	8.14	343,200

(1)          The amounts set forth in this “Resulting Consideration” column are calculated based on the actual exercise prices underlying the related options, as opposed to the weighted average exercise price per share of vested and unvested options.

(2)          Bryce W. Rhodes is a member of our board of directors and also serves as President and Chief Executive Officer of Whittier.

Warrants.   As of the record date, warrants to purchase 30,000 shares of our common stock were held by our current executive officers and directors. The merger agreement provides that each warrant will be converted into the right to receive an amount in cash, less applicable tax withholding and without interest, equal to the product of:

•       the number of shares of our common stock subject to such warrant as of the effective time of the merger, multiplied by

•       $3.50, which represents the excess of $11.00 over the exercise price per share of common stock subject to such warrant.

The following table summarizes the number of outstanding shares of our common stock underlying warrants held by our directors and executive officers as of February 20, 2007 and the consideration that each of them will receive pursuant to the merger agreement in connection with such warrants:

	Number of Shares Underlying Warrants	Exercise Price of Warrants	Resulting Consideration
Directors:
David A. Dahl	—	—	—
Charles O. Buckner	5,000	$7.50	$17,500
David B. Kilpatrick	—	—	—
Bryce W. Rhodes(1)	20,000	7.50	70,000
Ray R. Seegmiller	—	—	—
Arlo G. Sorensen	—	—	—
Executive Officers:
Daniel H. Silverman	5,000	7.50	17,500
Geoffrey M. Stone	—	—	—

(1)          Bryce W. Rhodes is a member of our board of directors and also serves as President and Chief Executive Officer of Whittier.

Change of Control Payments

On January 18, 2007, our board of directors approved the following one-time change of control payments to our executive officers, which may be awarded in the event that the proposed merger or an alternative transaction constituting a change of control of Whittier is consummated:

Executive Officer	Title	Change of Control Payment
Bryce W. Rhodes	President and Chief Executive Officer	$240,000
Daniel H. Silverman	Executive Vice President and Chief Operating Officer	240,000
Geoffrey M. Stone	Vice President of Finance and Chief Accounting Officer	175,000

Consummation of the proposed merger with Sterling will constitute of “change of control” of Whittier. The change of control payments are not payable under all circumstances. If any of the executive officers listed above is terminated for economic cause or without cause within ten (10) business days following the consummation of the proposed merger or any alternative transaction such that the executive officer is entitled to receive severance benefits under his employment agreement then in effect, the executive officer will receive a change of control payment in an amount, if any, equal to the amount set forth opposite his name above less the severance benefit that he is entitled to receive under the terms of his employment agreement.

Severance Benefits Under Executive Employment Agreements

Each of our executive officers is a party to an employment agreement with Whittier. Under the terms of those agreements, our executive officers may be entitled to the payment of severance benefits in the event they are terminated following a change of control of Whittier:

Executive Officer	Title	Severance Benefit
Bryce W. Rhodes	President and Chief Executive Officer	$240,000
Daniel H. Silverman	Executive Vice President and Chief Operating Officer	240,000
Geoffrey M. Stone	Vice President of Finance and Chief Accounting Officer	175,000

Consummation of the proposed merger with Sterling will constitute a “change of control” of Whittier. In the event an executive officer is terminated by Whittier without cause or for economic cause or by the executive for “good reason,” including a material change in the executive’s responsibilities, the executive is entitled to receive severance benefits consisting of one year’s base salary, accrued but unpaid bonus awards and medical, dental and vision benefits for an additional year after termination. As discussed above under “Interests of Certain Persons in the Merger—Change of Control Payments,” if any of the executive officers is terminated within ten (10) business days following a change of control transaction, that executive will be entitled to receive an amount equal to the greater of the change of control payment or the severance benefit under his employment agreement. In the event that any of the executive officers is not terminated during that ten-day period, but is subsequently terminated while the executive’s severance benefits under his employment agreement are still in effect, he may be entitled to receive full severance benefits in addition to the change of control payment described above.

Retention Bonus Under Whittier Retention and Severance Plan

On January 18, 2007, our board of directors approved and adopted the Whittier Energy Corporation Severance and Retention Plan (the “Severance and Retention Plan”) effective as of that date. Certain employees of Whittier are now covered by the Severance and Retention Plan, which provides for the payment of a retention bonus and/or severance benefit to employees following a change of control of Whittier. Although our executive officers will not receive a severance benefit under the Severance and Retention Plan, they are eligible to receive a retention bonus equal to one-half of their current base salary following a change of control of Whittier, as follows:

Executive Officer	Title	Retention Bonus
Bryce W. Rhodes	President and Chief Executive Officer	$120,000
Daniel H. Silverman	Executive Vice President and Chief Operating Officer	120,000
Geoffrey M. Stone	Vice President of Finance and Chief Accounting Officer	87,500

The proposed merger with Sterling will constitute a “change of control” under the Severance and Retention Plan and our executive officers will receive the retention bonuses described above if their employment with the surviving corporation continues for 90 days after the merger is consummated. The executive officers will also be entitled to receive the retention bonuses described above if such an officer is involuntarily terminated prior to the expiration of the 90-day period, including constructive termination through a material change in the executive’s responsibilities.

New Employment Agreements

It is anticipated that after the closing of the merger, Sterling will give notice not to renew the current employment agreements of certain of Whittier’s executive officers and will enter into new employment agreements with such executive officers, with such agreements becoming effective as of June 2, 2007. Such individuals will be entitled to a base salary that is not less than their base salary during 2006 and a bonus that is not less than the average of such individual’s bonus for 2005 and 2006.

Appraisal Rights

Any holder of record of Whittier common stock who delivers to Whittier, before a vote is taken on the approval of the merger agreement, written notice of its intent to demand payment for its shares if the proposed merger is effectuated, and who otherwise complies with the applicable provisions of Chapter 92A of the Nevada Revised Statutes (“NRS”), will be entitled to exercise appraisal rights under Chapter 92A.300 through 92A.500, inclusive, of the NRS in connection with the merger. A person having a beneficial interest in shares of Whittier common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the NRS and is qualified in its entirety by the full text of the relevant portions of Chapter 92A of the NRS, which are reprinted in their entirety as Appendix C and incorporated into this proxy statement by reference. All references in Chapter 92A of the NRS and in this summary to a “stockholder” or “holder” are to the record holder of the shares of Whittier common stock as to which appraisal rights are asserted.

Holders of shares of Whittier common stock who follow the procedures set forth in Chapter 92A of the NRS will be entitled to have their Whittier common stock appraised and to receive, in lieu of the merger consideration, payment in cash of the “fair value” of their shares of Whittier common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the appraisal.

Under Chapter 92A of the NRS, when a proposed merger is to be submitted for approval at a meeting of its stockholders, the corporation, not less than 10 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for the meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Chapter 92A.300 through 92A.500, inclusive, of the NRS.

This proxy statement constitutes the required notice to the holders of the shares of Whittier common stock in respect of the merger, and the relevant portions of Chapter 92A of the NRS is attached to this proxy statement as Appendix C. Any Whittier stockholder who wishes to exercise appraisal rights in connection with the merger or who wishes to preserve the right to do so should review the following discussion and Appendix C carefully because failure to timely and properly comply with the procedures specified in Appendix C will result in the loss of appraisal rights under the NRS.

A holder of Whittier common stock wishing to exercise appraisal rights must not vote in favor of the approval of the merger agreement, and must deliver to Whittier a written demand for appraisal of their Whittier common stock before the taking of the vote on the approval of the merger agreement at the Whittier special meeting. This written demand for appraisal must be separate from any proxy or ballot abstaining from the vote on the approval of the merger agreement or instructing or effecting a vote against the approval of the merger agreement. This demand must reasonably inform Whittier of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares in connection with the merger. A holder of Whittier common stock wishing to exercise appraisal rights must be the record holder of the shares of Whittier common stock on the date the written demand for appraisal is made and must continue to hold the shares of Whittier common stock through the effective date of the merger.

Accordingly, a holder of Whittier common stock who is the record holder of Whittier common stock on the date the written demand for appraisal is made but who thereafter transfers the shares of Whittier common stock prior to consummation of the merger will lose any right to appraisal in respect of such shares of Whittier common stock.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the approval of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST approval of the merger agreement, or abstain from voting on the approval of the merger agreement.

Only a holder of record of Whittier common stock on the date of the making of a demand for appraisal will be entitled to assert appraisal rights for the shares of Whittier common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates and must state that the person intends to demand appraisal of the holder’s shares. If the shares of Whittier common stock are held of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, execution of the demand should be made in that capacity, and if the Whittier common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record holder or holders. A record holder such as a broker who holds Whittier common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Whittier common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the Whittier common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of Whittier common stock as to which appraisal is sought. When no number of shares of Whittier common stock is expressly mentioned, the demand will be presumed to cover all shares of Whittier common stock in brokerage accounts or other nominee forms held by such record holder. Beneficial holders who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Chapter 92A of the NRS are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to Whittier Energy Corporation, 333 Clay Street, Suite 700, Houston, TX 77002 Attention: Geoffrey M. Stone, Vice President of Finance and Chief Accounting Officer.

Material United States Federal Income Tax Consequences of the Merger

General.   The following is a summary of the material U.S. federal income tax consequences of the merger that are generally applicable to U.S. holders and non-U.S. holders (as defined below) of Whittier common stock. However, this discussion does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons who are subject to special treatment under the U.S. federal income tax laws. In particular, this discussion deals only with holders that hold shares of Whittier common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this discussion does not address the tax treatment of special classes of holders, such as entities treated as partnerships for U.S. federal income tax purposes or Whittier stockholders that hold their shares through such entities treated as partnerships for U.S. federal income tax purposes, mutual funds, banks, insurance companies, regulated investment companies, tax-exempt entities, financial institutions, dealers in securities or foreign currencies, traders in securities that mark-to-market, persons, if any, holding Whittier common stock as “qualified small business stock,” persons holding Whittier common stock as part of a hedging, “straddle,” conversion or other integrated or risk reduction transaction, certain former citizens or long-term residents of the United States, U.S. holders whose functional currency is not the U.S. dollar, or persons subject to the alternative minimum tax. This discussion may not be applicable to holders who acquired Whittier common stock pursuant to the exercise of options or otherwise as compensation. Furthermore, this discussion does not address any aspect of state, local or foreign tax considerations and U.S. federal laws other than U.S. federal income tax laws. We urge you to consult your own tax advisor as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to you of the merger.

As used in this proxy statement, a “U.S. holder” means a beneficial owner of Whittier common stock who is for U.S. federal income tax purposes:

•       a citizen or resident of the United States;

•       a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the law of the United States or any of its political subdivisions;

•       an estate that is subject to U.S. federal income tax on its income regardless of source; or

•       a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

For purposes of this summary, a “non-U.S. holder” means a beneficial owner of shares of Whittier common stock that is not a U.S. holder.

If a partnership holds Whittier common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold stock are urged to consult their own tax advisors about the U.S. federal income tax consequences of the merger.

This discussion is based on the Code, applicable Department of Treasury regulations promulgated thereunder, judicial authority and administrative rulings and practice, all as of the date of this proxy statement. Future legislative, judicial or administrative changes or interpretations may adversely affect the accuracy of the statements and conclusions described in this proxy statement. Any changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

Consequences of the Merger to Whittier Stockholders that are U.S. Holders.   The receipt of cash in exchange for Whittier common stock in the merger or as a result of the exercise of appraisal rights generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the Whittier common stock exchanged in the merger. The amount and character of gain or loss will be calculated separately for each block of shares, with each block of shares consisting of shares acquired at the same cost in a single transaction. Holders should consult their own tax advisors regarding the manner in which gain or loss should be calculated among different blocks of Whittier common stock surrendered in the merger. The gain or loss recognized will be long-term capital gain or loss if the U.S. holder held the Whittier common stock for more than one year as of the effective time of the merger. Certain limitations apply to the deductibility of capital losses by U.S. holders.

Treatment of Capital Gains and Losses and Qualified Dividends.   Capital gain of a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15% if the Whittier shares were held for more than one year when the merger occurs. Capital gain on stock held for one year or less may be taxed at regular rates up to 35%. The deduction of any capital loss is subject to limitations of general application.

Consequences of the Merger to Whittier Stockholders that are not U.S. Holders.   The following discusses the material U.S. federal income tax consequences to non-U.S. holders of the transactions contemplated in the merger agreement. This summary, however, does not address the material U.S. federal income tax consequences to non-U.S. holders that are subject to special rules, such as:

•       a non-U.S. holder that holds its Whittier common stock in connection with a trade or business conducted in the United States or in connection with an office or fixed place of business located in the United States;

•       a “controlled foreign corporation” or a “passive foreign investment company”;

•       a nonresident alien individual that either (1) is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met or (2) is subject to provisions of the Code applicable to expatriates; or

•       a holder that is affected by the provisions of an income tax treaty to which the United States is a party.

Such non-U.S. holders should consult their own tax advisors to determine the tax consequences of the merger.

In general, a non-U.S. holder of Whittier common stock will not be subject to U.S. federal income tax on any gain realized upon the disposition of Whittier common stock pursuant to the merger so long as:

•       the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder;

•       if the non-U.S. holder is an individual, the non-U.S. holder either (1) is not present in the United States for 183 days or more in the taxable year of disposition, or (2) does not have a “tax home” in the United States for U.S. federal income tax purposes and meets certain other requirements;

•       the non-U.S. holder is not subject to tax under the provisions of the Code regarding the taxation of U.S. expatriates; and

•       the non-U.S. holder has not owned, directly or indirectly, more than 5% of the outstanding Whittier common stock at any time during the five-year period ending on the date of the merger.

A non-U.S. holder that does not meet the foregoing requirements will be subject to U.S. federal income tax upon the exchange of Whittier common stock for cash in the merger. Such gain or loss will be measured by the difference between the sum of the amount of any cash received over the holder’s tax basis in its Whittier common stock surrendered in the merger. Any gain or loss recognized by a non-U.S. holder in the merger generally will be treated as income effectively connected with a U.S. trade or business and be taxable in the same manner as a U.S. holder (summarized above). The deduction of any loss will be subject to the effect of certain loss limitation rules.

A non-U.S. holder subject to U.S. federal income tax also may be required to:

•       file a U.S. federal income tax return reporting the gain subject to tax as income effectively connected with the conduct of a trade or business within the United States and taxable as either ordinary income or capital gain; and

•       pay any tax due upon the filing of the return or, depending upon the circumstances, earlier through estimated payments.

Federal Income Tax Backup Withholding.   Certain U.S. and non-U.S. holders may be subject to backup withholding (currently at the rate of 28%) with respect to a payment of cash in the merger unless the holder:

•       is a corporation or comes within certain other exempt categories (including financial institutions and tax-exempt organizations) and, in each case, complies with applicable certification requirements; or

•       provides a correct taxpayer identification number and certifies, under penalties of perjury, that the holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

Any amount withheld under these rules may be refunded or credited against the holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service. In addition to being subject to backup withholding, if a holder does not provide Sterling (or the exchange agent) with its correct taxpayer identification number, the holder may be subject to penalties imposed by the Internal Revenue Service.

The summary of material U.S. federal income tax consequences set forth above is intended to provide only a general summary of the merger and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-U.S. federal income tax or any foreign, state, local or other tax consequences of the merger. Accordingly, holders should consult their own tax advisor to determine the particular federal, state, local or foreign income, reporting or other tax consequences of the merger to that holder.

Regulatory Matters

Committee on Foreign Investments in the United States.   Because Sterling is a foreign corporation, the President of the United States has the authority to block the merger if he determines that the merger threatens to impair the national security of the United States. Whittier and Sterling have jointly and voluntarily filed a notification to CFIUS, which examines proposed foreign acquisitions and makes recommendations to the President. Although the CFIUS process can, by statute, take up to 90 days, we anticipate that CFIUS will conclude by the middle of March that the merger does not threaten to impair the national security of the United States.

General.   It is possible that any of the governmental entities, including foreign governmental entities, with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. We cannot assure you that Sterling or Whittier will be able to satisfy or comply with these conditions or be able to cause their respective subsidiaries to satisfy or comply with these conditions. We also cannot assure you that the required regulatory approvals will be obtained within the time frame contemplated by us or on terms that will be satisfactory to Sterling and Whittier.

THE MERGER AGREEMENT AND VOTING AGREEMENTS

The following summarizes material provisions of the merger agreement and the voting agreements.

MERGER AGREEMENT

A copy of the merger agreement is attached to this proxy statement as Appendix A and incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety because the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to Whittier, Sterling and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract, including qualifications set forth on the disclosure schedules to the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Effective Time of the Merger

The effective time of the merger will occur at the time that we file articles of merger with the office of the Secretary of State of the State of Nevada on the closing date of the merger (or such later time as provided in the articles of merger). The closing date will occur no later than the second business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived (or such other date as Whittier and Sterling may agree).

Structure

At the effective time of the merger, Merger Sub will merge with and into us. Whittier will survive the merger and continue to exist after the merger as an indirect wholly owned subsidiary of Sterling. All of Whittier’s and Merger Sub’s real estate and other property will be vested in Whittier as the surviving corporation without reversion or impairment, and all of their liabilities will become those of Whittier as the surviving corporation. Following completion of the merger, Whittier’s common stock will no longer be quoted on the NASDAQ Global Market, will be deregistered under the Exchange Act, and will no longer be publicly traded. Whittier will be a privately held corporation and our stockholders will cease to have any ownership interest in Whittier or rights as Whittier stockholders. Therefore, as current stockholders of Whittier, you will not participate in any future earnings or growth of Whittier and will not benefit from any appreciation in value of Whittier.

Treatment of Stock, Options and Warrants

Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $11.00 in cash, less any required tax withholding and without interest, other than:

•       shares of our common stock held in Whittier’s treasury immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration (as of the date of this proxy statement, there are no shares of our common stock held in Whittier’s treasury);

•       shares of our common stock owned by Merger Sub, Sterling or any direct or indirect subsidiary of Whittier, Merger Sub or Sterling immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration (as of the date of this proxy statement, Sterling and its subsidiaries do not own any shares of our common stock other than shares they may be deemed to beneficially own as a result of the voting agreements); and

•       shares of our common stock as to which appraisal rights have been demanded and perfected and not withdrawn or otherwise lost under Nevada law.

After the effective time of the merger, except with respect to shares as to which appraisal rights have been demanded and perfected and not withdrawn or otherwise lost under Nevada law, each of our outstanding stock certificates representing shares of common stock converted in the merger will represent only the right to receive the merger consideration without any interest. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.

Stock Options

The merger agreement provides that all of our outstanding stock options issued pursuant to Whittier’s stock option plans, whether or not vested or exercisable, will, as of the effective time of the merger, become fully exercisable and thereafter represent the right to receive an amount in cash, less applicable tax withholding and without interest, equal to the product of the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by the excess of $11.00 over the exercise price per share of common stock subject to such option.

Warrants

The merger agreement also provides that all of our outstanding warrants will, as of the effective time of the merger, will be converted into the right to receive an amount in cash, less applicable tax withholding and without interest, equal to the product of the number of shares of our common stock subject to each warrant as of the effective time of the merger, multiplied by $3.50, which represents the excess of $11.00 over the exercise price per share of common stock subject to such warrant.

Dissenters’ Shares

Shares of our common stock held by any Whittier stockholder that properly demands payment for its shares in compliance with the appraisal rights under Chapter 92A of the NRS will not be converted into the right to receive the merger consideration. Whittier stockholders properly exercising appraisal rights will be entitled to payment as further described above under “The Merger—Appraisal Rights of Whittier Stockholders.” However, if any Whittier stockholder withdraws his or her demand for appraisal (in accordance with Chapter 92A of the NRS) or becomes ineligible for appraisal, then that Whittier stockholder will not be paid in accordance with Chapter 92A of the NRS, and the shares of our common stock held by such Whittier stockholder will be converted as of the effective time of the merger into the right to receive the merger consideration.

Payment for Shares

As of the effective time of the merger, Sterling will deposit, or will cause to be deposited, in trust an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock and each warrant holder with Wells Fargo Bank, N.A. or another entity (the “paying agent”) satisfactory to us. Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other stockholders and warrant holders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates or warrants in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates or warrants to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates and warrants to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate or warrant must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates or warrants. The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of shares of our common stock that were outstanding prior to the merger. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.

None of the paying agent, Sterling or the surviving corporation will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of our common stock or warrants will be delivered, upon demand, to the surviving corporation. Stockholders and warrant holders who have not received the merger consideration prior to the delivery of such funds to Sterling may only look to Sterling or the surviving corporation for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Sterling free and clear of any claims or interest of any person previously entitled to the merger consideration.

If you have lost a certificate or warrant, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements established by the paying agent, including, delivery of an affidavit of lost certificate and indemnity to the paying agent indemnifying and holding harmless the paying agent for any and all liability with respect to any payment made on the basis of such affidavit.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Whittier, including, among others, representations and warranties relating to:

•       corporate organization, ownership of subsidiaries and similar matters;

•       capital structure and equity securities;

•       corporate power and authority to enter into the merger agreement and due execution, delivery and enforceability of the merger agreement;

•       absence of conflicts with charter documents, applicable law or the provisions of any contracts resulting from the execution and delivery of the merger agreement or the closing of the merger;

•       absence of required governmental or third party consents in connection with the execution and delivery of the merger agreement or the closing of the merger;

•       the timely filing and accuracy of reports and financial statements filed with the SEC,

•       sufficiency of internal controls over financial reporting;

•       the absence of certain changes or events and the conduct of business in the ordinary course since January 1, 2006;

•       legal proceedings;

•       the accuracy of information supplied to Whittier for inclusion in this proxy statement;

•       employee benefits matters and ERISA compliance;

•       board of directors approval of the merger;

•       tax matters;

•       environmental matters and compliance with environmental laws;

•       compliance with applicable law and regulatory matters;

•       employment matters;

•       reserve reports;

•       material contracts;

•       insurance matters;

•       transactions with related parties;

•       assets and property, including ownership of certain real property;

•       leased property;

•       commission contracts;

•       oil and gas interests and production data; and

•       title to our oil and gas properties.

You should be aware that these representations and warranties are made by Whittier to Sterling and Merger Sub, may be subject to important limitations and qualifications set forth in the merger agreement and the disclosure schedules thereto and do not purport to be accurate as of the date of this proxy statement. See “Where You Can Find Additional Information.”

The merger agreement also contains customary representations and warranties by Sterling and Merger Sub relating to:

•       corporate organization and similar matters;

•       corporate power and authority to enter into the merger agreement and due execution, delivery and enforceability of the merger agreement;

•       board of directors approval of the merger;

•       absence of conflicts with charter documents, applicable law or the provisions of any contracts resulting from the execution and delivery of the merger agreement or the closing of the merger;

•       absence of required governmental or in connection with the execution and delivery of the merger agreement or the closing of the merger;

•       the accuracy of information supplied to Whittier for inclusion in this proxy statement;

•       brokers’ fees;

•       availability of financing; and

•       ownership of our common stock.

The representation and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger, except with respect to the indemnification of our officers and directors as described in “Covenants and Agreements—Indemnification and Insurance” below.

Covenants and Agreements

Operating Covenants

We have agreed that during the period from the date of the merger agreement until the completion of the merger, we will, and will cause our subsidiaries to:

•       carry on our businesses in the ordinary course,

•       use best efforts to preserve intact present business organizations and maintain relationships with suppliers, distributors, customers and others having business relationships with us;

•       use reasonable best efforts to keep available the services of our officers and employees;

•       maintain insurance coverages;

•       comply in all material respects with all laws, ordinances and regulations of governmental authorities;

•       maintain and keep our properties and assets in good repair; and

•       materially comply with the interim budget provided to Sterling as of December 11, 2006.

We have also agreed that, during the period from the date of the merger agreement until the completion of the merger, neither we nor our subsidiaries will take any of the following actions, among others, without Sterling’s written approval:

•       not acquire or agree to acquire any business or material amount of assets other than in the ordinary course of business;

•       other than sales of hydrocarbons in the ordinary course of business, not sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of its assets, except in the ordinary course consistent with past practice and as to which the aggregate value does not exceed certain dollar thresholds;

•       amend any of their respective organizational documents;

•       declare or pay any dividend or other distribution with respect to any shares of capital stock;

•       split, combine or reclassify any of our capital stock;

•       authorize or recommend any material change in capitalization;

•       purchase, redeem, or otherwise acquire any shares of our capital stock or other equity securities;

•       issue, sell, dispose of any shares of, or any options, warrants, or other rights to acquire or any securities convertible into, its capital stock;

•       (i) incur any indebtedness for borrowed money other than in the ordinary course of business; (ii) create or assume any material lien; (iii) waive any provisions of any standstill agreements that we have entered into with any third parties; (iv) enter into or modify any hedging agreement; or (v) settle any material lawsuit;

•       except in connection with the routine promotion of employees, (i) grant or increase any severance or termination pay for any employee; (ii) increase the benefits payable under any existing severance or termination pay policies; (iii) increase the compensation, bonus or other benefits of employees; or (iv) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan; and

•       execute or amend in any material respect any employment, consulting , severance or indemnification agreement.

No Solicitation of Transactions

Subject to the exceptions set forth below, we have agreed that we will cause our officers, directors, investment bankers, attorneys and other representatives or those of any of our subsidiaries not to, directly or indirectly:

•       solicit, initiate or knowingly facilitate the submission of any alternative acquisition proposal;

•       approve or recommend any alternative transaction proposal;

•       enter into any contract, agreement in principal or letter of intent with respect to, or accept, any alternative transaction proposal; or

•       participate or engage in any discussions or negotiations regarding, or furnish to any person other than Sterling any information with respect to, or knowingly take any action that is intended or designed to facilitate any inquiries or the making of any proposal that constitutes an alternative transaction proposal.

An “alternative acquisition proposal” is any offer, proposal or indication of interest to us, our stockholders, officers, directors or representatives by any person or group that relates to:

•       any acquisition or purchase of 20% or more in interest of the total outstanding voting securities of Whittier;

•       any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 20% or more in interest of our total outstanding voting securities;

•       any merger, consolidation, business combination or similar transaction involving Whittier pursuant to which our stockholders immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction;

•       any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition (including by way or merger, consolidation, share exchange or otherwise) of an aggregate of 20% or more of Whittier’s consolidated assets; or

•       any liquidation or dissolution of Whittier.

Notwithstanding the foregoing restrictions, prior to approval of the merger agreement by our stockholders:

•       if we receive an unsolicited, written alternative acquisition proposal that our board of directors has concluded is, or is reasonably likely to result in, a superior proposal, we may then take the following actions:

•        conduct such additional discussions (including solicitation of a revised alternative transaction proposal); and

•        provide such information to the party making the alternative acquisition proposal as our board of directors determines, provided that:

•       we receive from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such third party on our behalf, the terms of which are at least as restrictive in all material respects as the terms contained in the confidentiality agreement executed by Sterling;

•       neither Whittier nor any officers, directors, investment bankers, attorneys or other advisors or representatives retained by and acting upon the authority of Whittier has violated the non-solicitation restrictions;

•       prior to furnishing any such information to, or entering into discussions or negotiations with, such party, we promptly give Sterling notice of the identity of such third party, the material terms and conditions of such alternative transaction proposal and of Whittier’s intention to furnish information to, or to enter into discussions or negotiations with, such third party; and

•       contemporaneously with or promptly following furnishing any such nonpublic information to such third party, we furnish such information to Sterling.

For purposes of the merger agreement, any such alternative transaction proposal in compliance with the foregoing provision is referred to as a “qualified transaction proposal.”

For purposes of the merger agreement, a “superior proposal” means any alternative acquisition proposal that is a qualified transaction proposal and that a majority of our board of directors determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel):

•       would, if consummated, result in a transaction that is more favorable to our stockholders from a financial point of view than the proposed transaction with Sterling taking into account all relative factors, and

•       can be completed without undue delay taking into account all technical, legal, financial, regulatory and other aspects of the alternative transaction proposal by the person making such proposal.

Our board of directors is permitted, at any time prior to the effective time of the merger, to:

•       recommend, or publicly propose to recommend, any qualified transaction proposal; or

•       allow Whittier to enter into a binding written agreement concerning a transaction that our board of directors determines in good faith (after consultation with legal counsel and its financial advisors) constitutes, or would reasonably be expected to result in, a superior proposal, but only if our board of directors determines in its good faith judgment (after consultation with legal counsel) that failure to do so would violate its fiduciary duties under applicable law.

We have agreed that if our board of directors determines in good faith that a qualified transaction proposal is a superior proposal our board of directors may terminate the merger agreement if:

•       we provide at least three business days prior written notice to Sterling of our intention to terminate the merger agreement;

•       during such three day period Whittier agrees to negotiate in good faith with Sterling regarding such changes Sterling may propose to the terms of the merger agreement, with the intent that the merger contemplated in the merger agreement may be consummated;

•       after the expiration of the three day period, the qualified transaction proposal remains a superior proposal taking into account any modification to the terms of the merger agreement by Sterling and our board of directors confirms its determination (after consultation with its independent financial advisor) that the qualified transaction is a superior proposal; and

•       Whittier pays Sterling the termination fee.

We have also agreed:

•       to terminate immediately any discussions or negotiations regarding acquisition proposals that were being conducted before the merger agreement was signed; and

•       to keep Sterling fully informed on a prompt basis with respect to any developments with respect to such request or qualified transaction proposal and to promptly provide to Sterling a copy of all written materials subsequently provided by or to us in connection with such request or qualified transaction proposal.

Access to Information; Confidentiality

During the period prior to the effective time of the merger, we will provide Sterling and its representatives such information as Sterling reasonably requests with respect to Whittier and its subsidiaries and our businesses, financial condition and operations. The information will be held in confidence to the extent required by the provisions of the confidentiality agreement between the Whittier and Sterling.

Meeting of Our Stockholders

We have agreed to call, hold and convene a meeting of our stockholders, to solicit from our stockholders proxies in favor of approving the merger agreement, and to take all other action necessary or advisable to secure the vote or consent of our stockholders required by the NASDAQ Marketplace Rules and applicable state law to obtain such approvals. In addition, we agreed that, unless our board of directors withdraws or modifies its recommendation of the merger pursuant to the terms and conditions outlined in the merger agreement, our board of directors will recommend that our stockholders vote in favor of the approval of the merger agreement.

Notwithstanding the foregoing, if (a) either our board of directors recommends, or publicly proposes to recommend, any qualified transaction proposal, or (b) our board of directors has determined in good faith that a qualified transaction proposal is a superior proposal in accordance with the merger agreement, the merger agreement is terminated in accordance with the merger agreement, we have complied with the notification and negotiation provisions of the merger agreement and we have paid the termination fee described below, then we are not required to call the stockholders meeting and may cancel any scheduled stockholders meeting.

Indemnification and Insurance

Sterling has agreed to cause the surviving corporation to indemnify each of our current officers and directors (and those of our subsidiaries) against all claims, liabilities and other losses incurred by any of them in respect of their services as officers, directors or fiduciaries pertaining to any action or omission occurring at or before the effective time of the merger, to the fullest extent permitted under law. The articles of incorporation and bylaws of the surviving corporation are required, for a period of six years from the effective time of the merger, to have the same provisions with respect to indemnification of current and former officers and directors as are set forth in Whittier’s articles of incorporation and bylaws, respectively.

Sterling has agreed to cause the surviving corporation to provide our current officers and directors, for a period of six years from the effective time of the merger, with directors’ and officers’ liability insurance that provides at least the same coverage and amounts as existing policies, subject to certain limitations on the amount of premiums that is required to be spent for such insurance coverage.

Additional Agreements

The merger agreement contains additional agreements between us and Sterling relating to, among other things:

•       preparation of this proxy statement;

•       consents and approvals of the merger;

•       consultations regarding public announcements;

•       commercially reasonable efforts to take all actions necessary to complete the merger;

•       notification of certain changes; and

•       takeover statutes.

Conditions of the Merger

The obligation of each party to effect the merger is subject to the satisfaction or waiver on or before the closing date of the following conditions:

•       approval of the merger agreement by our stockholders;

•       the President shall not have determined that the merger shall be blocked to protect the national security of the United States; and

•       no injunction or other order issued by any court of competent jurisdiction or other statute, rule, regulation or other executive order preventing the consummation of the merger will be in effect.

The obligation of Sterling to effect the merger is also subject to the satisfaction or waiver of the following conditions:

•       the representations and warranties of Whittier set forth in the merger agreement must be true and correct (without giving effect to any materiality qualifications) as of the closing date as though made on the closing date, except to the extent the representation or warranty expressly relates to an earlier date (in which case it must be true as of such date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on Whittier;

•       Whittier has performed and complied in all material respects with all of its agreements and covenants under the merger agreement at or prior to the closing date;

•       no event shall have occurred that would have a material adverse effect on Whittier or any event that would reasonably be expected to have a material adverse effect on Whittier; and

•       the dissenting shares shall not exceed 10% of our outstanding common stock.

The obligation of Whittier to effect the merger is also subject to the satisfaction or waiver of the following conditions:

•       the representations and warranties of Sterling set forth in the merger agreement are true and correct (without giving effect to any materiality qualifications) as of the closing date as though made on the closing date, except to the extent the representation or warranty expressly relates to an earlier date (in which case it must be true as of such date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the expected benefits to Whittier and our stockholders of the merger; and

•       Sterling has performed and complied in all material respects all of its obligations under the merger agreement at or prior to the closing date.

We can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

Termination

Whittier and Sterling may mutually agree in writing, at any time before the effective time of the merger, to terminate the merger agreement. Also, either party may terminate the merger agreement, without the consent of the other, before the effective time of the merger if:

•       the merger is not consummated by July 19, 2007, referred to as the termination date, unless the failure to consummate the merger is a result of the negligence or willful failure or refusal to perform or observe in any material respect the covenants and agreements in the merger agreement by the party seeking to terminate the merger agreement;

•       any final and nonappealable judgment order, decree, statute, law ordinance, rule, regulation or other legal restraint prevents the merger, provided that the party seeking to terminate the merger agreement shall have used best efforts to prevent the entity and to remove such legal restraint; or

•       the Whittier stockholders fail to approve the merger agreement at the special meeting unless the failure to obtain such stockholder approval is the result of a material breach of the merger agreement by the party seeking to terminate the merger agreement.

Sterling can terminate the merger agreement before the effective time of the merger if:

•       Whittier’s board of directors has recommended, or publicly proposed to recommend, any qualified transaction proposal;

•       Whittier breaches or fails to perform in any material respect any representation, warranty, covenant or agreement set forth in the merger agreement, which breach or failure to perform results in the failure of certain conditions to completion of the merger being satisfied, and such conditions are incapable of being satisfied within 60 days after written notice of such breach or failure; or

•       Whittier breaches its non-solicitation obligations.

Whittier can terminate the merger agreement before the effective time of the merger if:

•       our board of directors determines in good that a qualified transaction proposal is a superior proposal as discussed in the “Merger Agreement—No Solicitation of Transactions”; or

•       Sterling or Merger Sub breaches or fails to perform in any material respect any representation, warranty, covenant or agreement set forth in the merger agreement, which breach or failure to perform results in the failure of certain conditions to completion of the merger being satisfied, and such conditions are incapable of being satisfied within 60 days after written notice or such breach or failure.

Termination Fees

Whittier must pay Sterling a $5.5 million termination fee immediately if the merger agreement is terminated:

•       by Whittier if our board of directors determines in good faith that a qualified transaction proposal is a superior proposal, it being understood that Whittier cannot terminate for this reason unless Whittier has (i) fulfilled its notification and negotiation obligations to Sterling, and (ii) not breached its non-solicitation obligations;

•       by Sterling if our board of directors recommends, or publicly proposes to recommend, any qualified transaction proposal; or

•       by Sterling if Whittier breaches or fails to perform in any material respect its non-solicitation obligations.

Whittier must also pay Sterling a $5.5 million termination fee if the merger agreement is terminated for any other reason, other than the mutual agreement of Whittier and Sterling or the termination by Whittier because Sterling or Merger Sub breached or failed to perform in any material respect any of their respective representatives, warranties, covenants or other agreements, if within twelve months following termination of the merger agreement, Whittier consummates a transaction that constitutes an alternative transaction proposal or enters into a contract for such a transaction. Whittier will not be required to pay a termination fee if our stockholders do not approve the merger agreement, provided that we do not consummate or agree to consummate an alternative transaction within 12 months following the termination of the merger agreement.

Effect of Termination

If the merger agreement is terminated by either Whittier or Sterling in accordance with its terms, the merger agreement will immediately become void and have no effect, without any liability or obligation on the part of Whittier or Sterling, other than certain general provisions which shall survive the termination. However, no party will be relieved from any liability for any willful or negligent failure or refusal to perform or observe in any material respect any agreement or covenant of the merger agreement.

Amendment

The merger agreement may be amended by the parties at any time by an instrument in writing signed on behalf of each of the parties. However, after the approval of the merger agreement at the special meeting there will be no amendment made that by law requires further approval by the Whittier stockholders without the further approval of the Whittier stockholders.

Extension; Waiver

At any time before the effective time of the merger, the parties may extend the time for the performance of any of the obligations or acts of the other party, waive any inaccuracies in any representations or warranties or waive compliance with any of the agreement or conditions contained in the merger agreement. Any agreement on the part of either party to any such extension or waiver shall be valid only if in a written instrument signed on behalf of such party.

VOTING AGREEMENTS

To induce Sterling and Merger Sub to enter into the merger agreement, simultaneously with the execution and delivery of the merger agreement, each of our executive officers, directors and Whittier Ventures LLC, a significant stockholder, entered into voting agreements with Sterling. As of February 20, 2007, these stockholders owned approximately 15.4% of the shares entitled to vote at the special meeting. The following describes the material terms of the voting agreements. The description in this section is not complete. You should read the voting agreement in its entirety for a more complete understanding of its terms. A copy of the form of voting agreement is attached to this proxy statement as Exhibit A to Appendix A and is incorporated by reference in this proxy statement.

Pursuant to the voting agreements, our executive officers, directors, and Whittier Ventures LLC:

•       have agreed to vote (or cause to be voted) their shares of Whittier common stock and have granted Sterling an irrevocable proxy to vote their shares (1) in favor of the approval of the merger agreement, (2) against any action that may be reasonably expected to impede, interfere with, delay, postpone or discourage the consummation or the merger, (3) against any action that would reasonably be expected to result in a breach of any covenant, representation or warranty of Whittier under the merger agreement, and (4) against:

•        any alternative transaction proposal;

•        any extraordinary dividend or distribution by Whittier;

•        any change in the capital structure of Whittier;

•        any merger, consolidation, sale of assets, business consideration, share exchange, reorganization or recapitalization of Whittier;

•        any liquidation or winding up of Whittier; or

•        any change in the composition or membership of our board of directors; and

•       have agreed not to (i) grant any proxies or enter into any voting trust with respect to their shares of Whittier common stock, (ii) voluntarily take any action that breaches the representation and warranties in the voting agreement or prevents such stockholder from performing its obligations under its voting agreement, or (iii) transfer any of their respective shares of Whittier common stock prior to consummation of the merger without the consent of Sterling.

The voting agreements will terminate on the earlier to occur of:

•       the effective time of the merger;

•       any termination of the merger agreement in accordance with its terms; or

•       July 19, 2007.

None of the stockholders who is a party to a voting agreement was paid additional consideration in connection with entering into the voting agreement. However, you should be aware that these stockholders may have interests in the merger that are different from, or in addition to, yours. See “Interests of Certain Persons in the Merger.”

PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING

If at the special meeting of stockholders on  March 27, 2007, the number of shares of our common stock present, either in person or represented by proxy, and voting in favor of approval of the merger agreement is insufficient to approve the merger under Nevada law, our management may move to adjourn the special meeting in order to enable us to continue to solicit additional proxies in favor of approval of the merger agreement if we determine that such an adjournment is appropriate. In that event, we will ask you to vote only upon the adjournment proposal, and not the merger proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to a later date. If the stockholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to a later date and use the additional time to solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from stockholders that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes to defeat the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to vote in favor of the merger proposal.

The adjournment proposal requires the approval of a majority of the shares of our common stock present, either in person or represented by proxy, at the special meeting. Accordingly, broker non-votes and abstentions will have the effect of a vote against this proposal. No proxy that is specifically marked “AGAINST” approval of the merger proposal will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the proposal authorizing the adjournment of the special meeting to a later date.

Board of Directors Recommendation.   Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of the merger is insufficient to approve the merger proposal, it is in the best interests of our stockholders to enable Whittier to continue to seek to obtain a sufficient number of additional votes in favor of the merger to bring about its approval. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MARKET PRICE AND DIVIDEND DATA

Our common stock has been listed on the NASDAQ under the symbol “WHIT” since December 27, 2005. Prior to that time, beginning on July 1, 2005, our common stock was traded on the OTC Bulletin Board under the symbol “WECP.OB” in connection with the completion of a one-for-three reverse stock split of our authorized and outstanding shares of common stock. From January 2, 2004 to June 30, 2005, our common stock was reported on the OTC Bulletin Board under the symbol “WHIT.OB.” Prior to that time, from December 6, 2001 to January 2, 2004 our common stock was reported on the OTC Bulletin Board under our prior name “Olympic Resources, Ltd.” under the symbol “OLYR.” The table below sets forth, for the periods indicated, the high and low sales prices per share of the common stock as reported on the NASDAQ and, prior to December 27, 2005, the OTC Bulletin Board, adjusted to reflect the one-for-three reverse split of our outstanding common stock on July 1, 2005:

Year Ended December 31, 2006

Quarter	High	Low
First Quarter	$10.50	$7.21
Second Quarter	8.43	7.31
Third Quarter	8.25	5.93
Fourth Quarter	9.98	6.35

Year Ended December 31, 2005

Quarter	High	Low
First Quarter	$10.50	$4.65
Second Quarter	9.90	7.50
Third Quarter	12.30	8.40
Fourth Quarter	10.75	8.00

Year Ended December 31, 2004

Quarter	High	Low
First Quarter	$7.50	$3.00
Second Quarter	6.90	4.50
Third Quarter	6.75	4.50
Fourth Quarter	6.00	4.32

As of February 20, 2007, there were 160 holders of record of our common stock.

The following table sets forth the closing sales price of our common stock as reported on the NASDAQ Global Market on January 18, 2007, the last full trading day before the public announcement of the proposed merger, and on February 26, 2007, the latest practicable trading day before the printing of this proxy statement:

Common Stock Closing Price

January 18, 2007	$8.73
February 26, 2007	$10.94

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, for the operation and development of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. In addition, our revolving credit agreement and the merger agreement contain restrictions and limitations on paying cash dividends on our common stock.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding beneficial ownership of our common stock as of February 20, 2007 by:

•       each person who we know owns beneficially more than 5% of our common stock;

•       each of our directors;

•       each of our executive officers; and

•       all our executive officers and directors as a group.

Unless otherwise indicated, each person listed has sole voting and dispositive power over the shares indicated as owned by that person. Furthermore, under the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, whether or not the person has any pecuniary interest in the shares, or if the person has the right to acquire the power to vote or dispose of the shares, including any right to acquire through the exercise of any option, warrant or right.

As a result of the voting agreements among certain of our stockholders and Sterling described elsewhere in this proxy statement, Sterling may be deemed to beneficially own the shares subject to the voting agreements, which grant Sterling a proxy to vote 1,941,196 shares, or 15.4% of Whittier’s common stock as of February 20, 2007. At the close of business on that date, there were 12,723,132 shares of our common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Charles Oliver Buckner 333 Clay Street, Suite 700 Houston, Texas 77002	84,576	(1)(17)	*
David A. Dahl 1600 Huntington Drive South Pasadena, California 91030	43,655	(2)(17)	*
David B. Kilpatrick 333 Clay Street, Suite 700 Houston, Texas 77002	24,468	(3)(17)	*
Dallas Parker 333 Clay Street, Suite 3300 Houston, Texas 77002	25,150	(4)(17)	*
Bryce W. Rhodes 333 Clay Street, Suite 700 Houston, Texas 77002	340,134	(5)(17)	2.7%
Ray R. Seegmiller 333 Clay Street, Suite 700 Houston, Texas 77002	25,468	(6)(17)	*
Daniel H. Silverman 333 Clay Street, Suite 700 Houston, Texas 77002	153,377	(7)(17)	1.2%
Arlo G. Sorensen 1600 Huntington Drive South Pasadena, California 91030	1,966,211	(8)(17)	15.5%
Geoffrey M. Stone 333 Clay Street, Suite 700 Houston, Texas 77002	20,000	(9)(17)	*
Friedman, Billings, Ramsey Group., Inc. 1001 19th Street North Arlington, Virginia 22209	981,317	(10)	7.7%
Friedman, Billings, Ramsey & Co., Inc. 1001 19th Street North Arlington, Virginia 22209	737,910	(11)	5.8%
Man Financial Limited Sugar Quay Lower Thames Street London UK EC3R 6DU	645,257	(12)	5.1%
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	778,000	(13)	6.1%
Whittier Holdings, Inc. 100 W. Liberty Street, Suite 890 Reno, Nevada 89501-1952	1,153,267	(14)	9.1%
Whittier Trust Company 1600 Huntington Drive South Pasadena, California 91030	854,462	(15)	6.7%

Whittier Ventures LLC 1600 Huntington Drive South Pasadena, California 91030	1,923,960	(16)(17)	15.1%
All Officers and Directors as a Group (9 persons)	2,683,039		21.1%

                  * Less than 1%.

        (1)  Represents (i) 10,000 shares of common stock owned; (ii) the vested portion of an option to purchase 17,334 shares of common stock granted on January 8, 2004; (iii) 8,700 shares of common stock received upon the automatic conversion of 870 shares of Series A preferred stock acquired on June 15, 2005; (iv) fully vested option to acquire 30,601 shares of common stock granted on November 3, 2005; and (v) the vested portion of an option to purchase 25,882 shares of common stock granted on January 24, 2006, vesting over a two-year period.

        (2)  Represents (i) the fully vested option to purchase 10,000 shares of common stock granted on January 8, 2004; (ii) fully vested option to acquire 26,189 shares of common stock granted on November 3, 2005; and (iii) the vested portion of an option to purchase 14,932 shares of common stock granted on January 24, 2006, vesting over a two-year period.

        (3)  Represents (i) the vested portion of an option to purchase 10,000 shares of common stock granted on November 3, 2005, vesting over a three-year period; (ii) fully vested option to acquire 14,468 shares of common stock granted on November 3, 2005; and (iii) the vested portion of an option to purchase 20,000 shares of common stock granted on January 24, 2006, vesting over a three-year period.

        (4)  Represents (i) the vested portion of an option to purchase 10,000 shares of common stock granted on November 3, 2005, vesting over a three-year period; (ii) fully vested option to acquire 7,466 shares of common stock granted on November 3, 2005; (iii) a three-year warrant to purchase up to 5,000 shares of common stock purchased by Mr. Parker on June 16, 2004; and (iv) 9,350 shares of common stock directly held by Mr. Parker.

        (5)  Represents (i) 88,636 shares of common stock owned by the Bryce W. Rhodes 1975 Trust, of which Mr. Rhodes is a trustee and the beneficiary, including 5,000 shares of common stock purchased on September 29, 2006; (ii) 17,400 shares of common stock received upon the automatic conversion of 1,740 shares of Series A preferred stock owned by Adventure Seekers Travel, over which Mr. Rhodes, as President, is deemed to have voting control and dispositive power; (iii) 2,000 shares of common stock purchased under Mr. Rhodes’ IRA; (iv) a three-year warrant to purchase up to 20,000 shares of common stock at $7.50 per share, purchased by the Bryce W. Rhodes 1975 Trust on June 16, 2004; (v) the fully vested option to purchase 71,334 unexercised shares of common stock, granted to Mr. Rhodes on January 8, 2004; (vi) the fully vested option to purchase 56,991 shares of common stock granted on November 3,2005; (vii) the vested portion of an option to purchase 26,782 shares of common stock granted on November 3, 2005, vesting over a three-year period; (viii) the vested portion of an option to purchase 113,981 shares of common stock granted on January 24, 2006, vesting over a two-year period; and (ix) the vested portion of an option to purchase 53,565 shares of common stock granted on January 24, 2006, vesting over a three-year period.

        (6)  Represents (i) 1,000 shares of common stock owned, all of which were purchased on April 3, 2006; (ii) the vested portion of an option to purchase 10,000 shares of common stock granted on November 3, 2005, vesting over a three-year period; (iii) fully vested option to acquire 14,468 shares of common stock granted on November 3, 2005; and (iv) the vested portion of an option to purchase 20,000 shares of common stock granted on January 24, 2006, vesting over a three-year period.

        (7)  Represents (i) 5,000 shares of common stock owned, all of which were purchased prior to 2006, and a three-year warrant to purchase up to 5,000 shares of common stock purchased by Mr. Silverman on June 16, 2004; (ii) the fully vested option to purchase 29,134 unexercised shares of common stock granted to Mr. Silverman on January 8, 2004; (iii) the fully vested option to purchase 46,538 shares of common stock granted on November 3,2005; (iv) the vested portion of an option to purchase 21,167 shares of common stock granted on November 3, 2005, vesting over a three-year period; (v) the vested portion of an option to purchase 93,076 shares of common stock granted on January 24, 2006, vesting over a two-year period; and (vi) the vested portion of an option to purchase 42,333 shares of common stock granted on January 24, 2006, vesting over a three-year period.

        (8)  As disclosed in a joint filing on Schedule 13D filed with the SEC on September 22, 2003. Represents shares owned by Whittier Ventures, LLC described in footnote 13 below, which Mr. Sorensen is deemed to share voting and dispositive power of such shares as sole trustee of seventeen trusts that are the members of Whittier Ventures, LLC and a member of the board of managers of Whittier Ventures LLC. Also represents (i) 750 shares purchased on August 24, 2006 and 1,900 shares on August 30, 2006 through Mr. Sorensen’s defined benefit pension plan as well as 200 shares purchased on August 24, 2006 as a trustee of a trust for the benefit of certain immediate family members; (ii) the fully vested option to purchase 10,000 shares of common stock granted to Mr. Sorensen on January 8, 2004; (iii) the fully vested option to acquire 21,934 shares of common stock granted on November 3, 2005; and (iv) the vested portion of an option to purchase 14,932 shares of common stock granted on January 24, 2006, vesting over a two-year period.

        (9)  Represents (i) the vested portion of an option to purchase 20,000 shares of common stock granted on November 3, 2005, vesting over a three-year period; and (ii) the vested portion of an option to purchase 40,000 shares of common stock granted on January 24, 2006, vesting over a three-year period.

  (10)  As disclosed in a filing on Schedule 13G/A filed with the SEC on February 12, 2007. Represents (i) 243,407 shares of common stock held by Friedman, Billings, Ramsey Group, Inc. and (ii) 737,910 shares of common stock held by Friedman, Billings, Ramsey & Co.

  (11)  As disclosed in a filing on Schedule 13G/A filed with the SEC on February 12, 2007.

  (12)  As disclosed in a written notice dated December 28, 2006 to Whittier from Man Financial Limited.

  (13)  As disclosed in a filing on Schedule 13G/A filed with the SEC on February 14, 2007.

  (14)  As disclosed in a joint filing on Schedule 13D filed with the SEC on September 22, 2003. Represents shares beneficially owned by (i) The Whittier Trust Company of Nevada, Inc. as disclosed in a joint filing on Schedule 13D filed with the SEC on September 22, 2003, and (ii) Whittier Trust Company as described in footnote 15 below. As the sole stockholder of each of The Whittier Trust Company of Nevada Inc., and Whittier Trust Company, Whittier Holdings, Inc. may be deemed to share voting and dispositive power with respect to the shares of common stock owned by each of The Whittier Trust Company of Nevada, Inc. and Whittier Trust.

  (15)  As disclosed in a joint filing on Schedule 13D filed with the SEC on September 22, 2003. Represents shares of common stock owned by various trusts of which Whittier Trust Company is the sole trustee or a co-trustee.

  (16)  As disclosed in an amendment to Schedule 13D filed with the SEC on August 23, 2004, including 117,500 shares of common stock and a three-year warrant to purchase up to 117,500 shares of common stock purchased by Whittier Ventures on June 16, 2004. Also includes 671,330 shares of common stock underlying 67,133 shares of Series A preferred stock acquired by Whittier Ventures, LLC on June 15, 2005.

(17)     On January 19, 2007, certain of Whittier’s stockholders, including all of Whittier’s directors and officers, in their capacities as stockholders, entered into separate voting agreements with Sterling pursuant to which such stockholders have agreed to vote their shares representing approximately 15.4% of the outstanding Whittier common stock in favor of the approval of the merger agreement. Pursuant to the terms of the voting agreements, each stockholder has granted an irrevocable proxy to Sterling to vote all of the shares owned of record by such stockholder, together with any shares of Whittier common stock acquired by such stockholder by purchase or otherwise from January 19, 2007 through the termination of the voting agreements. Neither Whittier nor Sterling has paid to the stockholders who are parties to the voting agreements any funds in connection with the execution of the voting agreements. As a result of the voting agreements, Sterling may be deemed to share voting power over the shares of Whittier common stock beneficially owned by the stockholders who are parties to the voting agreements as to the matters that are the subject of the voting agreements, but Sterling does not have any dispositive power over such shares of Whittier common stock. The table below sets forth the stockholders who have entered into voting agreements with Sterling and the shares that are subject to such voting agreements:

Stockholder	Shares Subject to Voting Agreements
Charles Oliver Buckner	8,700
David A. Dahl	—
David B. Kilpatrick	—
Dallas Parker	9,350
Bryce W. Rhodes†	108,036
Ray R. Seegmiller	1,000
Daniel H. Silverman	5,000
Arlo G. Sorenson	2,650
Geoffrey M. Stone	—
Whittier Ventures LLC	1,806,460
Total	1,941,196

†                     Represents (i) 88,636 shares of common stock owned by the Bryce W. Rhodes 1975 Trust, of which Mr. Rhodes is a trustee and the beneficiary, including 5,000 shares of common stock purchased on September 29, 2006; (ii) 17,400 shares of common stock underlying 1,740 shares of Series A preferred stock owned by Adventure Seekers Travel, over which Mr. Rhodes, as President, is deemed to have voting control and dispositive power; and (iii) 2,000 shares of common stock purchased under Mr. Rhodes’ IRA.

STOCKHOLDER PROPOSALS

We will hold a fiscal year 2007 annual meeting of our stockholders only if the merger is not completed.

Pursuant to Rule 14a-8 under the Exchange Act and Section 2.2 of our bylaws, stockholders were permitted to present proper proposals for inclusion in our proxy statement and for consideration at our 2007 annual meeting of stockholders by submitting their proposals to us in a timely manner. Any stockholder who wished to submit a proposal for inclusion in the proxy material for our 2007 Annual Meeting of Stockholders was required to forward such proposal to our Assistant Secretary at the address indicated on the cover page of this proxy statement, so that the Assistant Secretary received it not later than December 20, 2006. If our 2007 Annual Meeting of Stockholders in 2007 is scheduled more than thirty (30) days from the anniversary of the date of the 2006 Annual Meeting of Stockholders, we will announce the deadline for the inclusion of stockholder proposals in our proxy materials in a quarterly report on Form 10-Q or a current report on Form 8-K

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Stockholders who share a single address will receive only one proxy statement at that address unless Whittier has received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce Whittier’s printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (as applicable), he or she may contact Whittier’s Investor Relations department at (713) 850-1880 or write to Investor Relations, Whittier Energy Corporation, 333 Clay Street, Suite 700, Houston, Texas 77002. Whittier will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a stockholder of record receiving multiple copies of this proxy statement, you can request householding by contacting Whittier in the same manner. If you own your shares of our common stock through a bank, broker or other stockholder of record, you can request additional copies of this proxy statement or request householding by contacting the stockholder of record.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov.

Sterling is required under the UK Listing Rules (Continuing Obligations) to file with a regulatory information service various reports, announcements and updates, including, but not limited to:

•       annual reports and accounts;

•       half-yearly reports;

•       trading updates;

•       notification of any change in capital structure;

•       notification of major interests in Sterling’s shares; and

•       information relating to certain transactions undertaken by Sterling.

This information is available for public inspection via both Sterling’s website (http://www.sterlingenergyuk.com/) and the AIM website (http://www.londonstockexchange.com/en-b/products/companyservices/ourmarkets/aim_new).

Sterling has supplied all information contained in this proxy statement relating to Sterling, Sterling Onshore Inc. and Merger Sub, and we have supplied all such information relating to us.

Our stockholders should not send in their Whittier certificates until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should call the paying agent, whose contact information will be included in the letter of transmittal.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated February 27, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of January 19, 2007

among

STERLING ENERGY PLC

STERLING ONSHORE, INC.

and

WHITTIER ENERGY CORPORATION

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of January 19, 2007, is by and among Sterling Energy plc, a company incorporated in England and Wales (“Parent”), Sterling Onshore, Inc., a Nevada corporation and a wholly-owned, indirect subsidiary of Parent (“Merger Sub”), and  Whittier Energy Corporation, a Nevada corporation (the “Company”).

INTRODUCTION

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have unanimously (i) approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and (ii) approved this Agreement;

WHEREAS, as a result of the Merger, and in accordance with Chapter 78 of the Nevada Revised Statutes (the “NRS”), each issued and outstanding share of Company Capital Stock (as defined below) immediately prior to the Effective Time (as defined in Section 2.2) and Dissenting Shares (as defined in Section 2.6(d)), will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive the Merger Consideration (as defined in Section 2.6);

WHEREAS, concurrent with the execution and delivery of this Agreement, certain Company Stockholders have entered with the Company and Parent into the Voting Agreements, dated as of the date hereof, copies of which are attached hereto as Exhibit A (the “Voting Agreements”), pursuant to which such Company Stockholders have agreed, among other things, to vote their shares of capital stock of the Company over which such Company Stockholders have voting power to approve this Agreement and the transactions contemplated hereby; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the respective representations, warranties and covenants and agreements contained in this Agreement, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1             Definitions.   As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person in question. As used herein, the term “control” means (a) direct or indirect beneficial ownership of 50% or more of the voting securities or voting interest of a Person or, in the case of a limited partnership, of 50% or more of the general partnership interest, either directly or through an entity which the Person controls or (b) the possession of the actual power to direct the management of a Person, whether through contract or otherwise.

“Agreement” is defined in the Preamble.

“Alternative Transaction” means with respect to the Company and the Company Subsidiaries any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase from the Company by any Person or group (other than Parent, Merger Sub or any of their Affiliates) of 20% or more in interest of the total outstanding voting securities of the Company, or any tender offer or exchange offer that if consummated would result in any Person or group (other than Parent, Merger Sub or any of their Affiliates) beneficially owning 20% or more in interest of the total outstanding voting securities of the Company; (b) or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (c) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition (including by way or merger, consolidation, share exchange or otherwise) of an aggregate of 20% or more of the consolidated assets of the Company; or (d) any liquidation or dissolution of the Company.

“Alternative Transaction Proposal” means any offer, proposal or indication of interest to the Company, the Company Stockholders, officers, directors or representatives of the Company by and Person or group (other than Parent, Merger Sub or any of their Affiliates) relating to an Alternative Transaction.

“Applicable Law” means all foreign, U.S. federal, state, local or municipal laws, statutes, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees of any Governmental Authority, in each case as of the relevant date of determination or, with respect to a representation or warranty, as of the date of such representation or warranty, and that is applicable to Parent, Merger Sub, the Company, and/or their respective Subsidiaries, all as the case may be, or any of their respective assets, properties or businesses.

“Articles of Merger” is defined in Section 2.2(b).

“Bank Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 9, 2006, by and among the Company, as Borrower, and BNP Paribas, as Administrative Agent (as amended and supplemented as of the date hereof).

“Book Entry Shares” is defined in Section 2.7(b).

“Breakup Fee” is defined in Section 8.3(a).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in Houston, Texas.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“CFIUS” means The Committee on Foreign Investments in the United States.

“Change of Company Recommendation” is defined in Section 6.7 (b).

“Claim” is defined in Section 6.8(a).

“Closing” is defined in Section 2.2(a).

“Closing Date” is defined in Section 2.2(a).

“Code” is defined in Section 2.7(f).

“Company” is defined in the Preamble.

“Company Capital Stock” means the capital stock of the Company.

“Company Certificates” is defined in Section 2.7(b).

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” is defined in Article III.

“Company Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof or with respect to which the Company or any of the Company Subsidiaries has any actual, direct or contingent liability, whether written or unwritten, formal or informal, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA), and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity or any other equity-based benefits, incentives or compensation, severance, employment, consulting, unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy providing benefits or compensation.

“Company Financial Advisor” is defined in Section 3.23.

“Company Indemnified Parties” is defined in Section 6.8(a).

“Company Material Adverse Effect” is defined in Section 3.1.

“Company Preferred Stock” means the Preferred Stock par value $0.001 per share, of the Company.

“Company SEC Reports” is defined in Section 3.5(a).

“Company Stock Plans” is defined in Section 2.8(a).

“Company Stockholders” means the holders of shares of Company Common Stock.

“Company Stockholders Meeting” is defined in Section 6.1(b).

“Company Subsidiary” is defined in Section 3.1.

“Constituent Documents” is defined in Section 9.8.

“Confidentiality Agreement” is defined in Section 6.6.

“Contract” means any contract, lease, license, indenture, note, bond, mortgage, agreement, purchase order, loan, conditional subcontract, insurance policy, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement, whether written or oral, and that pursuant to its terms has not expired, terminated or been fully performed by the parties thereto.

“Customary Post-Closing Consents” is defined in Section 3.3(c).

“Defensible Title” means, subject to matters constituting or covered by Permissible Defects, such right, title and interest that (a) with respect to each of the Oil and Gas Interests set forth in Section 3.26 of the Company Disclosure Schedule, record title evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction (i) entitles the Company to receive not less than the applicable Net Revenue Interest as specified for such Oil and Gas Interest set forth in Section 3.26 of the Company Disclosure Schedule throughout the economic life of the Oil and Gas Interest, except for decreases (A) in connection with those operations in which the Company or any of the Company Subsidiaries, as applicable, may be or hereafter become a non-consenting co-owner, (B) resulting from other parties in non-consent status as of the date of this Agreement subsequently no longer being in such non-consent status or (C) resulting from elections to increase or convert existing interests at payout pursuant to contracts and agreements in force and effect as of the date of this Agreement and (ii) obligates the Company to bear costs and expenses attributable to the maintenance, development and operation of such Oil and Gas Interest in an amount not greater than the applicable

Working Interest as specified for such Oil and Gas Interest set forth in Section 3.26 of the Company Disclosure Schedule throughout the economic life of such Oil and Gas Interest, other than increases (X) accompanied by at least a proportionate interest in the applicable Net Revenue Interest, (Y) resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements that are accompanied by at least a proportionate increase in the applicable Net Revenue Interest or (Z) increases resulting from elections to decrease or convert existing interests at payout pursuant to contracts and agreements in force and effect as of the date of this Agreement, (b) with respect to Oil and Gas Interests not yet earned under a farmout agreement, there exists no default by the Company under such farmout agreement, and (c) is free and clear of all Liens, claims, infringements, and other burdens, except for Permitted Liens.

“Dissenting Shares” is defined in Section 2.6(d)(i).

“Effective Time” is defined in Section 2.2(b).

“Employment Agreements” is defined in Section 6.10.

“Environmental Law” means any Law, common law, ordinance, regulation or policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved, or entered thereunder, relating to the environment, health and safety, Hazardous Material (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under or about any real property owned, leased or operated at any time by the Company or any of the Company Subsidiaries, including, without limitation, soil, groundwater and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act (“OSHA”), as amended, the Hazardous Materials Transportation Act, as amended, and any other federal, state and local Law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any person, any corporation, trade or business which, together with such person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code.

“Exchange Act” is defined in Section 3.3(c).

“Exchange Fund” is defined in Section 2.7(a).

“Expenses” is defined in Section 6.8(a).

“Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in each of the Company’s Annual Report on Form 10-KSB for the fiscal years ended December 31, 2004 and December 31, 2005, the Company’s Quarterly Report on Form 10-QSB for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, as well as any consolidated financial statements of the Company filed with the SEC after the date hereof, including in each case the footnotes thereto.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any U.S. federal, state, local or any foreign government, governmental, regulatory or administrative authority, agency, or commission or any court, tribunal, or judicial or arbitral body or entity.

“Hazardous Material” means (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste” or “solid waste” in either case as defined by the Resource Conservation and Recovery Act, as amended; (c) any hazardous, dangerous, radioactive or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any asbestos containing materials within the meaning of Environmental Law; (e) any polychlorinated biphenyls within the meaning of Environmental Law; (f) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof within the meaning of Environmental Law; or (g) any air pollutant which is so designated by the U.S. EPA as authorized by the Clean Air Act.

“Hedge” is defined in Section 3.17.

“Hydrocarbons” means, with respect to any Person, crude oil, natural gas, casinghead gas, associated gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons produced in association therewith (including coalbed gas and carbon dioxide), and all other minerals of every kind and character which may be covered by or included in or attributable to any of the properties of such Person or any of such Person’s Subsidiaries.

“Knowledge” means the actual knowledge, after due inquiry and reasonable investigation, of the executive officers and directors of the Company or Parent, as applicable, and in the case of the Company, the Company’s Vice President of Land and Legal.

“Lands” has the meaning set forth in the definition of “Oil and Gas Interests.”

“Leases” has the meaning set forth the definition of “Oil and Gas Interests.”

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest or encumbrance of any kind with respect to such asset.

“Material Contracts” means those Contracts (a) that are filed as exhibits to the Most Recent 10-KSB and to the Company SEC Reports that are filed with the SEC after the filing of the Most Recent 10-KSB but prior to the date hereof  (b) all Contracts that are with any Affiliate of the Company, (c) all Contracts for the sale of Hydrocarbons produced from or attributable to the Oil and Gas Interests, except those sales contracts that can be terminated by Seller and its assigns upon not more than ninety (90) days notice without penalty or detriment to the Company and its assigns, (d) Contracts that create any area of mutual interest with respect to the acquisition by Parent or its assigns of any Oil and Gas Interests, and (e) that commit Parent to aggregate expenditures or receipts of more than $250,000 in any calendar year.

“Merger” is defined in the First Recital.

“Merger Consideration” is defined in Section 2.6(b).

“Merger Sub” is defined in the Preamble.

“Most Recent Form 10-KSB” is defined in Section 3.1.

“Negotiation Period” is defined in Section 6.7 (c).

“Net Revenue Interest” means an interest (expressed as a percentage or decimal fraction) in and to all oil, gas and other Hydrocarbons produced and saved from or attributable to an Oil and Gas Interest.

“NORM” is defined in Section 3.13(c).

“NRS” is defined in the Second Recital.

“Oil and Gas Interests” means direct and indirect interests in and rights with respect to oil and gas properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral fee interests under oil and gas leases, subleases, licenses, development licenses, exploration licenses, concessions and other leaseholds; operating rights and non-operating interests, and royalties, overriding royalties, production payments, net profit interests, other non-working interests, carried interests and other properties and interests (collectively, the “Leases”) and the lands covered thereby (collectively, the “Land(s)”); any and all Hydrocarbon, water or injection wells on or applicable to any of the foregoing thereon or applicable thereto (the “Wells”); any pools or units which include all or a part of any Land or include any Well (the “Units”) and including without limitation all right, title and interest in Hydrocarbon produced from any such Unit and revenues from the sale thereof, whether such Unit production comes from wells located on or off of the Lands, and all tenements, hereditaments and appurtenances belonging to, used or useful in connection with the Leases, Lands and Units; interests under or derived from all Contracts applicable to or by which the Leases, Lands, Wells or Units are bound or created, to the extent applicable to such properties, including operating agreements, marketing agreements (including commodity swap, collar and/or similar derivative agreements), transportation agreements, seismic data and interpretations and other licensed or owned intellectual property with respect thereto, geological and geophysical agreements, unitization, pooling and communitization agreements, joint venture agreements and farmin and farmout agreements, and orders; division orders, transfer orders and letters in lieu thereof; mineral deeds and royalty deeds; oil and gas sales, exchange and processing contracts and agreements; and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, servitudes, rights of way, Permits, leases, licenses, surface rights and other interests associated with, appurtenant to, used or held for use or necessary for the operation of Leases, Lands, Wells or Units; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, located on, used or obtained in connection with or necessary for the operation of the Leases, Lands, Wells or Units. The respective Net Revenue Interests and Working Interests set forth in Section 3.26 of the Company Disclosure Schedule shall be a part of the definition of “Oil and Gas Interests.”

“Option” is defined in Section 2.8(a).

“Option Cash Amount” is defined in Section 2.8(a).

“Parent” is defined in the Preamble.

“Parent Financial Advisor” is defined in Section 4.5.

“Parent Material Adverse Effect” is defined in Section 4.3(c).

“Parent Subsidiary” is defined in Section 4.1.

“Paying Agent” is defined in Section 2.7(a).

“Permissible Defect” means:

(a)        defects or irregularities arising out of lack of corporate authorization or a variation in corporate name of record 10 years or more, unless Parent provides affirmative evidence that such corporate action was not authorized and results in another person’s superior claim of title to the relevant Oil and Gas Interest;

(b)        defects or irregularities that have been cured or remedied by applicable statutes of limitation or statutes for prescription;

(c)        defects or irregularities in the chain of title of record 10 years or more consisting of the failure to recite marital status in documents or omissions of heirship proceedings;

(d)        defects or irregularities in title which for a period of 5 years or more have not delayed or prevented Company or the Company Subsidiaries (or such Person’s predecessor, if owned by the Company or the Company Subsidiaries less than 5 years) from receiving its share of the proceeds of production or causes it to bear a share of expenses and costs greater than its Working Interest share from any Unit or Well;

(e)        defects or irregularities resulting from or related to probate proceedings or the lack thereof which defects or irregularities have been outstanding for 10 years or more;

(f)         conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights; and

(g)        any minor defect or irregularity in title as would normally be waived by prudent persons engaged in the oil and gas business when purchasing producing properties.

(h)        the terms and conditions of the Leases, including without limitation lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and similar burdens, if the net cumulative effect of the burdens does not operate to reduce Company’s Net Revenue Interest below the Net Revenue Interest set forth in Section 3.26 of the Company Disclosure Schedule or increase Company’s Working Interest to more than the Working Interest set forth in Section 3.26 of the Company Disclosure Schedule (without a proportionate increase in Net Revenue Interest);

(i)         division orders and sales contracts terminable without penalty upon no more than sixty (60) days notice to Parent;

(j)         Preference Rights and required third party consents to assignment and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right;

(k)        all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

(l)         easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with the oil and gas operations to be conducted on any Well or Lease;

(m)      all rights reserved to or vested in any Governmental Authority to control or regulate any of the Oil and Gas Interests in any manner, and all applicable laws, rules and orders of governmental authority; and

(n)        the net profits interests set forth in Section 1.1 of the Company Disclosure Schedule.

Notwithstanding any other provision in this Agreement to the contrary, the foregoing matters shall not constitute a failure of Defensible Title.

“Permits” means all permits, consents, authorizations, approvals, registrations, licenses, certificates or variances granted by or obtained from any U.S. federal, state or local governmental, administrative or regulatory authority.

“Permitted Liens” means:

(a)        Liens reflected in the Financial Statements;

(b)        Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP;

(c)        Liens in favor of Governmental Authorities, vendors, carriers, warehousemen, repairmen, mechanics, workmen, and materialmen, and construction or similar Liens arising by operation of law (including Liens securing statutory or regulatory obligations), and any other statutory liens, for taxes, assessments, labor and materials, where payment is not due (or that, if delinquent, are being contested in good faith);

(d)        statutory or regulatory authority of Governmental Authorities;

(e)        easements, surface leases and rights, plat restrictions, pipelines, grazing, logging, canals, ditches, reservoirs, telephone lines, power lines, railways and similar encumbrances;

(f)         Liens, charges, encumbrances and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not materially affected or interrupted, and are not reasonably expected to materially affect or interrupt, the claimed ownership of the Person or the receipt of production revenues from the Oil and Gas Interests affected thereby;

(g)        Liens in connection with workers’ compensation, unemployment insurance or other social security (other than Liens created by Section 302(f) or Section 4068 of ERISA), old-age pension, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(h)        Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(i)         Liens under production sales agreements, division orders, operating agreements, unitization and pooling orders, gathering and transportation agreements, processing agreements, gas, oil and liquids purchase, sale and exchange agreements and other agreements customary in the oil and gas business for processing, producing, transporting, marketing and exchanging produced Hydrocarbons securing obligations not constituting indebtedness and provided that such Liens do not secure obligations to deliver Hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery;

(j)         Liens incurred in the ordinary course of business covering deposit or securities accounts in favor of the depository institution or securities intermediary holding such accounts and arising in connection with obligations of the depositor arising from any such accounts;

(k)        deposits and pledges of cash securing (i) the payment or performance of bids, tenders, leases, contracts (other than for the payment of indebtedness) and statutory or regulatory obligations or (ii) obligations on surety or appeal bonds, performance and return of money bonds and similar obligations (in each case other than for payment of indebtedness) but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business or secure obligations not past due;

(l)         precautionary UCC financing statement filings regarding operating leases;

(m)      statutory and common law landlords’ liens; and

(n)        statutory Liens in favor of lessors under Leases securing obligations not past due to pay royalties.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Preference Right” shall mean any right or agreement that enables or may enable any Person to purchase or acquire any asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment, encumbrance or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, all as listed on Section 3.34 of the Company Disclosure Schedule.

“Proxy Statement” is defined in Section 3.3(c).

“Qualified Transaction Proposal” has the meaning set forth in Section 6.7 (a).

“Real Property Leases” has the meaning set forth in Section 3.25.

“Required Company Stockholder Vote” is defined in Section 3.11(b).

“Reserve Reports” is defined in Section 3.16.

“SEC” is defined in Section 3.3(c).

“Securities Act” is defined in Section 3.4(a).

“Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Proposal” means any Qualified Transaction Proposal that a majority of the Board of Directors of the Company determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel), (a) would, if consummated, result in a transaction that is more favorable to the Company Stockholders from a financial point of view than the transactions contemplated by this Agreement taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of the Company, after obtaining the advice of such financial advisor, and taking into account all material financial, legal and regulatory terms and conditions of such Qualified Transaction Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Qualified Transaction Proposal) and (b) can be completed without undue delay taking into account all technical, legal, financial, regulatory and other aspects of the Qualified Transaction Proposal by the Person making the Qualified Transaction Proposal.

“Surviving Corporation” is defined in Section 2.1.

“Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other Governmental Authority in connection with Taxes, including any schedules or attachments thereto, including any amendments thereto, and including any information returns.

“Taxes” means (a) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto (or to the nonpayment thereof);

(b) all liability for the payment of any amounts of the type described in clause (a) as the result of being a member of an affiliated, consolidated, combined or unitary group; and (c) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (a) or clause (b).

“Termination Date” is defined in Section 8.1(b).

“Transfer Requirement” shall mean any consent, approval, authorization or permit of, or filing with or notification to, any Person which must be obtained, made or complied with for or in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement in order (a) to prevent any termination, cancellation, default, acceleration or change in terms (or any right thereof from arising) under any terms, conditions or provisions of any asset (or of any agreement, instrument or obligation relating to or burdening any asset) as a result of the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, or (b) to prevent the creation or imposition of any Lien, penalty or restriction, on or with respect to any asset (or any right thereof from arising) as a result of the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

“Units” has the meaning set forth in the definition of “Oil and Gas Interests.”

“Voting Agreements” means the Voting Agreements entered into as of the date hereof among Parent and certain of the Company Stockholders, each of which is substantially in the form of Exhibit A hereto.

“Warrant” is defined in Section 2.8(b).

“Warrant Cash Amount” is defined in Section 2.8(b).

“Wells” has the meaning set forth in the definition of “Oil and Gas Interests.”

“Working Interest” means the percentage of costs and expenses attributable to the maintenance, development, operation, plugging and abandonment and remediation of Oil and Gas Interests.

ARTICLE II
THE MERGER

2.1        The Merger.   Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and Chapter 92A of the NRS, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

2.2        Effective Time; Closing.

(a)        The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Central time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by Applicable Law) waiver of the conditions set forth in Article VII (other than any such conditions that by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by Applicable Law) waived on the Closing Date), at the offices of Thompson & Knight LLP, 333 Clay Street, Suite 3300 Houston, Texas 77002 unless another date, time or place is agreed to in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b)        On the Closing Date or as promptly as practicable thereafter, the Company shall cause the Merger to be consummated by filing articles of merger, in accordance with Chapter 92A of the NRS, with the Secretary of State of the State of Nevada in such form as required by, and executed in accordance with the relevant provisions of Chapter 92A of the NRS (the “Articles of Merger”) (the time of such filing (or such later time as is specified in such Articles of Merger as agreed between Parent and the Company) being the “Effective Time”).

2.3        Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in Section 92A.250 of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4        Articles of Incorporation; Bylaws.   At the Effective Time, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended to read in its entirety in the form of Exhibit B hereto and, as so amended, shall be the articles of incorporation of the Surviving Corporation. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended to read in their entirety in the form of Exhibit C hereto and, as so amended, shall be the bylaws of the Surviving Corporation.

2.5        Directors and Officers.

(a)        The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or the election of their successors. The Company shall cause all directors of the Company to resign immediately prior to the Effective Time.

(b)        The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or the election of their successors.

2.6        Effect on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other holder of any shares of capital stock of Merger Sub or the Company:

(a)        Capital Stock of Merger Sub.   Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, par value $0.001 per share, and such shares of common stock issued upon conversion of the capital stock of Merger Sub shall represent all of the outstanding shares of the Surviving Corporation.

(b)        Conversion of Company Common Stock.   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any shares to be cancelled pursuant to Section 2.6(c)) shall be converted automatically into the right to receive $11.00 in cash payable to the holder thereof (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and, subject to Section 2.6(d), each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(c)        Treatment of Treasury Stock.   Each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time, if any, shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto. Each share of Company Capital

Stock owned by any Subsidiary of the Company shall not be cancelled at the Effective Time and shall remain outstanding.

(d)        Shares of Company Common Stock of Dissenting Stockholders.

(i)         Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands in writing an appraisal of the “fair value” of such shares of Company Common Stock in accordance with Sections 92A.380, 92A.420 and 92A.440 of the NRS (“Dissenting Shares”) shall not be converted into or otherwise represent the right to receive the applicable Merger Consideration as provided in Section 2.6, but rather the holders of Dissenting Shares shall be entitled to payment of the fair market value of such Dissenting Shares in accordance with Section 92A.500 of the NRS; provided, that, any Dissenting Shares held by holders of Company Common Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights for an appraisal of such shares under Chapter 92A of the NRS shall thereupon be deemed to have been cancelled and terminated, as of the Effective Time, and shall represent solely the right to receive the applicable Merger Consideration as provided in Section 2.6, upon surrender in the manner provided in Section 2.7, of the certificate or certificates that formerly evidenced such shares of Company Common Stock.

(ii)       The Company shall give to Parent (i) notice of any written demands for appraisal received by the Company and withdrawals of such demands, and (ii) the opportunity to participate at its own expense in all negotiations and proceedings with respect to demands for appraisal under Chapter 92A of the NRS. The Company shall not, without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to any such demands, or offer to settle, or settle, any such demands. Any amount payable to any holder of Company Common Stock exercising appraisal rights shall be paid solely by the Surviving Corporation out of its own funds.

2.7        Payment for Shares.

(a)        Paying Agent.   Prior to the Effective Time, Parent (i) shall designate a bank or trust company satisfactory to the Company to act as agent for the holders of Company Capital Stock in connection with the Merger (the “Paying Agent”) to receive in trust the funds to which holders of Company Capital Stock and Warrants shall become entitled pursuant to Section 2.6 and Section 2.8(b) and (ii) shall deposit, or cause the Merger Sub to deposit, with the Paying Agent, for the benefit of the Company’s Stockholders and holders of Warrants, cash in an amount sufficient for the payment of (x) the Merger Consideration as provided in Section 2.6 upon surrender of certificates representing the shares of Company Capital Stock as provided herein and (y) the Warrant Cash Amount as provided in Section 2.8(b) upon surrender of instruments representing the Warrants as provided herein (together, the “Exchange Fund”). The Paying Agent shall invest the cash included in the Exchange Fund only in obligations guaranteed by the full faith and credit of the United States of America. All interest earned on such funds shall be paid to Parent.

(b)        Exchange Procedures.   Promptly after the Effective Time, but in any event not later than two Business Days thereafter, the Paying Agent shall mail to each holder of record of (x) a certificate or certificates that immediately prior to the Effective Time represented shares of Company Capital Stock (the “Company Certificates”) or a Warrant and (y) any non-certificated shares held by book entry (“Book Entry Shares”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates or Warrants to the Paying Agent and shall be in a form and have such other provisions as Parent and Company may reasonably specify) and (ii) instructions for use in surrendering Company Certificates, Warrants and Book Entry Shares in exchange for the Merger Consideration or the Warrant Cash Amount, as the case may be, as provided in Section 2.6. Exchange of any Book Entry Shares shall be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a

Company Certificate, Warrant or Book Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Company Certificate or Book Entry Share shall be entitled to receive in exchange therefor the Merger Consideration and the holder of such Warrant shall be entitled to receive in exchange therefor the Warrant Cash Amount, and the Company Certificate, Book Entry Share or Warrants so surrendered shall forthwith be cancelled. Parent shall cause the Paying Agent to make all payments required pursuant to the preceding sentence promptly following the valid surrender of Company Certificates, Book Entry Shares or Warrants. In the event of a transfer of ownership of Company Capital Stock or Warrants that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Company Certificate or Warrants so surrendered is registered, if such Company Certificate or Warrant is properly endorsed or otherwise is in proper form for transfer and the Person requesting such payment pays any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Company Certificate or Warrant or establishes to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.7(b), each Company Certificate, Book Entry Share and Warrant shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration pursuant to Section 2.6 in the case of a Company Certificate or Book Entry Share and the Warrant Cash Amount in the case of a Warrant. No interest will be paid or will accrue on the cash payable upon the surrender of any Company Certificate or Book Entry Share. All amounts payable hereunder to a holder of Company Stock shall be rounded to the nearest cent.

(c)        No Further Ownership Rights in Company Capital Stock; Transfer Books.   All Merger Consideration and Warrant Cash Amounts paid upon the surrender of Company Certificates, Book Entry Shares and Warrants in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Capital Stock theretofore represented by such Company Certificates, Book Entry Shares and Warrants, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Capital Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, provided that no dividends or other distribution shall be owed with respect to the Warrants. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Capital Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates, Book Entry Shares or Warrants are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for Merger Consideration or a Warrant Cash Amount, as the case may be, as provided in this Article II.

(d)        No Liability.   Notwithstanding anything to the contrary in this Section 2.7, none of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person with respect to any Merger Consideration or Warrant Cash Amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)        Lost, Stolen or Destroyed Certificates.   In the event any Company Certificates evidencing Company Capital Stock or Warrants are lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 2.6 or the Warrant Cash Amount required pursuant to Section 2.8(b), as the case may be, in exchange for such lost, stolen or destroyed Company Certificates or Warrants, upon the making of an affidavit, which shall include indemnities and the posting of a bond that are reasonably acceptable to Parent, of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration or the Warrant Cash Amount, as the case may be, may reasonably require of the holder of such lost, stolen or destroyed Company Certificates or Warrants.

(f)         Withholding Taxes.   Parent and Merger Sub shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to a holder of Company Common Capital pursuant to this Agreement any stock transfer taxes and such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provisions of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Capital Stock with respect to which such deduction and withholding were made. The parties recognize and agree that no withholding shall be required under Section 1445 of the Code.

2.8        Options and Warrants.

(a)        At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding Option (as hereinafter defined), whether vested or unvested, exercisable or unexercisable, each Option that is outstanding and unexercised immediately prior thereto shall immediately and fully vest, and subject to the terms and conditions set forth below in this Section 2.8, each such Option shall terminate and be cancelled at the Effective Time and each holder of an Option shall be entitled to receive from the Company, and shall receive promptly following the Effective Time in settlement of each Option an Option Cash Amount. The “Option Cash Amount” shall be equal to the net amount of (A) the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Option, multiplied by (ii) the number of shares subject to such Option, less (B) any applicable withholdings for Taxes (which withholdings shall be deposited with the appropriate taxing authority for the benefit of the holder of such Option). If the exercise price per share of any Option equals or exceeds the Merger Consideration, the Option Cash Amount therefor shall be zero. Payment of the Option Cash Amount shall be communicated to each holder of Option(s) in a written notice from the Company stating that, upon acceptance of the Option Cash Amount, such holder understands that no further payment is due to such holder on account of any Option and all of such holder’s rights under such Options have terminated. As used in this Agreement, “Option” means any option granted and not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof to purchase shares of Company Common Stock pursuant to the plans set forth in Section 2.8(a) of the Company Disclosure Schedule, or any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof (“Company Stock Plans”) or any other contract or agreement entered into by the Company or any of the Company Subsidiaries. All amounts payable hereunder to a holder of an outstanding Option shall be rounded to the nearest cent.

(b)        At the Effective Time, by virtue of the Merger, each Warrant (as hereinafter defined) shall be converted automatically into the right to receive the Warrant Cash Amount. The “Warrant Cash Amount” shall be equal to the net amount of the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Warrant, multiplied by (ii) the number of shares subject to such Warrant. If the exercise price per share of any Warrant equals or exceeds the Merger Consideration, the Warrant Cash Amount therefor shall be zero. Payment of the Warrant Cash Amount shall be payable without interest upon surrender of the instrument representing the Warrant and other documentation specified in Section 2.7(b). As used in this Agreement, “Warrant” means any warrant granted and not exercised, expired or terminated, to purchase shares of Company Common Stock pursuant to the form of agreement set forth in Section 2.8(a) of the Company Disclosure Schedule. All amounts payable hereunder to a holder of an outstanding Warrant shall be rounded to the nearest cent.

(c)        At the Effective Time, except as provided in this Section 2.8, all rights under any Option and any provision of the Company Stock Plans providing for the issuance or grant of any other interest with respect to the capital stock of the Company shall be cancelled. The Company shall use its commercially reasonable efforts to ensure that, as of and after the Effective Time, except as provided in this Section 2.8, no person shall have any rights under the Company Stock Plans or any other plan, program or arrangement with respect to securities of the Company, the Surviving Corporation or any subsidiary thereof. Prior to the Effective Time, Company shall be permitted hereunder to make any amendments to the terms of the Company Stock Plans (and any agreements thereunder) as are necessary to give effect to the transactions contemplated by this Section 2.8.

(d)        Prior to the Effective Time, Parent, Merger Sub and the Company shall use commercially reasonable efforts to cause the transactions contemplated by this Section 2.8 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsections of the disclosure schedule of the Company dated as of the date hereof and delivered to Parent concurrently with the parties’ execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1        Organization.   The Company and each entity that is a Subsidiary of the Company as of the date hereof (each such Subsidiary, a “Company Subsidiary”) is a corporation, limited liability company or partnership, as the case may be, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization and has all requisite entity power and authority and all necessary government approvals to own, operate and lease its properties and to carry on its business as now conducted, except for those which have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. A “Company Material Adverse Effect” means any effect, event or change that is materially adverse to the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and the Company Subsidiaries considered as a single enterprise or that prevents or materially impedes or delays the ability of the Company to perform in all material respects its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that any event, condition, change, occurrence or development of a state of circumstances that (i) results from changes in the United States’ economy so long as the Company is not disproportionately affected in comparison to other companies in the same industry; (ii) results solely from changes in the oil and gas exploration and production industry so long as the Company is not disproportionately affected in comparison to other companies in the same industry; and (iii) the public announcement or existence of this Agreement and the transactions contemplated hereby, shall not be considered in determining whether a Company Material Adverse Effect has occurred. Notwithstanding the foregoing, a Company Material Adverse Effect shall include, without limitation, a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, the United Kingdom or France (whether or not mandatory). The copies of the articles of incorporation and bylaws of the Company that are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005 (the “Most Recent Form 10-KSB”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

3.2        Capitalization.

(a)        The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of Company Preferred Stock. As of the close of business on January 17, 2007; 12,598,132 shares of Company Common Stock were issued and outstanding; no shares of Company Preferred Stock were issued and outstanding; and (iii) as of the close of business on January 18, 2007, no shares of Company Common Stock were held by the Company in its treasury. Such issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Except as set forth in Section 3.2 of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness or warrants or other securities of the Company having the right to vote (or, other than any outstanding options to purchase Company Common Stock, convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company Stockholders may vote.

(b)        As of the close of business on January 18, 2007, there were outstanding Options to purchase 1,558,268 shares of Company Common Stock. Section 3.2(b) of the Company Disclosure Schedule sets forth the outstanding Options, the strike price of such Options, the Option Cash Amount of each such Option and the aggregate Option Cash Amount of all outstanding Options. There are no stock appreciation rights attached to the Options. As of the close of business on January 18, 2007, there were outstanding Warrants to purchase 569,938 shares of Company Common Stock at an exercise price of $7.50 per share of Company Common Stock. Section 3.2(b) of the Company Disclosure Schedule sets forth the outstanding Warrants, the Warrant Cash Amount of each such Warrant and the aggregate Cash Amount of all outstanding Warrants. Except as set forth in the preceding sentence or above in this Section 3.2, (i) as of the close of business on January 18, 2007, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments or agreements to which the Company or any of the Company Subsidiaries is a party obligating the Company or any of the Company Subsidiaries to issue or sell any additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue or enter into any such security, option, warrant, call, right, commitment or agreement.

(c)        As of the close of business on January 18 to the date of this Agreement (i) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company and (ii) there have been no issuances of Options or other options, warrants or other rights to acquire capital stock of the Company.

3.3        Authorization; No Conflict.

(a)        Subject to the adoption of this Agreement and approval of the Merger by the Required Company Stockholder Vote (as defined in Section 3.11(b)), the Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except for the adoption of this Agreement by the Required Company Stockholder Vote. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Purchaser and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(b)        Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) result in a violation or breach of the (x) certificate or articles of incorporation or bylaws of the Company or any Company Subsidiary that is a corporation, (y) the articles or certificate of formation or the limited liability company agreement of any Company Subsidiary that is a limited liability company, or (z) the certificate of limited partnership or partnership agreement of any Company Subsidiary that is a limited partnership, or the organizational documents of any other Company Subsidiary; (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of the terms, conditions or provisions of, or result in the creation or imposition of any Lien upon any property or asset of the Company or the Company Subsidiaries under any Material Contract; or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law, rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)        Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with the NRS, with respect to the filing of the Articles of Merger, and with the relevant authorities of the other jurisdictions in which the Company is qualified to do business; (ii) compliance with the Exon-Florio Amendment; (iii) the filing with the Securities and Exchange Commission (“SEC”) of (A) a proxy statement relating to the Company Stockholders Meeting (as defined in Section 6.1(b)) (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), and (B) such reports under Sections 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby and thereby; (iv) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities laws or the rules and regulations of the Nasdaq Global Market; (v) such governmental consents, qualifications or filings as are customarily obtained or made following the transfer of interests in oil and gas properties (“Customary Post-Closing Consents”); (vi) compliance with the “blue sky” laws of various states; and (vii) such other consent, approval, order or authorization of, or registration, declaration or filing that, if not obtained, would not reasonably be expected to have a Company Material Adverse Effect.

3.4        Subsidiaries.

(a)        Section 3.4(a) of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of each Company Subsidiary. Each Significant Subsidiary (as such term is defined in Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”), of the Company has been named to the extent required in the Company SEC Reports furnished to the SEC prior to the date of this Agreement. The Company owns directly or indirectly all of the capital stock or other equity securities, or other ownership interests, as applicable, in each Company Subsidiary, free and clear of all Liens except for restrictions imposed by applicable securities laws. The Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity except as set forth in Section 3.4(a) of the Company Disclosure Schedule.

(b)        All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements relating to the issuance of any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiaries.

3.5        SEC Reports and Financial Statements.

(a)        Since January 1, 2004, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, the “Company SEC Reports”) required to be filed by the Company with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Reports, and at the time they were filed (or if amended or superseded, then on the date of such filing) the Company SEC Reports did not contain, and any Company SEC Reports filed with the SEC subsequent to the date of this Agreement will not contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is currently required to file any form, report or other document with the SEC under Section 12 of the Exchange Act.

(b)        As of their respective dates, the Financial Statements complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, having been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and presented fairly the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments). Except as set forth in Section 3.5(b) of the Company Disclosure Schedule or as reflected in the Financial Statements, the Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured, other than normal and recurring current liabilities incurred in the ordinary course of business and consistent with past practice since September 30, 2006 or in connection with this Agreement or the transactions contemplated hereby and that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

3.6        Disclosure Controls.   The management of the Company has (i) designed disclosure controls and procedures (as defined under the Exchange Act) to ensure that material information relating to the Company, including the Company Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies in the design or operation of internal control over financial reporting (as defined under the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal control over financial reporting (as defined under the Exchange Act) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting (as defined under the Exchange Act). A summary of such disclosure made by management to the Company’s auditors and audit committee is set forth in Section 3.6 of the Company Disclosure Schedule.

3.7        Absence of Certain Changes.   Since January 1, 2006 and except (A) as set forth in Section 3.7 of the Company Disclosure Schedule, (B) for the execution and delivery of this Agreement and changes in its properties or business attributable to the transactions contemplated by this Agreement, and (C) as disclosed in the Financial Statements or in the Company SEC Reports, neither the Company nor any of the Company Subsidiaries:

(i)         had any change in its financial condition or businesses, assets or liabilities, other than changes which have not had, individually or in the aggregate, a Company Material Adverse Effect;

(ii)       suffered any damage, destruction or loss of physical property (not adequately covered by insurance) that, individually or in the aggregate, has had a Company Material Adverse Effect;

(iii)      issued, sold or otherwise disposed of, or, redeemed, purchased or otherwise acquired, or agreed to issue, sell or otherwise dispose of, redeem, purchase or otherwise acquire, any capital stock or any other security of the Company or any of the Company Subsidiaries or granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of the Company or any of the Company Subsidiaries, other than in connection with the relinquishment of shares by employees and directors of the Company in payment of withholding tax upon the vesting of restricted stock or forfeiture of shares due to termination of employment or Company Common Stock issuable upon the exercise of options outstanding on the date hereof;

(iv)       acquired or agreed to acquire by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquired or agreed to acquire any amount of assets other than in the ordinary course of business;

(v)        other than sales of Hydrocarbons in the ordinary course of business, sold, leased, or otherwise disposed of, or agreed to sell, transfer, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of (A) any portion of its properties or assets to any director or officer of the Company or of any Company Subsidiary or any member of the family or any other Affiliate of any of the foregoing or (B) any portion of its properties or assets, except in the ordinary course consistent with past practice and as to which the aggregate value does not exceed $100,000;

(vi)       split, combined or reclassified any outstanding shares of its capital stock;

(vii)     amended its articles of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

(viii)    incurred or agreed to incur any material indebtedness for borrowed money;

(ix)       mortgaged, pledged, encumbered or subjected to any material Lien, or agreed to mortgage, pledge or subject to any material Lien any of its material properties or assets;

(x)        declared, set aside or paid any dividend or made any distribution (whether in cash, property or stock) with respect to any of its capital stock;

(xi)       except in connection with the routine promotions of employees or to the extent required in a written Contract (including any Company Employee Benefit Plan) in existence as of the date hereof, (A) granted or increased any severance or termination pay to any director, executive officer or employee of the Company or any Company Subsidiary; (B) increased the benefits payable under any existing severance or termination pay policies or employment agreements; (C)  increased the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any Company Subsidiary; (D) paid any bonus or similar compensation to any director, officer or employee of the Company or any Company Subsidiary in excess of $50,000, or (E) adopted or established any new employee benefit plan or, except as required by Applicable Law, amended in any material respect any existing employee benefit plan; or (E) taken any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of

Section 3.10(c) (without regard to whether the transactions contemplated by this Agreement are consummated), except to the extent required in a written Contract in existence as of the date hereof;

(xii)     executed or amended (other than as required by existing employee benefit plans or employment agreements or by Applicable Law) in any material respect any employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees;

(xiii)    except in the ordinary course of business and to the extent such action will be binding on the Company, any of the Company Subsidiaries or Parent after the Closing Date: (A) made any material changes in its reporting for Taxes or accounting methods other than as required by GAAP or Applicable Law; (B) made or rescinded any material Tax election or filed any material amended Tax return; (C) made any material change to its method or reporting income, deductions or other Tax items for Tax purposes; or (D) settled or compromised any Tax liability;

(xiv)     terminated, or been notified in writing of the likely termination of, a material contract with a lessor, a service provider, a government agency or a national insurance carrier or any other material contract regarding the exploration or production of Hydrocarbons;

(xv)      neither the Company nor any of the Company Subsidiaries has entered into a contract or arrangement with an individual or entity providing for the rendering of services by such person as an employee of or contractor to the Company under which, during the last 12 months, the Company was obligated or became committed to pay in excess of $150,000 or under which, during the next 12 months, the Company is reasonably expected to pay or to become obligated to pay in excess of $150,000, except for such contracts that are terminable by the Company upon 90 days (or less) advance notice without penalty;

(xvi)     except as otherwise required or provided for in this Agreement and except in the ordinary course of business, made or permitted any material amendment or termination of any material contract, lease, concession, franchise, license, indenture, instrument, mortgage, note, loan or credit agreement or other obligation to which it is a party;

(xvii)   had any resignation or termination of employment of any of its key officers or employees, or become aware of any impending or threatened termination of employment, that would, individually or in the aggregate, have a Material Adverse Effect on the Company;

(xviii)  had any labor trouble or concerted work stoppage or has Knowledge of any impending or threatened labor trouble or concerted work stoppage;

(xix)     canceled, or agreed to cancel, any debts or claims over $250,000 in the aggregate or $100,000 individually other than in the ordinary course of business;

(xx)      made any material change in its accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities;

(xxi)     entered into any material transaction not in the ordinary course of its business;

(xxii)   made any charitable or political contribution or pledge in excess of $50,000 in the aggregate;

(xxiii)  agreed or committed to do, or authorized or approved any action looking to, any of the foregoing; or

(xxiv)   non-consented or agreed to non-consent with respect to any Oil and Gas Interests.

3.8        Litigation.   Except as set forth in Section 3.8 of the Company Disclosure Schedule, (a) there are no lawsuits, claims, proceedings or governmental investigations, either at law or in equity, before any Governmental Authority, pending or, to the Knowledge of the Company, threatened, to which the

Company or any of the Company Subsidiaries is a party that (i) seeks to delay, prevent or restrict the consummation of the transactions contemplated by this Agreement, (ii) questions the validity of legality of this Agreement or (iii) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.8 of the Company Disclosure Schedule, none of the Company nor any of the Company Subsidiaries, nor any of their respective properties or assets, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement, continuing investigation (other than regularly scheduled audits) by any Governmental Authority, or any judicial, administrative or arbitral judgment, order, writ, decree, injunction, restraint or award of any Governmental Authority, including without limitation cease-and-desist or other orders. Neither the Company nor any of the Company Subsidiaries has agreed to, or is bound by, any extension or waiver of the statue of limitations relating to any pending or potential action, suit, claim proceeding or investigation involving the Company or any of the Company Subsidiaries.

3.9        Information Supplied.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

3.10     Employee Plans.

(a)        Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each Company Employee Benefit Plan. True, correct and complete copies of the following documents, if applicable, have been provided or made available to Parent: (a) the Company Employee Benefit Plans and related trust documents, and amendments thereto; (b) the most recent Form 5500; (c) the most recent Internal Revenue Service determination or opinion letter; and (d) summary plan descriptions and modifications thereto.

(b)        As to all Company Employee Benefit Plans except as set forth in Section 3.10(b) of the Company Disclosure Schedule: (i) all Company Employee Benefit Plans comply and have been administered in all material respects in accordance with their terms and all applicable requirements of law and no event has occurred which will or could cause any such Company Employee Benefit Plan to fail to comply in all material respects with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance; (ii) none of the Company, any Company Subsidiary or any of their ERISA Affiliates has engaged in any prohibited transaction (within the meaning of section 4975 of the Code or section 406, 407 or 408 of ERISA); (iii) there have been no acts or omissions by the Company, any Company Subsidiary or any of their ERISA Affiliates that have given rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any Company Subsidiary may be liable; (iv) there are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any Company Employee Benefit Plan or the assets thereof; and (v) each Company Employee Benefit Plan which is an employee pension benefit plan (within the meaning of section 3(2) of ERISA) that is intended to qualified under section 401(a) of the Code is the subject of a favorable determination or opinion letter issued by the Internal Revenue Service (“IRS”) with respect to the qualified status of such plan under section 401(a) of the Code and the tax-exempt status of any trust which forms a part of such plan under section 501(a) of the Code, all amendments to any such plan for which the remedial amendment period (within the meaning of section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination or opinion letter, and no event has occurred which will or could give rise to disqualification of any such plan under such sections; (vi) none of the assets of any Company Employee Benefit Plan are invested in employer securities or employer real property. Neither the Company nor any Company Subsidiary has any liability or contingent liability for providing, under any Company Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state law.

(c)        There have been no act or omission that would impair the ability of the Company or any Company Subsidiary (or any successor thereto) to unilaterally amend or terminate any Company Employee Benefit Plan.

(d)        None of the Company Employee Benefit Plans is subject to Title IV of ERISA and none of the Company Employee Benefit Plans is a multiemployer plan (as defined in section 3(37) of ERISA).

3.11     Board Recommendation; Company Action; Requisite Vote of the Company’s Stockholders.

(a)        The Board of Directors of the Company has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on January 18, 2007 and as of the date of this Agreement not subsequently rescinded or modified in any way, unanimously (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable and in the best interests of the Company and the Company Stockholders; (ii) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby; (iii) directed that this Agreement be submitted for consideration by the Company Stockholders and recommended that the Company Stockholders adopt this Agreement (provided that any change in or modification or rescission of such recommendation by the Board of Directors of the Company in accordance with Section 6.8 shall not be a breach of the representation in this clause (iii)). The Board of Directors of the Company has received from BMO Capital Markets Corp. an opinion to the effect that, as of the date of the opinion, the Merger Consideration to be received in the Merger by holders of Company Capital Stock is fair to such holders from a financial point of view.

(b)        The affirmative vote of the holders of a majority of the outstanding Company Common Stock as of the record date (the “Required Company Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock necessary to approve the Merger.

3.12     Taxes. Except as set forth in Section 3.12 of the Company Disclosure Schedule:

(a)        Each of the Company and each Company Subsidiary has filed all material federal, state, local and other Tax Returns required to be filed by it through the date hereof in the manner prescribed by Applicable Law and all such Tax Returns were complete and correct in all material respects. All Taxes shown as due on such Tax Returns have been paid in full and the Company and each Company Subsidiary have made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Most Recent Form 10-KSB are sufficient as of their respective dates to cover all Taxes accruing through such date. The Company and the Company Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. Except as would not reasonably be expected to have a Company Material Adverse Effect, all hedging transactions entered into by the Company or any of the Company Subsidiaries have been properly identified for U.S. federal income tax purposes. The Company has made available to Parent correct and complete copies of all material Tax Returns, and examination reports of any Governmental Authority and statements of deficiencies assessed by any Governmental Authority against or agreed to by the Company and by any of the Company Subsidiaries since January 1, 2003.

(b)        As of the date of this Agreement, no material federal, state, local or foreign audits or other administrative proceedings or court proceedings are currently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. No material deficiencies have been asserted in writing against the Company or any Company Subsidiary as a result of examinations by any state, local, federal or foreign taxing authority, and, to the Knowledge of the Company, no material issue has been raised by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, would reasonably be expected to result in a proposed deficiency for any other period not so examined which deficiency (or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Financial Statements in accordance with GAAP. No claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction. Neither the Company nor any of the Company Subsidiaries has received or requested any ruling of a Governmental Authority relating to Taxes or entered into any material written or legally binding agreement with a Governmental Authority relating to Taxes. There are no Liens for Taxes upon any of the properties or assets of the Company and the Company Subsidiaries except in each case for Permitted Liens.

(c)        Neither the Company nor any Company Subsidiary has requested any extension of time within which to file any material Tax Return which Tax Return has not yet been filed. There are no agreements or waivers of statutes of limitations providing for extensions of time with respect to the assessment or collection of any unpaid Taxes against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b). Neither the Company nor any Company Subsidiary is a party to any Tax allocation or sharing agreement that will not be terminated on or before the Closing Date.

(d)        Neither the Company nor any Company Subsidiary is a party to any Contract that would give rise to the payment of any amount of employee compensation that would fail to be deductible by reason of Section 280G of the Code or that would be subject to the excise tax under Section 4999 of the Code, or, to the Knowledge of the Company, that would not fail to be deductible by reason of Sections 162(a)(1), 162(m) or 162(n) of the Code.

(e)        Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company). To the Knowledge of the Company, neither the Company nor any Company Subsidiary has been notified in writing that it will be required to incur any material liability for Taxes of any Person (other than the Company or a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any Tax claim that has been made by a Taxing authority with respect to such other Person as a transferee or successor, by Contract or otherwise.

(f)         None of the assets of the Company or any Company Subsidiary constitute tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of such assets is subject to a lease, safe harbor lease or other arrangement as a result of which the Company or any of the Company Subsidiaries is not treated as the owner for U.S. federal income tax purposes.

(g)        In the past five years, neither the Company nor any of the Company Subsidiaries has been a party to a transaction that has been reported as a reorganization within the meaning of Section 368 of the Code or has been distributed as a corporation (or been distributed) in a transaction that is reported to qualify under Section 355 of the Code.

(h)        Neither the Company nor any of the Company Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Company Subsidiaries and the Company has no Knowledge that the IRS has proposed any such adjustment or change in accounting method.

3.13     Environmental Matters.   Except as disclosed in the Company’s Phase I and Phase II Reports listed on Section 3.13 of the Company Disclosure Schedule:

(a)        The Company and the Company Subsidiaries have conducted their businesses and operated their assets, and are conducting their businesses and operating their assets, in material compliance with all Environmental Laws. Other than Oil and Gas Interests, the condition of all facilities and properties currently or formerly owned, leased or operated are, or were at the time owned, leased or operated, in material compliance with all Environmental Laws. To the Knowledge of the Company, all Oil and Gas Interests in which the Company holds, or held, an interest are, or were at the time the interest was held, in material compliance with Environmental Laws.

(b)        The Company and the Company Subsidiaries are, and have been, in possession of all Environmental Permits required for their operations, and are, and have been, in compliance with all of the requirements and limitations included in or applicable to such Environmental Permits. The Company and the Company Subsidiaries have timely filed applications for the renewal of such Environmental Permits as may be necessary. To the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to lead to the suspension, cancellation, or revocation of any existing Environmental Permit or the denial of applications for the renewal of any such Environmental Permits on terms less favorable than what are currently in effect. There are no pending administrative, judicial or alternative dispute resolution proceedings related to any Environmental Permits.

(c)        The Company has not been notified by any Governmental Authority or other Person that any of the operations or assets of the Company or the Company Subsidiaries or any Oil and Gas Interest is the subject of any investigation or inquiry by any Governmental Authority or other Person regarding (i) the violation of or liability under any Environmental Law; (ii) the evaluation of whether any material remedial action is required pursuant to Environmental Law to respond to a release or threatened release of any Hazardous Material; (iii) the storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material in violation of any Environmental Law. The Company has received no written notice, request for survey or other communication from the Railroad Commission of Texas, the Environmental Protection Agency or any Governmental Authority regarding Naturally Occurring Radioactive Material (“NORM”), with respect to the Oil and Gas Interests. To the Company’s Knowledge, there has been no survey or test conducted to determine the levels of NORM on the Oil and Gas Interests.

(d)        The Company has not received any claim, complaint, notice, inquiry or request for information involving any administrative, judicial or alternative dispute resolution proceeding which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities, Oil and Gas Interests or properties (including off site storage or disposal of any Hazardous Material from such facilities or properties) currently owned, leased or operated by the Company or the Company Subsidiaries or formerly owned, leased or operated by the Company or the Company Subsidiaries or in which an interest is held by the Company or a Company Subsidiary.

(e)        To the Company’s Knowledge, no property or Oil and Gas Interest now or previously owned, leased, operated or in which an interest is or was held by the Company, or to which the Company transported, or arranged for the transportation of, any Hazardous Material is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup.

(f)         There is no presence of Hazardous Substances existing on any property owned or leased by the Company or the Company Subsidiaries resulting from the Company’s or the Company Subsidiaries’

operations or activities, past or present, at any location that give rise to any on-site or-off site remedial obligations under any applicable Environmental Laws, other than normal and ordinary remedial work associated with plugging and abandoning of oil and gas facilities.

(g)        Other than Oil and Gas Interests, there are no sites, locations or operations at which Company or the Company Subsidiaries are currently undertaking, or have completed, any remedial or response actions under the oversight of a Governmental Authority relating to any disposal or release of Hazardous Materials. To the Knowledge of the Company, there are no Oil and Gas Interests at which any remedial or response actions under the oversight of a Governmental Authority relating to any disposal or release of Hazardous Materials is currently being undertaken or has been completed.

(h)        All underground storage tanks and solid waste disposal facilities owned or operated by Company or the Company Subsidiaries are used and operated in material compliance with Environmental Laws.

(i)         None of the Company or the Company Subsidiaries have contractually assumed any Liabilities under any Environmental Law.

(j)         Neither this Agreement nor the consummation of the transaction contemplated hereby will result in any obligations for site investigation or cleanup, or for notification to, or consent of, Governmental Authorities or third parties, pursuant to any “transaction triggered” or “responsible party transfer” Environmental Law.

3.14     Compliance with Laws.   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all Applicable Laws, rules or regulations of any United States federal, state or local or foreign government or agency thereof that materially affect the business, properties or assets owned or leased by the Company and the Company Subsidiaries. All Permits required under such Applicable Laws, rules and regulations are in full force and effect and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all Permits, except where the failure to be obtained, to be in full force and effect or in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.14 of the Company Disclosure Schedule, no notice has been received and, after due inquiry of management, no investigation or review is pending or, to the Knowledge of the Company, threatened by any Governmental Authority with regard to (i) any alleged violation by the Company or any of the Company Subsidiaries of any law, rule, regulation, ordinance, Permit, judgment, order or decree or (ii) any alleged failure to have or any violation of any Permit, which violation or failure would reasonably be expected to have a Company Material Adverse Effect. This Section 3.14 does not relate to matters with respect to (i) Company Employee Benefit Plans, ERISA and other employee benefit matters (which are the subject of Section 3.10), (ii) Tax Laws and other Tax matters (which are the subject of Section 3.12), and (iii) Environmental Laws and other environmental matters (which are the subject of Section 3.13).

3.15     Employment Matters.   Neither the Company nor any of the Company Subsidiaries has employees who are represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such employees, and neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract currently being negotiated. Neither the Company nor any Company Subsidiary (a) is a party to, or bound by, any consent decree with any Governmental Authority relating to employees or employment practices or (b) is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date hereof, is there pending or, to the Knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, lockout or activities or efforts of any labor union or organization (or representatives thereof) to organize any of its employees involving the Company or any of the Company Subsidiaries. Section 3.15 of the Company Disclosure Schedule sets forth a true and complete list of each written employment agreement (including severance agreements) to which the Company or any of the Company Subsidiaries is a party .

3.16     Reserve Reports.   The reserve information of the Company and the Company Subsidiaries contained in the reserve reports dated as of October 1, 2006 is derived from reserve reports prepared by H. J. Gruy and Associates, Inc. and DeGolyer and MacNaughton and the reserve information of the Company and the Company Subsidiaries contained in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 is derived from reserve reports prepared by H. J. Gruy and Associates, Inc. and WZI, Inc. (collectively, the “Reserve Reports”). The factual, non-interpretive data on which the Company’s estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of the Company and the Company Subsidiaries were based in connection with the preparation by the Company of the proved oil and gas reserve reports concerning the Oil and Gas Interests of the Company and the Company Subsidiaries as of December 31, 2005 were (at the time included in, or as modified or amended prior to the issuance of, the Reserve Report) accurate in all material respects. The estimates of proved oil and gas reserves used by the Company and the present value of any future net cash flows therefrom in the Reserve Report are in accordance with the definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC. Except for changes generally affecting the oil and gas industry (including changes in commodity prices), there has been no material change with respect to the matters addressed in the Reserve Reports.

3.17     Hedging.   The Company SEC Reports accurately summarize the outstanding Hydrocarbon and financial Hedging positions attributable to the production of the Company and the Company Subsidiaries as of the dates reflected therein, and there have been no changes since the date thereof, except for changes in financial Hedging positions occurring in the ordinary course of business. For purposes of this Agreement, a “Hedge” means a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or transportation arrangements related to such transactions.

3.18     Insurance.   The Company maintains insurance for its benefit in coverages and amounts considered to be customary and adequate in the oil and gas industry. The Company has complied in all material respects with the provisions in any current policy maintained for its benefit, and all such insurance is in full force and effect. The Company has not received, nor is there any Company Knowledge of, any notice of cancellation or non-renewal of any such insurance policy. The Company has not failed to give any notice or present any claim for more than $50,000 under any of the policies for the benefit of the Company in due and timely fashion. The Company has not been refused any insurance with respect to its assets, properties or businesses, nor has any such coverage been materially limited by any insurance carrier to which the Company has applied for any such insurance or with which the Company has carried insurance during the past three years. Other than as described on Section 3.18 of the Company Disclosure Schedule, no further payments of premiums will be due following the Closing by the Company with respect to insurance coverages prior to the Closing. Neither this Agreement nor any of the transactions contemplated by this Agreement to occur at the Closing will adversely affect the Company’s coverage under the terms of the insurance policies with respect to periods prior to the Closing.

3.19     Material Contracts.   Except for this Agreement, as of the date hereof, none of the Company nor any of the Company Subsidiaries is a party to or bound by any “material contract” (as defined in item 601(b)(10) of Regulation S-K promulgated by the SEC) that is not filed as an exhibit to a Company SEC Report. The Company has listed in Section 3.19 of the Company Disclosure Schedule all Material Contracts (true and correct copies of each such document have been previously delivered or made available to Parent). Neither the Company nor any Company Subsidiary is in material breach or default under any Material Contract to which the Company or a Company Subsidiary is a party nor, to the Knowledge of the Company, is any other party to any such contract in material breach or default thereunder. Each Material Contract to which the Company or a Company Subsidiary is a party is in full force and effect and is valid and enforceable by the Company or a Company Subsidiary, as the case may be, in accordance with its terms.

3.20     Section 78.378 to Section 78.344 of the NRS; No Rights Agreement.   Prior to the date of this Agreement, the Board of Directors of the Company has taken all action necessary to exempt under or make not subject to (a) the provisions of Section 78.378 to Section 78.344 of the NRS and (b) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement and the Voting Agreements, (ii) the Merger and (iii) the transactions contemplated by this Agreement and the Voting Agreements. The Company does not have any stockholders or shareholder rights agreement or any similar type of anti-takeover agreement.

3.21     Transactions with Related Parties.   Except as set forth in Section 3.21 of the Company Disclosure Schedule or otherwise disclosed in the Company SEC Reports, no director, executive officer or any person who beneficially owns 5% or more of the issued and outstanding Company Common Stock is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its subsidiaries or has engaged in a transaction with any of the foregoing within the last 12 months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.22     Agents.   Except as set forth in Section 3.22 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or any agency which is presently in effect (other than such of the Company’s and the Company Subsidiaries’ directors, officers and employees to whom the Company or the Company Subsidiaries has given the authority to act for the Company or the Company Subsidiaries in the ordinary course of its business) or shall continue after the Closing Date.

3.23     Commission Contracts.   Except as set forth in Section 3.23 of the Company Disclosure Schedule and except for any fees payable to Ferris, Baker Watts, Inc. (“Company Financial Advisor”) upon consummation of the transactions contemplated by this Agreement, the Company does not employ or have any relationship with any individual, corporation, partnership, or other entity whose compensation from the Company is in whole or in part determined on a commission basis and for which the Company shall have any liability from and after the Closing and neither the Company nor any of its directors, officers, employees or agents has employed any investment banker, broker or finder in connection with any of the transactions contemplated hereby.

3.24     Owned Real Property.   Other than the Oil and Gas Interests, Section 3.24 of the Company Disclosure Schedule contains a complete and correct list of all real property owned by the Company and the Company Subsidiaries. No covenants, easements, rights-of-way, or regulations of record impair in any material respect the uses of such real properties for the purposes for which they are now operated. The Company has provided to Parent true and complete copies of all surveys, appraisals and title insurance policies relating to these real properties.

3.25     Leased Real Property.   Other than the Oil and Gas Interests, Section 3.25 of the Company Disclosure Schedule contains a complete and correct list of all real property leases and any and all amendments thereto relating to the leased real property to which the Company and the Company Subsidiaries are a party or are bound (the “Real Property Leases”). The Company has provided to Parent correct and complete copies of the Real Property Leases. Except as disclosed in Section 3.25 of the Company Disclosure Schedule, (i) each of the Real Property Leases is in full force and effect, and, to the Company’s Knowledge, is enforceable against the landlord which is party thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies), (ii) there are no subleases under the Real Property Leases and none of the Real Property Leases has been assigned (other than collateral assignments pursuant to the Bank Credit Agreement), (iii) no notices of default or notices of termination have been received by the Company with respect to the Real Property Leases which have not been withdrawn or cancelled and (iv) the Company and the Company Subsidiaries are not, and to the Company’s Knowledge, no other party is, in default under any Real Property Lease. There is no Company Knowledge of, nor has there been receipt of any written notice of, a proceeding in eminent domain or other similar proceeding affecting property listed on Section 3.25 of the Company Disclosure Schedule.

3.26     Title.   Each of the Company and the Company Subsidiaries has Defensible Title to all of its respective Oil and Gas Interests.

3.27     Oil and Gas Interests.   The Leases comprising the Oil and Gas Interests are in full force and effect, and all proceeds from the sale of the Company’s and the Company Subsidiaries’ share of the Hydrocarbons being produced from its Oil and Gas Interests are currently being paid in full to the Company or the Company Subsidiaries by the purchasers thereof on a timely basis, and none of such proceeds are currently being held in suspense by such purchaser or any other party, except as set forth in Section 3.27 of the Company Disclosure Schedule.

3.28     Planned Future Commitments.   Except for obligations incurred in the normal and ordinary course of operating the Company’s business, Section 3.28 of the Company Disclosure Schedule sets forth the Company’s and the Company Subsidiaries’ obligations to drill additional wells or conduct other material development operations.

3.29     Production Data.   Subject to such adjustments as are ordinary and customary in oil and gas industry, to the Company’s Knowledge, the production and other data furnished by the Company to Parent in its review of the Oil and Gas Interests, and any supplements thereto, is substantially complete and correct, in all material respects, as of the reference dates of such production and other data, except that no representation or warranty is made as to interpretive data included therein.

3.30     Rights to Production.   Except as set forth in Section 3.30 of the Company Disclosure Schedule, no person has any call upon, option to purchase, or similar rights with respect to any portion of the production from the Leases from and after the Closing Date.

3.31     Well Abandonment.   Except for any wells identified in Section 3.31 of the Company Disclosure Schedule, to the Company’s Knowledge no wells are located on the Oil and Gas Interests which are shut-in or incapable of producing for which the Company or the Company Subsidiaries have or will have any liability to plug and abandon or have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each Governmental Authority having jurisdiction over the Oil and Gas Interests.

3.32     Gas or Pipeline Imbalances.   To the Company’s Knowledge, there are no wellhead or pipeline imbalances attributable to the Oil and Gas Interests.

3.33     Wells.   To the Company’s Knowledge (i) all of the Wells in which the Company has an Oil and Gas Interest have been drilled and completed within the boundaries of such property or within the limits otherwise permitted by contract, pooling or unit agreement, and Applicable Law, and all drilling and completion of the wells included in each property and all development and operations on such property have been conducted in compliance with all Applicable Law, ordinances, rules, regulations and Permits, and judgments, orders and decrees of any Governmental Authority and (ii) no well included on any property is subject to penalties on allowables after the date hereof because of any overproduction or any other violation of Applicable Law, rules, regulations or Permits or judgments, orders or decrees of any Governmental Authority which would prevent such well from being entitled to its full legal and regular allowable from and after the date hereof as prescribed by any Governmental Authority.

3.34     Change of Control.   Section 3.34 of the Company Disclosure Schedule sets forth (i) all Contracts with the Company or any of the Company Subsidiaries, including but not limited to, severance plans, bonus plans, employment agreements, or any other plan, agreement or arrangement with any Person, pursuant to which any compensation, remuneration or other amounts is due or would become payable, in whole or in part, directly as a result of the consummation of any of the transactions contemplated by this Agreement, (ii) the amount of any compensation, remuneration or other amounts which are or may be due or payable by the Company or any of the Company Subsidiaries as a result of the transactions contemplated by this Agreement under such Contracts (including any such compensation, remuneration or other amounts which are or may be due or payable by the Company or any of the Company Subsidiaries assuming that each employee of the Company that is a party to a Contract is terminated without cause immediately following the consummation of the transactions contemplated by this Agreement), (iii) all Preference Rights applicable to the transactions contemplated by this Agreement and (iv) all Transfer Requirements applicable to the transactions contemplated by this Agreement.

3.35     Business.   During the period from December 31, 2003 to the date of this Agreement, the Company has not engaged in any business other than the oil and gas exploration and production business and businesses related thereto, including but not limited to the investment in and ownership of equity interests in such businesses.

3.36     Books and Records.   The books of account and other financial records of the Company and the Company Subsidiaries are accurate, correct and complete in all material respects. The minute books of each of the Company and the Company Subsidiaries contain accurate, correct and complete records of the respective charters (as amended or restated) and By-laws (as amended or restated) and accurately reflect all corporate action of the stockholders and the Board of Directors of such Company or Company Subsidiary.

3.37     Full Disclosure.   No representation or warranty made by the Company in this agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make any such representation or warranty, in light of the circumstances in which it was made, not misleading. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

4.1        Organization.   Parent and each of the Subsidiaries of Parent (including Merger Sub) (each such Subsidiary of Parent, a “Parent Subsidiary”) is a corporation, limited liability company or partnership, as the case may be, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted. Parent and each of the Parent Subsidiaries is duly qualified and/or licensed and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary. The copies of the certificate of incorporation and bylaws of Parent provided to the Company are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

4.2        Merger Sub.   Merger Sub is an indirect wholly-owned Subsidiary of Parent and, since the date of its incorporation, has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

4.3        Authorization; No Conflict.

(a)        Each of Parent and Merger Sub has the requisite power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of each of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(b)        The Board of Directors of Parent has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on January 18, 2007 and not subsequently rescinded or modified in any way, unanimously (i) approved this Agreement and the Merger and (ii) determined that this Agreement and Merger are in the best interest of Parent’s stockholders. No vote of the holders of Parent’s ordinary shares or other securities of Parent is necessary to approve the Merger.

(c)        Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Parent or any of the Parent Subsidiaries; (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of the terms, conditions or provisions of, or result in the creation or imposition of any Lien upon any property or asset of Parent or Merger Sub under any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound; or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law, rule or regulation applicable to Parent or any of the Company Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. A “Parent Material Adverse Effect” means a material adverse effect that prevents or materially impedes or delays the ability of the Company to perform in all material respects its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(d)        No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (i) compliance with the NRS, with respect to the filing of the Articles of Merger, (ii) compliance with the Exon-Florio Amendment; (iii) the filing with the SEC of the Proxy Statement and such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (iv) Customary Post-Closing Consents, except where the failure to obtain or take such action, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.4        Information Supplied.   None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation of warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement.

4.5        Broker’s or Finder’s Fees.   Except for Rothschilds and Evolution Beeson Gregory (the “Parent Financial Advisor”), neither the Parent nor any of its directors, officers, employees or agents has employed any investment banker, broker or finder in connection with any of the transactions contemplated hereby.

4.6        Financing.   Parent will have available to it upon the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full of the amounts payable to the securityholders of the Company under Article II.

4.7        Ownership of Company Common Stock.   As of the date of this Agreement, neither Parent nor Merger Sub beneficially owns any Company Common Stock.

4.8        Litigation.   There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub, that may call into question the validity or hinder the enforceability or prompt performance of this Agreement.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

5.1        Conduct of Business by the Company Pending the Merger.   The Company covenants and agrees that, prior to the Effective Time, unless Parent otherwise consents in writing or except as permitted or required pursuant to this Agreement:

(a)        The businesses of the Company and the Company Subsidiaries shall, in all material respects, be conducted in the ordinary course of business, and the Company and the Company Subsidiaries shall use their best efforts to preserve intact their respective business organizations, to maintain significant beneficial business relationships with suppliers, distributors, customers and others having business relationships with them, in each case in the ordinary course of business, and to keep available the services of their current key officers and employees. The Company shall, and shall cause the Company Subsidiaries to, (a) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices, (b) comply in all material respects with all laws, ordinances and regulations of Governmental Authorities applicable to the Company and the Company Subsidiaries, (c) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted, (d) materially comply with the interim budget provided to Parent as of December 11, 2006, provided, however, that the Company and the Company Subsidiaries may re-allocate capital expenditures provided for in the interim budget to other exploration and production projects in the ordinary course of business, and (e) perform in all material respects its obligations under all material contracts and commitments to which it is a party or by which it is bound; and

(b)        Without limiting the generality of the foregoing Section 5.1(a), except as set forth in Section 5.1 of the Company Disclosure Schedule or as contemplated by this Agreement, the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following prior to Closing, without the prior written consent of Parent:

(i)         not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any material amount of assets other than in the ordinary course of business;

(ii)       other than sales of Hydrocarbons in the ordinary course of business, not sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of any portion of its assets, except in the ordinary course consistent with past practice and as to which the aggregate value does not exceed $100,000;

(iii)      other than as set forth in Section 5.1 of the Company Disclosure Schedule, not enter into any of the transactions or permit to occur any of the occurrences described in Section 3.7;

(iv)       amend its articles of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

(v)        declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock;

(vi)       purchase, redeem or otherwise acquire any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of the Company in payment of withholding tax upon the vesting of restricted stock or forfeiture of shares due to termination of employment;

(vii)     split, combine or reclassify any outstanding shares of its capital stock;

(viii)    except for the Company Common Stock issuable upon the exercise of Options and Warrants outstanding on the date hereof (or granted after the date hereof as permitted by this Agreement), issue, sell or dispose of any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into any shares of, its capital stock of any class, or any other securities with respect to any class of its capital stock outstanding on the date hereof;

(ix)       incur any indebtedness for borrowed money, except indebtedness incurred in the ordinary course of business and letters of credit required under the Company’s hedging agreements in order to satisfy margin requirements;

(x)        create or assume any material Lien on any material asset;

(xi)       authorize or recommend any material change in its capitalization;

(xii)     except in connection with the routine promotions of employees or to the extent required in a written Contract (including any Company Employee Benefit Plan) in existence as of the date hereof, (A) grant or increase any severance or termination pay to any director, executive officer or employee of the Company or any Company Subsidiary; (B) increase the benefits payable under any existing severance or termination pay policies or employment agreements; (C) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any Company Subsidiary; (D) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan; or (E) take any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 3.10(c) (without regard to whether the transactions contemplated by this Agreement are consummated), except to the extent required in a written Contract in existence as of the date hereof;

(xiii)    execute or amend (other than as required by existing employee benefit plans or employment agreements or by Applicable Law) in any material respect any employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees;

(xiv)     except in the ordinary course of business and to the extent such action will be binding on the Company, any of the Company Subsidiaries or Parent after the Closing Date: (A) make any material changes in its reporting for Taxes or accounting methods other than as required by GAAP or Applicable Law; (B) make or rescind any material Tax election or file any material amended Tax return; (C) make any material change to its method or reporting income, deductions or other Tax items for Tax purposes; or (D) settle or compromise any Tax liability;

(xv)      waive any provisions of any standstill agreements that the Company or the Company Subsidiaries have entered into with any third parties;

(xvi)     except with prior consultation with Parent and consistent with the Company’s Hedging transactions over the 3 months preceding the date hereof, enter into or modify any Hedging transactions, provided the Company shall not enter into or modify any Hedging transactions that result in over 75% of the Company’s proved developed reserves being hedged;

(xvii)   settle any material lawsuits;

(xviii)  adopt a plan of complete or partial liquidation, dissolution, or reorganization;

(xix)     take or agree in writing to take any of the actions precluded by Sections 5.1(a) or (b);

(xx)      except as set forth in Section 5.1 of the Company Disclosure Schedule, not make any loans, advances or capital contributions to any Person other than the Company or the Company Subsidiaries, or purchase any equity interest in any other Person; or

(xxi)     non-consent or agree to non-consent with respect to any Oil and Gas Interests.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1        Preparation of Proxy Statement; Stockholders Meeting.

(a)        The Company shall, as soon as reasonably practicable following the date hereof, prepare and file with the SEC a Proxy Statement in preliminary form. Parent and Merger Sub shall furnish to the Company the information relating to Parent and Merger Sub required by the Exchange Act to be set forth in the Proxy Statement, and Parent and its legal counsel shall be given the opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC. The Company agrees to use its commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company Stockholders as soon as reasonably practicable following the filing thereof in definitive form with the SEC. The Company will advise Parent after it receives notice of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto in writing and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Company Stockholders.

(b)        The Company shall, as soon as reasonably practicable after the date hereof, and in accordance with the Company’s articles of incorporation, bylaws and Applicable Law, establish a record date for, duly call and give notice of a meeting of the Company Stockholders (the “Company Stockholders Meeting”) for the purpose of considering and taking action with respect to this Agreement and the Merger. Provided that the Board of Directors of the Company has not withdrawn its recommendation of this Agreement, the Merger and the other transactions contemplated hereby pursuant to Section 6.7, the Company shall convene and hold the Company Stockholders Meeting for the purpose of seeking the Required Company Stockholder Vote. The Board of Directors of the Company shall declare that this Agreement and the Merger are advisable and in the best interests of the Company and recommend that the Merger and this Agreement be approved by the Company Stockholders; provided that the Board of Directors of the Company may withdraw, modify or change such recommendation pursuant to Section 6.7.

6.2        Consents and Approvals.

(a)        The Company and Parent shall promptly give voluntary notice to CFIUS under the Exon-Florio Amendment of the transactions contemplated by this Agreement, and, in connection therewith, provide CFIUS with such information concerning the transactions contemplated by this Agreement as is reasonably necessary or desirable.

(b)        Subject to the requirements of applicable antitrust laws, the Company, Parent and Merger Sub shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all commercially reasonable efforts to obtain all necessary Permits of all Governmental Authorities and (iv) use all commercially reasonable efforts to obtain all necessary Permits of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, franchise, Permit, concession, contract, lease or other instrument to which the Company, Merger Sub, Parent or any of their respective Subsidiaries is a party or by which any of them is bound. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement, in each case which appear in any material filing (including the Proxy Statement) made in connection with the transactions contemplated hereby. The Company, Parent and Merger Sub agree that they will consult with each other with respect to the obtaining of all such necessary Permits of all third parties and Governmental Authorities.

(c)        The parties hereto agree not to enter into any agreement with a Governmental Authority to delay or not to consummate the Merger and the other Transactions, except with the prior written consent of the other parties hereto. Each of Parent and the Company will (i) promptly notify the other party of any written communication to that party from any Governmental Authority and, subject to Applicable Law, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party’s reasonable comments; (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority with respect to any filing, investigation or inquiry concerning this Agreement, the Merger or the other Transactions unless it uses commercially reasonable efforts to consult with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend; and (iii) furnish the other party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement, the Merger and the Transactions contemplated by this Agreement. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Merger or the transactions contemplated by this Agreement as violative of any antitrust law, or if any judgment, ruling, order, writ, injunction, decree, statute, law, rule or regulation applicable to the Company that would make the Merger or the other transactions contemplated by this Agreement illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated by this Agreement, each of Parent and Merger Sub shall use its best efforts, including selling, holding separate or otherwise disposing of or conducting its business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of Parent and Merger Sub or their respective Subsidiaries, or after the Closing, the Company or the Company Subsidiaries, or the conducting of its business in a specified manner, to contest and resist any such action or proceeding and shall use its commercially reasonable efforts to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the Merger and the other transactions contemplated by this Agreement.

6.3        Public Statements.   The Company, Parent and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Applicable Law or any listing agreement with a national securities exchange or trading market.

6.4        Further Assurances.   Subject to the requirements of applicable antitrust laws and upon the terms and subject to the conditions set forth in this Agreement, each of the Company, Parent and Merger Sub agrees to use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable following the date hereof, including (a) obtaining all consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the Merger and the other transactions contemplated by this Agreement; (b) the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority; (c) the obtaining of all necessary consents from third parties; (d) contesting and resisting of any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or the other transactions contemplated by this Agreement; and (e) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated hereby and to fully carry out the purposes of this Agreement.

6.5        Notification of Certain Matters.   The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly notifying the others in writing of (a) written notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any Governmental Authority with respect to the transactions contemplated by this Agreement, (b) receipt of any notice from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (c) any event or occurrence that has a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, (d) any material claims, actions, proceedings or governmental investigations commenced or, to its Knowledge, threatened, involving or affecting the Company or any of the Company Subsidiaries or any of their property or assets, (e) the occurrence, or failure to occur, of any event which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, (f) any representation or warranty made by such party contained in this Agreement becoming untrue or inaccurate in any material respect (without considering any “materiality” qualifiers set forth herein), and (g) any failure of the Company or Parent, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification or investigation by any party shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.6        Access to Information; Confidentiality.   The Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees, counsel, accountants, representatives and agents of the

Company and the Company Subsidiaries, to afford the officers, employees, agents, outside financing sources, counsel, accountants and representatives of Parent, at Parent’s sole cost and risk, reasonable access during normal business hours from the date hereof through the Effective Time to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall during such period furnish Parent and Merger Sub all financial, operating and other data and information as Parent, through its officers, employees or agents, may reasonably request. All information exchanged pursuant to this Section 6.6 shall be subject to the provisions of the Mutual Non-Disclosure Agreement dated October 11, 2006, as amended, between Parent and the Company (the “Confidentiality Agreement”).

6.7        No Solicitation.

(a)        From the date hereof until the Effective Time or, if earlier, the termination of this Agreement pursuant to Section 8.1, the Company shall not, and the Company shall cause its Company Subsidiaries and its and their respective officers, directors, investment bankers, attorneys and other advisors and representatives retained by the Company not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate the submission of, any Alternative Transaction Proposal; (ii) except as permitted by this Section 6.7, approve or recommend any Alternative Transaction Proposal; (iii) except as permitted by this Section 6.7, enter into any Contract, agreement-in-principle or letter of intent with respect to, or accept any, Alternative Transaction Proposal; or (iv) except as permitted by this Section 6.7, participate or engage in discussions or negotiations regarding, or furnish to any Person other than Parent any information with respect to, or knowingly take any action that is intended or designed to facilitate any inquiries or the making of any proposal that constitutes an Alternative Transaction Proposal by anyone other than Parent; provided, however, that: (A) nothing contained in this Section 6.7 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company Stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or from making any similar disclosure if, in the good faith judgment of the Board of Directors of the Company based upon consultation with legal counsel, failure so to disclose would violate its obligations under Applicable Law; and (B) if, prior to the Effective Time, the Company receives an unsolicited written Alternative Transaction Proposal from a third party that the Board of Directors of the Company determines is, or is reasonably likely to result in, a Superior Proposal, the Company and its representatives may conduct such additional discussions (including solicitation of a revised Alternative Transaction Proposal) and provide such information with respect to the Company and the Company Subsidiaries to the Person or group making such Alternative Transaction Proposal, as the Board of Directors of the Company shall determine provided that (1) such Person or group enters into a confidentiality agreement with terms no more favorable to the Person or group making the Alternative Transaction Proposal than those applicable to Parent under the Confidentiality Agreement, (2) neither the Company nor any officers, directors, investment bankers, attorneys and other advisors and representatives retained by and acting upon the authority of the Company has violated any of the restrictions set forth in this Section 6.7, (3) prior to furnishing any such information to, or entering into discussions or negotiations with, such Person or group, the Company gives Parent written notice of the identity of such Person or group, the material terms and conditions of such Alternative Transaction Proposal and of the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person or group and (4) contemporaneously with or promptly, but in no event more than 24 hours, following furnishing any such information to such Person or group, the Company furnishes such information to Parent (to the extent such information has not been previously furnished by the Company to Parent) (such an Alternative Transaction Proposal in compliance with the foregoing proviso, referred to herein as a (“Qualified Transaction Proposal”)). In addition to the foregoing obligations of the Company, as promptly as practicable, and in any event within 48 hours after any of the executive officers of the Company becomes aware thereof, the Company shall advise Parent of any request received by the Company for information which the Company reasonably believes could lead to a Qualified Transaction Proposal, the material terms and conditions of such request or a Qualified Transaction Proposal, and the identity of the Person or group making any such request or Qualified Transaction Proposal. The Company shall keep Parent informed promptly of material amendments or modifications to any such request or Qualified Transaction Proposal, and shall promptly provide to Parent a copy of all written materials (including written materials provided by email or otherwise in electronic format) subsequently provided by or to it in connection with such Qualified Transaction Proposal, request or inquiry.

(b)        Notwithstanding any other provision of this Agreement, at any time prior to the Effective Time, the Board of Directors of the Company (or any applicable committee thereof) may (i) recommend, or publicly propose to recommend, any Qualified Transaction Proposal (any of the events in the foregoing clause being a “Change of Company Recommendation”), or (ii) allow the Company to enter into a binding written agreement concerning a transaction that the Board of Directors of the Company determines in good faith (after consultation with legal counsel and its financial advisor) constitutes, or would reasonably be expected to result in, a Superior Proposal if in the case of any of the foregoing clauses (i) or (ii), the Board of Directors of the Company (or any applicable committee thereof) determines in its good faith judgment (after consultation with legal counsel) that failure to do so would violate its fiduciary duties under Applicable Law, it being understood that neither (i) disclosure of any Alternative Transaction that is not being recommended by the Board of Directors of the Company nor (ii) disclosure of any facts or circumstances, together with a statement that the Board of Directors of the Company continues to recommend approval and adoption of this Agreement and the Merger, shall be considered to be a Change of Company Recommendation. Any action in compliance with the terms of this Section 6.7(b) shall not constitute a breach of the Company’s representations, warranties, covenants or agreements contained in this Agreement.

(c)        Notwithstanding any other provision of this Agreement, if the Board of Directors of the Company determines in good faith that a Qualified Transaction Proposal is a Superior Proposal in conformity with Section 6.7, the Board of Directors may terminate this Agreement pursuant to Section 8.1(f) provided that (i) the Company provides at least three Business Days prior written notice to Parent of its intention to terminate this Agreement, (ii) during such three Business Day period (or longer period if extended by the Parent and the Company, the “Negotiation Period”), the Company agrees to negotiate in good faith with Parent regarding such changes the Parent may propose to the terms of this Agreement, with the intent of enabling Parent to make a modification of this Agreement so that the transactions contemplated hereby may be consummated, (iii) after expiration of the Negotiation Period, the Qualified Transaction Proposal remains a Superior Proposal (taking into account any modifications to the terms thereof proposed by the Parent) and the Board of Directors confirms its determination (after consultation with its independent financial advisor) that the Qualified Transaction Proposal is a Superior Proposal, and (iv) the Company pays to Parent the Termination Fee in accordance with Section 8.3.

(d)        The Company shall, and shall cause the Company Subsidiaries, directors, officers, stockholders, employees, Affiliates and representatives to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Alternative Transaction Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.7 by the Company or any of its respective Subsidiaries, directors, officers, stockholders, employees, Affiliates and representatives shall be deemed to be a breach of this Section 6.7 by the Company.

6.8        Indemnification of Company Directors and Officers; Insurance.

(a)        Indemnification and Advancement.   From and after the Effective Time, Parent shall cause the Surviving Corporation to: (i) indemnify and hold harmless each person who served as a director or officer of the Company or the Company Subsidiaries prior to the Effective Time (collectively, the “Company Indemnified Parties”) to the fullest extent authorized or permitted by Nevada law, as now or hereafter in effect, in connection with any Claim (as defined below) and any judgments, fines (including excise taxes), penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within 30 days after any request for advancement, advance to each of the Company Indemnified Parties, to the fullest extent authorized or permitted by Nevada law, as now or hereafter in effect, any Expenses (as defined below) incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Company Indemnified Party of any Expenses incurred by such Company Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement. The indemnification and advancement obligations of Parent and Merger Sub pursuant to this Section 6.8 shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby and any Claim relating thereto) and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of the Company or any Company Subsidiary prior to the Effective Time, and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.8, (1) the term “Claim” means any threatened, asserted, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company or any governmental agency or any other party, that any Company Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, as a result of or in connection with such Company Indemnified Party’s service as a director, officer, trustee, employee, agent or fiduciary of the Company or any of the Company Subsidiaries, or any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time; and (2) the term “Expenses” means attorneys’ fees and all other costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.8, including any action relating to a claim for indemnification or advancement brought by a Company Indemnified Party.

(b)        Articles of Incorporation, Bylaws and Indemnification Agreements.   In furtherance and not in limitation of Section 6.8(a), from and after the Effective Time, each of Parent and Merger Sub shall, and Parent shall cause the Surviving Corporation to: (i) include and cause to be maintained in Merger Sub’s (or any successor’s) Articles of Incorporation and Bylaws for a period of at least six years from and after the Effective Time, provisions regarding elimination of liability of directors, indemnification of directors, officers and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the Company’s Articles of Incorporation and Bylaws, in each case as in effect on the date of this Agreement; and (ii) otherwise keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between or among the Company or any of the Company Subsidiaries and any Company Indemnified Party providing for the indemnification of such Company Indemnified Party.

(c)        Insurance.   For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company and, if applicable, any Company Subsidiary, including with respect to Claims arising from facts or events that occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to former officers and directors of the Company and the Company Subsidiaries; and provided, further, that if the aggregate annual premiums for such policies at any time during such period will exceed 150% of the per annum premium rate paid by the Company and the Company Subsidiaries as of the date hereof for such policies, then Parent shall be required to provide only such coverage as will then be available at an annual premium equal to 150% of such rate. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if Parent obtains prepaid policies prior to the Effective Time for purposes of this Section 6.8(c), which policies provide such directors and officers with coverage for an aggregate period of six years after the Effective Time, including with respect to acts or omissions occurring at or prior to the Effective Time (including with respect to acts or omissions occurring in connection with approval of this Agreement and consummation of the transactions contemplated hereby). If such prepaid policies have been obtained prior to the Effective Time, each of Parent and Merger Sub shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their duration.

(d)        Successors.   If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merge with or into any other Person and is not to be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any Person, then, in each case, Parent shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 6.8.

(e)        Enforceability.   The provisions of this Section 6.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party (it being expressly agreed that the Company Indemnified Parties to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8) and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. The obligations of Parent under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Company Indemnified Party under this Section 6.8 without prior written consent of such affected Company Indemnified Party.

(f)         Expenses.   Parent shall promptly pay (as incurred) all Expenses that a Company Indemnified Party may incur in enforcing the indemnity, advancement and other obligations set forth in this Section 6.8.

(g)        Burden of Proof.   In connection with any determination as to whether the Company Indemnified Parties are entitled to the benefits of this Section 6.8, the burden of proof shall be on the Parent and the Surviving Corporation to establish that a Company Indemnified Person is not so entitled.

(h)        Survival.   This Section 6.8 shall survive the consummation of the Merger; is intended to benefit each Company Indemnified Person; shall be binding on all successors and assigns of the Surviving Corporation and Parent; and shall be enforceable by the Company Indemnified Persons.

6.9        State Takeover Laws.   Without limiting the generality of Section 6.4, if any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover statute or similar statute or regulation, applies or purports to apply to this Agreement and the Merger or the other transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company shall (a) take all commercially reasonable action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate the effects of such takeover statute, law or regulation.

6.10     Employment Matters.   The Company covenants and agrees that it shall give notice pursuant to each Employment Agreement by and between the Company and an executive officer of the Company (together, the “Employment Agreements”) at least 30 days prior to June 1, 2007 that such Employment Agreements will not be renewed. Furthermore, the Company covenants and agrees that it will use its commercially reasonable efforts to enter into new employment agreements with each such executive officer to be effective as of June 1, 2007, subject to and in a form approved in writing by Parent in its sole discretion.

ARTICLE VII
CONDITIONS

7.1        Conditions to Each Party’s Obligation To Effect the Merger.   The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by Applicable Law, waiver at or prior to the Closing of each of the following conditions:

(a)        Stockholder Approval.   This Agreement shall have been approved by the Required Company Stockholder Vote.

(b)        Exon-Florio.   Parent shall have received written notice from CFIUS of its determination pursuant to the Exon-Florio Amendment not to undertake an investigation of the transactions contemplated by this Agreement.

(c)        No Injunctions or Restraints.   No injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority, shall be in effect that prevents the consummation of the Merger or the other transactions contemplated hereby.

7.2        Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver at or prior to the Closing of each of the following conditions:

(a)        Representations and Warranties.   The representations and warranties of the Company in Article III shall be true and correct in all respects (without considering any “materiality” qualifiers set forth herein) at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified in such representation or warranty, in which case such representation or warranty shall be true and correct as of such date), except where the failure of one or more representations or warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)        Performance of Obligations of the Company.   The Company shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by the Company under this Agreement at or prior to the Closing.

(c)        Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event, condition, state of facts or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)        Dissenting Shares.   The Dissenting Shares shall not exceed 10% of the outstanding Company Common Stock.

(e)        Closing Certificate.   Parent shall have received from the Company a certificate signed by the chief executive officer of the Company as to compliance by the Company with the conditions set forth in paragraphs (a) and (b) of this Section 7.2.

7.3        Conditions to Obligation of the Company.   The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver at or prior to the Closing of each of the following conditions:

(a)        Representations and Warranties.   The representations and warranties of Parent in Article IV shall be true and correct in all respects (without considering any “materiality” qualifiers set forth herein) at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified in such representation or warranty, in which case such representation or warranty shall be true and correct as of such date), except where the failure of one or more representations or warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on the expected benefits to the Company and the Company Stockholders of the transactions contemplated hereby.

(b)        Performance of Obligations of Parent and Merger Sub.   Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c)        Closing Certificate.   The Company shall have received from Parent a certificate signed by the chief executive officer of Parent as to compliance by Parent and Merger Sub with the conditions set forth in paragraphs (a) and (b) of this Section 7.3.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1        Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been approved, if applicable, by the Required Company Stockholder Vote:

(a)        by mutual written consent of Parent, Merger Sub and the Company;

(b)        by either Parent or the Company if the Merger has not been consummated by July 19, 2007 (the “Termination Date”), unless the failure to consummate the Merger is a result of the negligence or willful failure or refusal to perform or observe in any material respect the covenants and agreements hereunder by the party seeking to terminate this Agreement;

(c)        by either Parent or the Company if any judgment, order, decree, statute, law, ordinance, rule, regulation or other legal restraint or prohibition having the effects set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used best efforts to prevent the entry of and to remove such judgment order, decree, statute, law, ordinance, rule, regulation or other legal constraint or prohibition;

(d)        by either Parent or the Company if upon a vote at a Company Stockholders Meeting, the Required Company Stockholder Vote shall not have been obtained, unless the failure to obtain such stockholder approval is the result of a material breach of this Agreement by the Party seeking to terminate this Agreement;

(e)        by Parent if at any time prior to the Effective Time, the Board of Directors of the Company (or any applicable committee thereof) shall have effected a Change of Company Recommendation;

(f)         by the Company if the Board of Directors of the Company determines in good faith that a Qualified Transaction Proposal is a Superior Proposal pursuant to the terms and conditions of Section 6.7.

(g)        by Parent if the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2, and (ii) is incapable of being cured or has not been cured by the Company within 60 calendar days after written notice of such breach or failure to perform has been given by Parent to the Company promptly upon discovery; provided that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 7.3 shall not be satisfied;

(h)        by Parent if the Company breaches or fails to perform in any material respect any of its covenants or other agreements contained in Section 6.7; or

(i)         by the Company if Parent or Merger Sub breach or fail to perform in any material respect any of their respective representations, warranties covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3, and (ii) is incapable of being cured or has not been cured by Parent within 60 calendar days after written notice of such breach or failure to perform has been given by Parent to the Company promptly upon discovery; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(i) if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 7.2 shall not be satisfied.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

8.2        Effect of Termination.   Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of any party hereto, except for the provisions of (a) Section 8.3 and (b) Article IX, which shall survive such termination and except that nothing herein shall relieve any party from liability for any willful or negligent failure or refusal to perform or observe in any material respect any agreement or covenant contained herein. In addition, the provisions of the Confidentiality Agreement remain in full force and effect in accordance with its terms and shall not be affected by any termination of this Agreement.

8.3        Fees; Transaction Expenses.

(a)        Breakup Fee.

(i)         In the event that this Agreement is terminated by (A) the Company pursuant to Section 8.1(f) or (B) Parent pursuant to Section 8.1(e) or Section 8.1(h), the Company shall promptly, but in no event later than two Business Days after such termination, pay Parent a fee equal to $5,500,000.00 (the “Breakup Fee”).

(ii)       If this Agreement is terminated for any reason other than those set forth in (i) above (other than pursuant to Section 8.1(a) or Section 8.1(i)) and if within twelve (12) months following termination of this Agreement, any Alternative Transaction with respect to the Company is consummated or the Company enters into a Contract providing for any Alternative Transaction, then the Company shall pay the Breakup Fee to Parent concurrently with the earlier of the consummation of such Alternative Transaction or the execution of such Contract, as applicable, provided that no payment shall be made to Parent if the Agreement is terminated pursuant to Section 8.1(b) and, at the time of the termination, the only condition not satisfied was the condition set forth in Section 7.1(c).

(b)        Transaction Expenses.   All reasonable out-of-pocket expenses (including all reasonable fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement, and all other matters related to the consummation of the Merger, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(c)        Full Settlement.   Notwithstanding anything to the contrary contained in this Agreement, receipt by Parent of the Breakup Fee under Section 8.3(a) shall constitute full settlement of any and all liabilities of the Company for any and all damages under this Agreement with respect to a termination of this Agreement.

ARTICLE IX
GENERAL PROVISIONS

9.1        Notices.   Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

(a)        if to Parent or Merger Sub:

Sterling Energy (North America) Limited
Mardall House
Vaughan Road
Harpenden
Herts
AL5 4HU
United Kingdom
Attention: Directors
Fax: +44 (0)1582 461221

with a copy to:

Sterling Energy, Inc.
15425 North Freeway
Suite 300
Houston 77090
Attention: President
Fax: (281) 872-9610

with a copy to:

Mayer, Brown, Rowe & Maw LLP
700 Louisiana St., Suite 3400
Houston, Texas 77002
Attention: William S. Moss III
Fax: (713) 238-4600

(b)        if to the Company:

Whittier Energy Corporation
333 Clay Street, Suite 700
Houston, Texas 77002
Attention: Daniel H. Silverman
Fax: (713) 850-1879

with a copy to:

Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
Attention: Dallas Parker
Fax: (713) 654-1871

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which notice is to be given to it by giving written notice as provided above of such change of address.

9.2        Nonsurvival of Representations and Warranties.   None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms contemplates performance after the Effective Time.

9.3        Interpretation.   When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article, Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4        Governing Law; Jurisdiction.

(a)        THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED BY, AND ALL DISPUTES RELATING TO OR ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE RESOLVED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS TO THE EXCLUSION OF ITS CONFLICT OF LAW RULES.

(b)        All disputes relating to this Agreement or any of the transactions contemplated by this Agreement shall be subject to the exclusive jurisdiction of the federal or state courts in Houston, Texas. Each of the parties hereto (i) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (ii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the federal or state courts in Houston, Texas; and (iii) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated hereby.

9.5        Counterparts; Facsimile Transmission of Signatures.   This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement.

9.6        Assignment; No Third Party Beneficiaries.

(a)        This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be null and void.

(b)        Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their successors, legal representatives and permitted assigns, any right, remedy or claim under or with respect to this Agreement or any provision hereof, except that after the Effective Time, (i) each holder of an Option is intended to be a third party beneficiary of Section 2.8 only and may specifically enforce its terms and (ii) each Indemnified Party is intended to be a third party beneficiary of Section 6.8 and may specifically enforce its terms.

9.7        Severability.   If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

9.8        Entire Agreement.   This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits, the schedules and the Company Disclosure Schedule (collectively, the “Constituent Documents”), constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms. Each party to this Agreement agrees that (a) no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to the Merger, other than those expressly set forth in the Constituent Documents, and (b) such party has not relied upon any representation, warranty, covenant or agreement relating to the Merger, other than those referred to in clause (a) above.

9.9        Amendment.   This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement and the transactions contemplated hereby by action by or on behalf of the respective Boards of Directors of the parties hereto or the Company Stockholders; provided, however, that after any such approval by the Company Stockholders, no amendment shall be made that by Nevada law requires further approval by the Company Stockholders, without the further approval of the Company Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.10     Extension; Waiver.   At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) subject to the proviso of Section 9.9, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

[the remainder of this page is intentionally blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

STERLING ENERGY PLC
By:	/s/ PAUL GRIGGS
Name:	Paul Griggs
Title:	Commercial Director
STERLING ONSHORE, INC.
By:	/s/ PAUL GRIGGS
Name:	Paul Griggs
Title:	Treasurer
WHITTIER ENERGY CORPORATION
By:	/s/ BRYCE W. RHODES
Name:	Bryce W. Rhodes
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of January 19, 2007 (this “Agreement”), is between Sterling Energy plc., a company incorporated in England and Wales (“Buyer”), and the other party signatory hereto (the “Stockholder”).

WHEREAS, Whittier Energy Corporation, a Nevada corporation (the “Company”), Buyer and a subsidiary to be formed by Buyer (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Buyer (the “Merger”) and each issued and outstanding share (other than Dissenting Shares) of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, as of the date hereof the Stockholder owns of record, and has the right to vote and transfer the number of such shares of Company Common Stock set forth beside such Stockholder’s name on the signature page hereto (such shares of Company Common Stock, together with any other shares of Company Common Stock acquired by such Stockholder by purchase or otherwise from the date hereof through the termination of this Agreement, are collectively referred to herein as the “Shares”);

WHEREAS, as a condition and inducement to Buyer’s willingness to enter into the Merger Agreement, Buyer has requested that the Stockholder agree to enter into this Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Merger Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
VOTING AGREEMENT; GRANT OF PROXY

1.1        Voting Agreement.   (a) During the Term (as defined below) of this Agreement, Stockholder hereby irrevocably and unconditionally agrees to vote or cause to be voted all Shares that such Stockholder is entitled to vote to approve and adopt the Merger Agreement, the Merger and the transactions contemplated thereby (collectively, the “Proposed Transaction”) at any annual or special meeting of the stockholders of the Company, and at any adjournment thereof, at which the Proposed Transaction is submitted for the consideration and vote of the stockholders of the Company (“Company Stockholder Meeting”).

(b)        Stockholder hereby agrees that it shall vote or cause to be voted its Shares against the approval of (i) any Alternative Transaction Proposal, (ii) any extraordinary dividend or distribution by the Company or any of the Company Subsidiaries, (iii) any change in the capital structure of the Company or any of the Company Subsidiaries (other than pursuant to the Merger Agreement), (iv) any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of the Company or any of the Company Subsidiaries, with or involving any party other than as contemplated by the Merger Agreement, (v) any liquidation or winding up of the Company, (vi) any change in the composition or membership of the Company’s Board of Directors, other than as permitted by the Merger Agreement, and (vii) any other action that may reasonably be expected to impede, interfere with, delay, postpone or discourage the consummation of the Proposed Transaction or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of the Company under the Merger Agreement, that would adversely affect the Company or Bidder or their respective abilities to consummate the transactions contemplated by the Merger Agreement.

(c)        Stockholder hereby agrees that any agreement between or among the other holders of Company Common Stock or any of them that could be construed to limit its rights to enter into this Agreement, perform hereunder, or restrict the Company’s ability to consummate the Merger is amended to the full extent necessary to assure that entering into this Agreement and performance hereunder are permitted under each such agreement without breach thereof.

1.2        Irrevocable Proxy.   Stockholder hereby irrevocably and unconditionally revokes any and all previous proxies granted with respect to its Shares. By entering into this Agreement, Stockholder hereby irrevocably and unconditionally grants a proxy appointing a designee of Buyer (“Designee”) as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power on the matters described in Section 1.01 as Designee or its proxy or substitute shall, in Designee’s sole discretion, deem proper with respect to Stockholder’s Shares. The proxy granted by Stockholder pursuant to this Section 1.02 is coupled with an interest and is irrevocable and is granted in consideration of Buyer’s entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The Stockholder hereby ratifies and approves of each and every action taken by a Designee pursuant to the foregoing proxy. Stockholder shall perform such further acts and execute such further documents as may be required to vest in Designee the sole power to vote such Stockholder’s Shares. Notwithstanding the foregoing, the proxy granted by Stockholder shall terminate at the end of the Term.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder, severally and not jointly, represents and warrants to Buyer that:

2.1        Authorization.   (a) If Stockholder is not an individual, the Stockholder has full legal power, authority and right to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder, and the Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action. This Agreement constitutes a valid and binding Agreement of such Stockholder, enforceable against the Stockholder in accordance with its terms.

(b)        If Stockholder is married and the Shares set forth on the signature page hereto opposite such Stockholder’s name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

(c)        As of the date hereof and for as long as this Agreement remains in effect (including the date of the Company Stockholder Meeting), such Stockholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by such Stockholder in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other Person. Without limiting the generality of the foregoing, the Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting its legal power, authority or right to vote the Shares on any matter.

2.2        Non-Contravention.   The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby do not and shall not (i) if Stockholder is not an individual, violate any organizational documents of Stockholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder, (iv) result in the imposition of any Lien on any asset of Stockholder, or (v) violate any other agreement, arrangement or instrument to which Stockholder is a party or by which Stockholder (or any of its assets) is bound, except (A) for any reports under Sections 13(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby or (B) as would not prevent, delay or otherwise impair Stockholder’s ability to perform its obligations hereunder.

2.3        Ownership of Shares.   Stockholder is the beneficial and record owner of, and has the right to vote, the Shares, free and clear of any Lien, option, right of first refusal, co-sale rights or any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares) except for any such encumbrances arising hereunder. The term “beneficial owner” and all correlative expressions are used in this Agreement as defined in Rules 13d-3 and 16a-1 under the Securities Exchange Act of 1934, as amended. None of the Shares is subject to any voting trust or other agreement, arrangement or instrument with respect to the voting of such Shares.

2.4        Total Shares.   Except for the Shares and the other securities of the Company convertible or exchangeable for shares of Company Common Stock set forth beside Stockholder’s name on the signature page hereto, Stockholder does not beneficially own any other shares of Company Common Stock or securities of the Company convertible into or exchangeable for shares of Company Common Stock.

2.5        Reliance by Buyer.   Such Stockholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Stockholder and the Company that:

3.1        The execution and delivery of this Agreement and the Merger Agreement (the “Transaction Documents”) by Buyer and the performance by Buyer of its obligations thereunder and the consummation of the Proposed Transaction have been duly authorized by all necessary action on the part of Buyer. Each of the Transaction Documents has been duly executed and delivered by, and constitutes a valid and binding agreement of, Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by or subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity.

3.2        Neither the execution and delivery of the Transaction Documents nor the performance by Buyer of its obligations thereunder will result in a violation of, or a default under, or conflict with, (A) any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents, (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Buyer is a party or bound, except, in the case of clause (B), as would not prevent, delay or otherwise materially impair Buyer’s ability to perform its obligations thereunder or consummate the Merger. Execution, delivery and performance of the Transaction Documents by Buyer will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Buyer or the Shares, except (x) for any reports under Sections 13(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby or (y) as would not reasonably be expected to prevent, delay or otherwise materially impair Buyer’s ability to perform its obligations thereunder or consummate the Merger.

3.3        There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding (including any investigation or partial proceeding, such as a deposition), domestic or foreign, pending, or to the knowledge of Buyer threatened, that could prevent the consummation of, materially impair or materially delay the Merger or any of the transactions contemplated hereby.

ARTICLE IV
COVENANTS OF STOCKHOLDERS

Stockholder hereby covenants and agrees that:

4.1        No Interference; No Transfers.   (a) Except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies (revocable or irrevocable) or enter into any voting trust, power of attorney or other agreement or arrangement with respect to the voting of any Shares in a manner inconsistent with the terms of this Agreement, (ii) voluntarily take any action that would or is reasonably likely to (A) make any representation or warranty contained herein untrue or incorrect in any material respect or (B) have the effect in any respect of preventing such Stockholder from performing its obligations under this Agreement, or (iii) Transfer (or agree to Transfer) any of the Stockholder’s Shares; provided, however, that the restrictions in this Section 4.01 shall not be deemed violated by any Transfer of Shares pursuant to a cashless exercise of stock options or warrants.

(b)        The term “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or sufferance of a Lien in or upon, or the gift, placement in trust, or the constructive sale or other disposition of such security (other than transfers by testamentary or intestate succession or otherwise by operation of law) of any right, title or interest therein (including but not limited to any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, constructive sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the forgoing. The term “constructive sale” means a short sale with respect to a security (or substantially similar security), entering into or acquiring an offsetting derivative contract with respect to such security (or substantially similar security), entering into or acquiring a futures or forward contract to deliver such security (or substantially similar security) or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

4.2        Other Offers.   Such Stockholder shall not, directly or indirectly, (i) take any action to solicit, initiate or encourage (or authorize any Person to solicit, initiate or encourage) any Alternative Transaction Proposal, (ii) participate in any discussion or engage in negotiations with, or disclose any nonpublic information relating to the Company or any of the Company Subsidiaries or afford access to the properties, books or records of the Company or any of the Company Subsidiaries to, any Person that may be considering making, or has made, an Alternative Transaction Proposal or has agreed to endorse an Alternative Transaction Proposal or any request for nonpublic information relating to the Company or any of the Company Subsidiaries or for access to the properties, books or records of the Company or any of the Company Subsidiaries by any Person that may be considering making, or has made, an Alternative Transaction Proposal and shall advise Buyer of the status and material details of any such Alternative Transaction Proposal or request, (iii) approve, endorse or recommend any of the foregoing, or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any of the foregoing.

4.3        Appraisal Rights.   Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that Stockholder may have (whether under applicable law or otherwise) with respect to any Shares or any other shares of Company Capital Stock which may arise with respect to the Merger.

4.4        Additional Shares.   If after the date hereof, the Stockholder acquires beneficial or record ownership of any additional shares of Company Capital Stock (any such shares, “Additional Shares”), including without limitation, upon exercise of any option, warrant, right to acquire Additional Shares or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall thereafter be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action of any Person immediately upon the acquisition by the Stockholder of such Additional Shares.

ARTICLE V
MISCELLANEOUS

5.1        Amendments; Termination.   Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate on the earliest of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms, (iii) the mutual consent of Buyer and Stockholder, (iv) the date of any amendment, waiver or modification to the Merger Agreement in a manner that reduces the Merger Consideration, or (v) July 19, 2007 (such period from the date hereof until such termination is referred to herein as the “Term”). In the event of termination of this Agreement as provided in this Section 5.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party to this Agreement and this Article 5, except that nothing herein will relieve any party from liability for any willful breach engaged in prior to such termination of any representation, warranty or covenant set forth in this Agreement.

5.2        Costs and Expenses.   All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

5.3        Successors and Assigns.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, except that Buyer may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Buyer, but no such assignment shall relieve Buyer of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

5.4        Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

5.5        Counterparts; Effectiveness.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by applicable law.

5.6        Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

5.7        Interpretation.   When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” to the extent such words do not already follow any such term. The word “or” shall not be exclusive. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Other than Section 1.01(c), this Agreement is an agreement between each of the Stockholders, on the one hand, and Buyer, on the other hand, and is not an agreement among the Stockholders.

5.8        Specific Performance.   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 5.10, this being in addition to any other remedy to which they are entitled at law or in equity.

5.9        Entire Agreement; No Third-Party Beneficiaries.   This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies.

5.10     Submission to Jurisdiction.   All disputes relating to this Agreement or any of the transactions contemplated by this Agreement shall be subject to the exclusive jurisdiction of the federal or state courts in Houston, Texas. Each of the parties hereto (i) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (ii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the federal or state courts in Houston, Texas; and (iii) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated hereby.

5.11     Acknowledgment.   Buyer acknowledges that each Stockholder signs solely in its capacity as the record and/or beneficial (as applicable) owner of the Shares and nothing herein shall limit or affect any actions taken by such Stockholder, or require such Stockholder to take any action, in his or her capacity as an officer or director of the Company including to disclose information acquired solely in his or her capacity as an officer or director.

[Intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed as of the date and year first above written.

STERLING ENERGY PLC
By:
Name:
Title:

By:
Name:
Title:

[Spouse of each stockholder that is an individual]
By:
Name:
Title:

By:
Name:
Title:
i.

EXHIBIT B

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
WHITTIER ENERGY CORPORATION

ARTICLE I
NAME

The name of the corporation shall be Whittier Energy Corporation (the “Corporation”).

ARTICLE II
RESIDENT AGENT; NAME AND STREET ADDRESS

The Resident Agent of the Corporation shall be Capitol Corporate Services, Inc., and said Resident Agent’s physical street address shall be 202 South Minnesota Street, Carson City, Nevada, 89703.

ARTICLE III
SHARES

The total number of shares the Corporation shall be authorized to issue is 1,000 shares, which shall consist of 1,000 shares of common stock, with a par value of $0.01 per share.

ARTICLE IV
BOARD OF DIRECTORS

The Corporation shall be governed by a Board of Directors in such manner as shall be provided in the bylaws of the Corporation. Except as expressly provided herein, the composition of the Board of Directors, including without limitation the election, tenure, and number of members of the Board of Directors, shall be determined in such a manner as shall be provided in the bylaws of the Corporation. Notwithstanding the foregoing, as of the effective date of these Restated and Amended Articles of Incorporation, the Board of Directors shall be composed of three Directors whose names and addresses are given below:

1.                              Graeme Thomson
Mardall House, Vaughan Road
Harpenden, Herts, AL5 4HU UK

2.                              Harry Wilson
Mardall House, Vaughan Road
Harpenden, Herts, AL5 4HU UK

3.                              Paul Griggs
Mardall House, Vaughan Road
Harpenden, Herts, AL5 4HU UK

ARTICLE V
PURPOSE

The purpose for which the corporation is formed is to engage in any lawful business or activity not forbidden by law or the corporation’s articles of incorporation, as amended from time to time.

[SIGNATURE ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, the undersigned has executed this Attachment to Certificate to Accompany Restated Articles of Incorporation of Whittier Energy Corporation as of the            day of                              , 2007.

WHITTIER ENERGY CORPORATION

By:
Title:

EXHIBIT C

AMENDED AND RESTATED BY-LAWS
OF
WHITTIER ENERGY CORPORATION

ARTICLE I.
OFFICES

Section 1.   Registered Office and Resident Agent.   The address of the registered office of the Corporation is 202 South Minnesota Street, Carson City, Nevada, 89703. The name of the resident agent of the Corporation at such address is Capitol Corporate Services, Inc. The Corporation may also have offices at such other places both within and without the State of Nevada as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II.
STOCKHOLDERS

Section 1.   Time and Place of Meetings.   All meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, within or without the State of Nevada, as shall be designated by the Board of Directors. In the absence of a designation of a place for any such meeting by the Board of Directors, each such meeting shall be held at the principal office of the Corporation.

Section 2.   Annual Meetings.   An annual meeting of stockholders shall be held for the purpose of electing directors and transacting such other business as may properly be brought before the meeting. The date of the annual meeting shall be determined by the Board of Directors.

Section 3.   Special Meetings.   Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by the Articles of Incorporation or by law, (a) may be called by the President and (b) shall be called by the Secretary (i) at the direction of a majority of the Board of Directors, or (ii) at the request in writing delivered to the President or the Secretary of the Corporation of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote.

Section 4.   Notice of Meetings; Waiver of Notice.   Written notice of each meeting of the stockholders shall be given to each stockholder entitled to vote at such meeting. Such notice shall state (a) the purpose or purposes for which the meeting is called, (b) the place, date and time of the meeting, and (c) the means of electronic communications, if any, by which stockholders and proxies shall be deemed to be present in person and vote. Such notice shall be given not less than ten nor more than sixty days before the date of the meeting. Such notice must be in writing and signed by the president or a vice president, or the secretary of an assistant secretary, or by such other natural person or persons as the directors may designate. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice. Whenever any notice whatever is required to be given under any provision of the Nevada Revised Statutes or of the Articles of Incorporation or these Bylaws, a waiver thereof in a signed writing or by transmission of an electronic record by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

Section 5.   Quorum; Adjournments.   The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise required by these By-laws, the Articles of Incorporation, or the Nevada Revised Statutes as from time to time in effect (“Nevada Law”). If a quorum is not represented, the holders of the stock present in person or represented by proxy at the meeting and entitled to vote thereat shall have power, by the affirmative vote of the holders of a majority of such stock, to adjourn the meeting to another time and/or place, without notice other than announcement at the meeting, except as hereinafter provided, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Withdrawal of stockholders from any meeting shall not cause the failure of a duly constituted quorum at such meeting.

Section 6.   Voting.

(a)        At all meetings of the stockholders, each stockholder shall be entitled to vote, in person, or by proxy appointed in an instrument in writing subscribed by the stockholder or otherwise appointed in accordance with the Nevada Law, each share of voting stock owned by such stockholder of record on the record date for the meeting. Each stockholder shall be entitled to one vote for each share of voting stock held by such stockholder, unless otherwise provided in the Nevada Law or the Articles of Incorporation.

(b)        When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy and voting shall decide any question brought before such meeting, unless the question is one upon which, by express provision of law or of the Articles of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question. Any stockholder who is in attendance at a meeting of stockholders either in person or by proxy but who abstains from the vote on any matter, shall not be deemed present or represented at such meeting for purposes of the preceding sentence with respect to such vote, but shall be deemed present or represented at such meeting for all other purposes.

Section 7.   Informal Action by Stockholders.   Any action required to be taken at a meeting of the stockholders or any other action which may be taken at a meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Such written consent may be signed in counterparts, including, without limitation, facsimile counterparts, and shall be filed with the minutes of the proceedings of the stockholders. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III.
DIRECTORS

Section 1.   General Powers.   The business and affairs of the Corporation shall be managed and controlled by or under the direction of its Board of Directors, which may exercise all such powers of, and do all such acts and things as may be done by, the Corporation and do all such lawful acts and things as are not by law or by the Articles of Incorporation or by these By-laws directed or required to be exercised or done solely by the stockholders.

Section 2.   Number, Qualification and Tenure.   The Board of Directors of the Corporation shall consist of not less than one member and not more than ten members.  Within the limit above specified, the number of directors shall be determined from time to time by resolution of the Board of Directors. The number of directors initially shall be fixed at three. The directors shall be elected at the annual meeting of the stockholders, except as provided in the Articles of Incorporation or Section 3 of this Article, and each director elected shall hold office until his or her successor is elected and qualified or until his or her earlier death, termination, resignation or removal from office.  Directors need not be stockholders.

Section 3.   Vacancies and Newly-Created Directorships.   Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so chosen shall hold office until his or her successor is elected and qualified or until his or her earlier death, termination, resignation, retirement, disqualification or removal from office. If there are no directors in office, then an election of directors may be held in the manner provided by Nevada Law.

Section 4.   Place of Meetings.   The Board of Directors may hold meetings, both regular and special, either within or without the State of Nevada.

Section 5.   Meetings.   The Board of Directors shall hold a regular meeting, to be known as the annual meeting, immediately following each annual meeting of the stockholders. Other regular meetings of the Board of Directors shall be held at such time and place as shall from time to time be determined by the Board of Directors. No notice of regular meetings need be given, other than by announcement at the immediately preceding regular meeting. Special meetings of the Board of Directors shall be called by the President or by the Secretary on the written request of a majority of the Board of Directors. Notice of any special meeting of the Board of Directors shall be given at least two days prior thereto, either in writing, or telephonically if confirmed promptly in writing, to each director at the address shown for such director on the records of the Corporation.

Section 6.   Waiver of Notice; Business and Purpose.   Notice of any meeting of the Board of Directors may be waived in writing signed by the person or persons entitled to such notice either before or after the time of the meeting. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened and at the beginning of the meeting records such objection with the person acting as secretary of the meeting and does not thereafter vote on any action taken at the meeting. Neither the business to be transacted at nor the purpose of any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting, unless specifically required by Nevada Law.

Section 7.   Quorum and Manner of Acting.   At all meetings of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by Nevada Law or by the Articles of Incorporation. Withdrawal of directors from any meeting shall not cause the failure of a duly constituted quorum at such meeting. A director who is in attendance at a meeting of the Board of Directors but who abstains from the vote on any matter shall not be deemed present at such meeting for purposes of the preceding sentence with respect to such vote but shall be deemed present at such meeting for all other purposes.

Section 8.   Organization.   The Chairman of the Board, if elected, shall act as chairman at all meetings of the Board of Directors. If the Chairman of the Board is not elected or, if elected, is not present, the Vice Chairman, if any, or if no such Vice Chairman is present, a director chosen by a majority of the directors present, shall act as chairman at such meeting of the Board of Directors.

Section 9.   Committees.   The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate one or more directors to constitute an Executive Committee. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may create one or more other committees and appoint one or more directors to serve on such committee or committees. Each director appointed to serve on any such committee shall serve, unless the resolution designating the respective committee is sooner amended or rescinded by the Board of Directors, until the next annual meeting of the Board of Directors or until their respective successors are designated. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may also designate additional directors as alternate members of any committee to serve as members of such committee in the place and stead of any regular member or members thereof who may be unable to attend a meeting or otherwise unavailable to act as a member of such committee. In the absence or disqualification of a member and all alternate members designated to serve in the place and stead of such member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place and stead of such absent or disqualified member.

The Executive Committee shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation between the meetings of the Board of Directors, and any other committee may exercise the power and authority of the Board of Directors to the extent specified by the resolution establishing such committee, the Articles of Incorporation or these By-laws; provided, however, that no committee may take any action that is expressly required by Nevada Law, the Articles of Incorporation or these By-laws to be taken by the Board of Directors and not by a committee thereof. Each committee shall keep a record of its acts and proceedings, which shall form a part of the records of the Corporation in the custody of the Secretary, and all actions of each committee shall be reported to the Board of Directors at the next meeting of the Board of Directors.

Meetings of committees may be called at any time by the Chairman of the Board, if any, the President or the chairman of the respective committee. A majority of the members of the committee shall constitute a quorum for the transaction of business and, except as expressly limited by this Section 9, the act of a majority of the members present at any meeting at which there is a quorum shall be the act of such committee. Except as expressly provided in this Section 9 or in the resolution designating the committee, a majority of the members of any such committee may select its chairman, fix its rules of procedure, fix the time and place of its meetings and specify what notice of meetings, if any, shall be given.

Section 10.   Action without Meeting.   Unless otherwise specifically prohibited by the Articles of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, execute a consent thereto in writing setting forth the action so taken, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee. Such written consent may be signed in counterparts, including, without limitation, facsimile counterparts, and shall be filed with the minutes of the proceedings of the Board of Directors.

Section 11.   Attendance by Telephone.   Members of the Board of Directors or any committee thereof may participate in and act at any meeting of the Board of Directors, or such committee, as the case may be, through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such meeting shall constitute attendance and presence in person at the meeting of the person or persons so participating.

Section 12.   Compensation.   Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. These payments shall not preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV.
OFFICERS

Section 1.   Enumeration.   The officers of the Corporation shall be chosen by the Board of Directors and shall include a President, Treasurer, and a Secretary and may include one or more Vice

Presidents. The Board of Directors may also elect a Chairman of the Board, a Vice Chairman, one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents as it may deem appropriate. Any number of offices may be held by the same person. No officer need be a stockholder.

Section 2.   Term of Office.   The officers of the Corporation shall be elected at the annual meeting of the Board of Directors and shall hold office until their successors are elected and qualified, or until their earlier death, termination, resignation or removal from office. Any officer or agent of the Corporation may be removed at any time by the Board of Directors, with or without cause. Any vacancy in any office because of death, resignation, termination, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

Section 3.   Chairman of the Board.   The Chairman of the Board, when and if elected, shall preside at meetings of the Board of Directors and of stockholders and shall have such other functions, authority and duties as customarily appertain to the office of the Chairman of the Board. The Chairman of the Board, if any, shall be a member of the Board of Directors of the Corporation. Unless the Board of Directors has appointed a Chief Executive Officer, he shall act as the Chief Executive Officer of the Corporation.

Section 4.   Vice Chairman.   The Vice Chairman, if any, in the absence of the Chairman of the Board or in the event of the Chairman of the Board’s inability or refusal to act, shall have the authority to perform the duties of the Chairman of the Board and such other duties as may from time to time be prescribed by the Board of Directors or the Chairman of the Board. The Vice Chairman, if any, shall be a member of the Board of Directors of the Corporation.

Section 5.   Chief Executive Officer.   The Chief Executive Officer, when and if elected, shall be responsible for general supervision of the business of the Corporation and over its several officers and be the Corporation’s general manager. He may execute and deliver in the name and on behalf of the Corporation, deeds, mortgages, leases, assignments, bonds, contracts or other instruments authorized by the Board of Directors. He shall, unless otherwise directed by the Board of Directors, attend in person or by substitute or by proxy appointed by him and act and vote on behalf of the Corporation at all meetings of the stockholders of any corporation in which the Corporation holds stock.

Section 6.   President.   During any period when there shall be an office of Chairman of the Board and Chief Executive Officer, the President shall be the chief operating officer of the Corporation and shall have such functions, authority and duties as may be prescribed by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. During any period when there shall not be an office of Chairman of the Board or Chief Executive Officer, the President shall be the Chairman of the Board or Chief Executive Officer, as the case may be, and, as such, shall have the functions, authority and duties provided for the Chairman of the Board or Chief Executive Officer, as the case may be.

Section 7.   Vice President.   Each Vice President shall perform such duties and have such other powers as may from time to time be prescribed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.

Section 8.   Secretary.   The Secretary shall (a) keep a record of all proceedings of the stockholders, the Board of Directors and any committees thereof in one of more books provided for that purpose; (b) give, or cause to be given, all notices that are required by law or these By-laws to be given by the Secretary; (c) be custodian of the corporate records and, if the Corporation has a corporate seal, of the seal of the Corporation; (d) have authority to affix the seal of the Corporation to all instruments the execution of which requires such seal and to attest such affixing of the seal; (e) keep a register of the post office address of each stockholder which shall be furnished to the Secretary by such stockholder; (f) sign, with the Chairman of the Board or the Vice Chairman, if any, Chief Executive Officer, President or any Vice President, or any other officer thereunto authorized by the Board of Directors, any certificates for shares of the Corporation, or any deeds, mortgages, bonds, contracts or other instruments which the Board of Directors has authorized to be executed by the signature of more than one officer; (g) have general charge of the stock transfer books of the Corporation; (h) have authority to certify as true and correct, copies of the By-laws, resolutions of the stockholders, the Board of Directors and committees thereof, and of other documents of the Corporation; and (i) in general, perform the duties incident to the office of secretary and such other duties as from time to time may be prescribed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest such affixing of the seal.

Section 9.   Assistant Secretary.   The Assistant Secretary, if any, or if there shall be more than one, each Assistant Secretary, in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, shall have the authority to perform the duties of the Secretary, subject to such limitations thereon as may be imposed by the Board of Directors, and such other duties as may from time to time be prescribed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary.

Section 10.   Treasurer.   The Treasurer shall be the principal accounting and financial officer of the Corporation. The Treasurer shall (a) have charge of, and be responsible for, the maintenance of adequate books of account for the Corporation; (b) have charge and custody of all funds and securities of the Corporation, and be responsible therefor and for the receipt and disbursement thereof; and (c) perform the duties incident to the office of treasurer and such other duties as may from time to time be prescribed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President. The Treasurer may sign with the Chairman or the Vice Chairman, if any, or the Chief Executive Officer, the President, or any Vice President, or any other officer thereunto authorized by the Board of Directors, certificates for shares of the Corporation. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors may determine.

Section 11.   Assistant Treasurer.   The Assistant Treasurer, if any, or if there shall be more than one, each Assistant Treasurer, in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, shall have the authority to perform the duties of the Treasurer, subject to such limitations thereon as may be imposed by the Board of Directors, and such other duties as may from time to time be prescribed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Treasurer.

Section 12.   Other Officers and Agents.   Any officer or agent who is elected or appointed from time to time by the Board of Directors and whose duties are not specified in these By-laws shall perform such duties and have such powers as may from time to time be prescribed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.

ARTICLE V.
CERTIFICATES OF STOCK AND THEIR TRANSFER

Section 1.   Form.   The shares of the Corporation shall be represented by certificates in such form as any officer may approve; provided, however, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Each certificate for shares shall be consecutively numbered or otherwise identified. Certificates of stock in the Corporation shall be signed by or in the name of the Corporation by (i) the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and by (ii) the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation. Where a certificate is countersigned by a transfer agent, other than the Corporation or an employee of the Corporation, or by a registrar, the signatures of one or more officers of the Corporation may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were such officer, transfer agent or registrar at the date of its issue.

Section 2.   Transfer.   Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by the Corporation to the person entitled thereto, cancel the old certificate and record the transaction in its stock transfer books.

Section 3.   Replacement.   In case of the loss, destruction, mutilation or theft of a certificate for any stock of the Corporation, a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by the Corporation may be issued upon the surrender of the mutilated certificate or, in the case of loss, destruction or theft of a certificate, upon satisfactory proof of such loss, destruction or theft and upon such terms as the Board of Directors may prescribe. The Board of Directors may in its discretion require the owner of the lost, destroyed or stolen certificate, or his legal representative, to give the Corporation a bond, in such sum and in such form and with such surety or sureties as it may direct, to indemnify the Corporation against any claim that may be made against it with respect to the certificate alleged to have been lost, destroyed or stolen.

ARTICLE VI.
INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Section 1.   Third Party Actions.   The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, including all appeals (other than an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation), to the fullest extent permitted by law, including indemnifying such person against expenses (including attorneys’ fees), judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, the Corporation shall be required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Board of Directors. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2.   Actions By or in the Right of the Corporation.   The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit, including all appeals, by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation), to the fullest extent permitted by law, including indemnifying such person against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. Notwithstanding the foregoing, the Corporation shall be required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Board of Directors.

Section 3.   Indemnity if Successful.   To the extent that a present or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 or 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 4.   Standard of Conduct.   Except in a situation governed by Section 3 of this Article, any indemnification under Section 1 or 2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or 2, as applicable, of this Article. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination: (i) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum; (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders. The determination to be made that indemnification is proper with respect to a person who is a former director or officer, or an employee or agent of the Corporation, shall be made by a majority of the board of directors.

Section 5.   Expenses.   Expenses (including attorneys’ fees) of each officer and director hereunder indemnified actually and reasonably incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses (including attorneys’ fees) incurred by former directors, officers, employees, and agents may be so paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 6.   Nonexclusivity.   The indemnification and advancement of expenses provided by, or granted pursuant to, other Sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may now or hereafter be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Section 7.   Insurance.   The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the Nevada Law.

Section 8.   Definitions.   For purposes of this Article, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify any or all of its directors, officers, employees and agents, so that any person who was a director, officer, employee or agent of such constituent corporation, or was serving at the request of such constituent corporation in any other capacity, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as such person would have had with respect to such constituent corporation if its separate existence had continued as such corporation was constituted immediately prior to such merger.

For purposes of this Article, references to “other capacities” shall include serving as a trustee or agent for any employee benefit plan; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

Section 9.   Severability.   If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction, and the remaining provisions hereof shall be liberally construed to effectuate the provisions hereof, and the invalidity of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

Section 10.   Amendment.   The right to indemnification conferred by this Article shall be deemed to be a contract between the Corporation and each person referred therein until amended or repealed, but no amendment to or repeal of these provisions shall apply to or have any effect on the right to indemnification of any person with respect to any liability or alleged liability of such person for or with respect to any act or omission of such person occurring prior to such amendment or repeal.

ARTICLE VII.
GENERAL PROVISIONS

Section 1.   Fiscal Year.   The fiscal year of the Corporation shall be fixed from time to time by resolution of the Board of Directors.

Section 2.   Corporation Seal.   The corporate seal, if any, of the Corporation shall be in such form as may be approved from time to time by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 3.   Notices and Mailing.   Except as otherwise provided in Nevada Law, the Articles of Incorporation or these By-laws, all notices required to be given by any provision of these By-laws shall be deemed to have been given (i) when received, if given in person, (ii) on the date of acknowledgment of receipt, if sent by telex, facsimile or other wire transmission, (iii) one day after delivery, properly addressed, to a reputable courier for same day or overnight delivery or (iv) three days after being deposited, properly addressed, in the U.S. Mail, certified or registered mail, postage prepaid.

Section 4.   Waiver of Notice.   Whenever any notice is required to be given under the Nevada Law or the provisions of the Articles of Incorporation or these By-laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

Section 5.   Interpretation.   In these By-laws, unless a clear contrary intention appears, the singular number includes the plural number and vice versa, and reference to either gender includes the other gender.

ARTICLE VIII.
AMENDMENTS

These By-laws may be altered, amended or repealed or new By-laws may be adopted by the Board of Directors.  The fact that the power to amend, alter, repeal or adopt the By-laws has been conferred upon the Board of Directors shall not divest the stockholders of the same powers.

CERTIFICATION

The Secretary of the Corporation hereby certifies that the foregoing is a true and correct copy of the Amended and Restated By-Laws of the Corporation named in the title thereto and that such By-Laws were duly adopted by the Board of Directors of said Corporation on the date set forth below.

Executed this       day of                     , 2007.

By:
Secretary, Whittier Energy Corporation

APPENDIX B

January 19, 2007

The Board of Directors
Whittier Energy Corporation
333 Clay Street, Suite 700
Houston, TX 77002

Ladies and Gentlemen:

You have requested that BMO Capital Markets Corp. (“BMOCM”) render an opinion, as investment bankers, as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, $0.001 par value per share (the “Company Common Stock”), of Whittier Energy Corporation (the “Company”), of the $11.00 per share cash consideration (the “Per Share Merger Consideration”) to be received by such holders pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by the Company, Sterling Energy plc (the “Buyer”), and a wholly-owned subsidiary of Buyer (“Buyer Subsidiary”). For purposes of this opinion, we have reviewed, among other things, (i) a draft dated January 19, 2007, of the Merger Agreement and (ii) a draft dated January 19, 2007 of the Voting Agreement to be entered into by certain stockholders of the Company, the Buyer and Buyer Subsidiary (the “Voting Agreement”), in each case provided to us by the Company, and have assumed that the final form of those agreements will not differ in any material respect from the drafts thereof provided to us.

The Merger Agreement provides, among other things, that the Buyer Subsidiary shall be merged with and into the Company (the “Merger”), and that the Company shall survive the Merger as a wholly-owned subsidiary of the Buyer. Upon the effectiveness of the Merger, each outstanding share of Company Common Stock (other than shares owned by the Company, the Buyer or Buyer Subsidiary) will be converted into the right to receive an amount of cash equal to the Per Share Merger Consideration.

The Merger Agreement also contains certain conditions to the obligations of the parties to consummate the Merger. We have assumed that all of the conditions to the Merger will be satisfied and that the Merger will be consummated on the terms reflected in the Merger Agreement, without waiver or amendment thereof.

In connection with our opinion, we reviewed, among other things:

•       The draft Merger Agreement;

•       The draft Voting Agreement;

•       Certain publicly available business and financial information for the Company that we deemed to be relevant, including, without limitation, the Company’s Annual Reports on Form 10-K for years ended December 31, 2005 and 2004;

•       Certain public information regarding the Company’s industry; and

•       Certain financial and operating information with respect to the Company’s business, operations and prospects, including financial and operating projections furnished by the Company’s management and certain estimates of proved and non-proved reserves from H.J. Gruy and Associates, Inc. and DeGolyer and MacNaughton (the “Reserve Engineers”) and the Company’s management, projected future production, revenue, operating costs and capital investments.

We also held discussions with members of the management of the Company regarding the past and current business operations, financial condition and future prospects of the Company.

In addition, BMOCM:

•       Reviewed certain financial and stock market information for selected publicly traded companies that we deemed to be relevant;

•       Reviewed the financial terms, to the extent publicly available, of selected precedent transactions involving companies in the Company’s industry that we deemed to be relevant; and

•       Performed such other studies and analyses, and conducted such discussions, as we considered appropriate.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company or its representatives or advisors or obtained by us from other sources, and have further relied upon the assurance of the Company’s management that they are not aware of any information or facts that would make the information provided by the Company’s management inaccurate or misleading. We have not independently verified such information, undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, or been furnished with any such appraisals other than by the Reserve Engineers. We have not evaluated the solvency or fair value of the Company or the Buyer under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the properties or facilities of the Company or the Buyer. With respect to financial forecasts for the Company, we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and judgment of Company management as to the expected future financial performance of the Company.

Our opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information made available to us, as of the date hereof. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to our attention after the date of the opinion. In arriving at our opinion, we did not attribute any particular weight to any analysis or factor considered by us. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses, without considering all of our analyses, would create an incomplete view of the process underlying our opinion.

Our opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any stockholder of the Company should take in connection with the Merger or any aspect thereof and is not a recommendation to any person on how such person should vote with respect to the Merger. Our opinion relates solely to the fairness, from a financial point of view, of the Per Share Merger Consideration to the holders of Company Common Stock. We express no opinion herein as to the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger, nor do we express any opinion on the structure, terms or effect of any other aspect of the Merger or the other transactions contemplated by the Merger Agreement. We are not experts in, and this opinion does not address, any of the legal, tax or accounting aspects of the proposed transaction. In addition, we express no opinion as to the price at which shares of the Company Common Stock will actually trade following announcement of the Merger.

Our opinion has been prepared at the request and for the benefit and use of the Board of Directors of the Company in evaluating the fairness from a financial point of view of the Per Share Merger Consideration to the holders of Company Common Stock. Our opinion may not be relied upon by any other person or used for any other purpose. Our opinion may not be reproduced, disseminated, quoted from or referred to at any time, in any manner or for any purpose, nor shall any public reference to BMOCM be made without our prior written consent, except that it is understood that this opinion may be included in its entirety in the proxy statement to be mailed to the Stockholders, provided, that we will review and approve in advance all such disclosures prior to any filing of the preliminary proxy statement with the Securities and Exchange Commission or any other regulatory authority and prior to any dissemination of the proxy statement to the Stockholders.

BMOCM has been engaged solely to render an opinion as to the fairness from a financial point of view of the Per Share Merger Consideration for which we will receive a fee for our services payable upon delivery of this opinion, which fee is not contingent upon successful consummation of the Merger. BMOCM has not acted as financial advisor to the Company, the Buyer, or any other party with respect to the Merger other than in rendering such opinion. Accordingly, we have not been involved in any aspect of the proposed transaction, including, without limitation, any process undertaken by the Company to solicit interest with respect to the transaction or the negotiation of the Merger Agreement or any of the other terms of the proposed transaction. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement. BMOCM, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. BMOCM provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Buyer or the Company for its own account and for the accounts of customers.

Based upon and subject to the foregoing, it is our opinion, as investment bankers, that as of the date hereof the Per Share Merger Consideration is fair from a financial point of view to the holders of Company Common Stock (other than the Buyer and its affiliates).

Very truly yours,
/s/ BMO Capital Markets Corp.
BMO Capital Markets Corp.

APPENDIX C

APPRAISAL RIGHTS

NRS 92A.300 Definitions.   As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305 “Beneficial stockholder” defined.   “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310 “Corporate action” defined.   “Corporate action” means the action of a domestic corporation.

NRS 92A.315 “Dissenter” defined.   “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320 “Fair value” defined.   “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

NRS 92A.325 “Stockholder” defined.   “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330 “Stockholder of record” defined.   “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

NRS 92A.335 “Subject corporation” defined.   “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340 Computation of interest.   Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.          Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a)        Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

(1)        If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

(2)        If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b)        Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c)        Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(d)        Any corporate action not described in paragraph (a), (b) or (c) that will result in the stockholder receiving money or scrip instead of fractional shares.

2.          A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1.          There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a)        The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b)        The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1)        Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:

(I)        The surviving or acquiring entity; or

(II)       Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner’s interests of record; or

(2)        A combination of cash and owner’s interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

2.          There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.          A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2.          A beneficial stockholder may assert dissenter’s rights as to shares held on his behalf only if:

(a)        He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b)        He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

NRS 92A.410 Notification of stockholders regarding right of dissent.

1.          If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2.          If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

NRS 92A.420 Prerequisites to demand for payment for shares.

1.          If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights:

(a)        Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b)        Must not vote his shares in favor of the proposed action.

2.          If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights must not consent to or approve the proposed corporate action.

3.          A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1.          The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.

2.          The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a)        State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b)        Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c)        Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d)        Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e)        Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

1.          A stockholder to whom a dissenter’s notice is sent must:

(a)        Demand payment;

(b)        Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c)        Deposit his certificates, if any, in accordance with the terms of the notice.

2.          The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

3.          The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter.

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

1.          The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2.          The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

NRS 92A.460 Payment for shares: General requirements.

1.          Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a)        Of the county where the corporation’s registered office is located; or

(b)        At the election of any dissenter residing or having its registered office in this State, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2.          The payment must be accompanied by:

(a)        The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;

(b)        A statement of the subject corporation’s estimate of the fair value of the shares;

(c)        An explanation of how the interest was calculated;

(d)        A statement of the dissenter’s rights to demand payment under NRS 92A.480; and

(e)        A copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter’s notice.

1.          A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2.          To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480.

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.          A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2.          A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.          If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2.          A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the State, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3.          The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.          The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.          Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a)        For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b)        For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

1.          The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.          The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a)        Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b)        Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.          If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.          In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.          This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

WHITTIER ENERGY CORPORATION

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned stockholder of Whittier Energy Corporation, a Nevada corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated February 27, 2007, and revoking all prior proxies, hereby appoints Bryce W. Rhodes and David A. Dahl (together, the “Proxies”), each with the full power and authority to act as proxy of the undersigned, with full power of substitution, to vote all shares of common stock which the undersigned may be entitled to vote at the special meeting of stockholders of Whittier Energy Corporation to be held in The Forum Room, 12th Floor, Two Allen Center, 1200 Smith Street, Houston, Texas 77002, at 10:00 a.m. on Tuesday, March 27, 2007, and at any adjournment or postponement thereof, on the matters set forth in this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponement thereof, in accordance with the following instructions:

1.                    To approve the Agreement and Plan of Merger, dated as of January 19, 2007, among Sterling Energy plc, a company incorporated in England and Wales, Sterling Onshore, Inc., a Nevada corporation and a wholly-owned, indirect subsidiary of Sterling Energy plc, and  Whittier, as the same may be amended from time to time, pursuant to which Whittier will become an indirect wholly owned subsidiary of Sterling, and each outstanding share of Whittier common stock (other than shares held in treasury by Whittier or owned by Sterling or any of its direct or indirect subsidiaries) will be converted into the right to receive $11.00 in cash, less applicable tax withholding and without interest.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.                    To approve the adjournment of the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger and Whittier determines that such an adjournment is appropriate.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.                    To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

(PLEASE READ INSTRUCTIONS ON THE REVERSE SIDE AND EXECUTE)

[Reverse of Proxy Card]

THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. IF THIS PROXY IS SIGNED AND RETURNED, IT WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. PROXY CARDS PROPERLY EXECUTED AND RETURNED WITHOUT DIRECTION WILL BE VOTED “FOR” EACH PROPOSAL LISTED ABOVE.

I hereby revoke any proxy or proxies previously given to represent or vote the shares of common stock of the Company that I am entitled to vote, and I ratify and confirm all actions that the proxies, their substitutes, or any of them, may lawfully take in accordance with the terms of this proxy card.

Dated:		, 2007
Signature:
Signature:
(if held jointly)

Please sign this proxy as your name(s) appears above. Joint owners should both sign. If signed as attorney, executor, guardian, trustee or in some other representative capacity, or as officer of a corporation, please indicate your capacity or title.

Please complete, date and sign this proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.